Form 10-K, Exhibit 13
period 2011-12-31
Cheviot Financial Corp.
filed 2012-03-14
CIK 1528843

EXHIBIT 13

ANNUAL REPORT TO SHAREHOLDERS

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”).  This is the eighth annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.  On March 16, 2011, we completed the purchase of First Franklin Corp. and its wholly-owned subsidiary, The Franklin Savings and Loan Company.  This acquisition doubled the branch network of Cheviot Savings Bank to 12 branches serving all of Metropolitan Cincinnati, Ohio.  Cheviot Savings Bank is now 12th in deposit market share in the Cincinnati MSA.

On July 12, 2011, Cheviot Mutual Holding Company and the Corporation adopted a Plan of Conversion whereby the mutual holding company would convert from mutual to stock form.  As part of the Plan of Conversion, the pro forma value of the 62% of the Corporation owned by the Mutual Holding Company was sold to the public.  The Plan of Conversion obtained regulatory approval as well as the approval of the Mutual Holding Company’s members and the Corporation’s stockholders.

As a result, on January 18, 2012, Cheviot Financial Corp., a Maryland corporation (the “Company”), completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.  The completion of this second-step conversion will allow Cheviot Financial additional capital to enable us to  grow in our markets.

During a year of much transition and growth, Cheviot Financial had its most profitable year with net earnings of $3.4 million.

The Cheviot Savings Bank Charitable Foundation has demonstrated their support in the community through various contributions.  Through 2011, the Foundation has donated over $850,000 to various charities and organizations.

            I want to personally thank you for your support as a shareholder and pledge to continue to advance the interests of the Corporation, the Bank, our shareholders, customers and the community.

Sincerely,

Cheviot Financial Corp.

By	/s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer

Cheviot Financial Corp.

BUSINESS OF CHEVIOT FINANCIAL CORP.

Cheviot Savings Bank (the “Savings Bank”) was established in 1911 as an Ohio chartered mutual savings and loan association.  As an Ohio-chartered savings association, the Savings Bank is subject to the regulation and supervision of the Ohio Department of Financial Institutions and the FDIC.

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as the parent of the Savings Bank.  Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock, to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank.  Cheviot Financial’s issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, totaling $39.3 million.  At December 31, 2011, Cheviot Financial had 3,409,595 shares issued and outstanding to persons other than Cheviot Mutual Holding Company.

The Savings Bank is a community and customer-oriented savings and loan operating twelve full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area.  We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 100-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	At December 31,
	2011	2010	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:
Total assets	$616,304	$358,069	$341,860	$332,000	$319,060
Cash and cash equivalents	45,140	18,149	11,283	10,013	9,450
Investment securities available for sale	121,042	88,382	55,851	23,909	12,178
Investment securities held to maturity – at cost	-	-	-	7,000	23,000
Mortgage-backed securities available for sale	7,459	4,279	4,920	648	814
Mortgage-backed securities held to maturity – at cost	4,167	4,779	5,744	6,915	9,500
Loans receivable, net (1)	384,296	225,438	247,002	268,483	249,832
Deposits	492,321	257,852	235,904	216,048	219,526
Advances from the Federal Home Loan Bank	31,327	27,300	33,672	44,604	28,665
Shareholders’ equity	72,910	69,419	68,750	68,231	67,920

	For the Year Ended
	December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$22,126	$15,438	$16,473	$18,058	$17,791
Total interest expense	5,981	4,698	6,585	8,445	9,499
Net interest income	16,145	10,740	9,888	9,613	8,292
Provision for losses on loans	700	550	853	668	116
Net interest income after provision for losses on loans	15,445	10,190	9,035	8,945	8,176
Total other income	3,000	1,323	813	503	545
Total general, administrative and other expense	13,926	8,540	8,141	7,440	7,367
Earnings before income taxes	4,519	2,973	1,707	2,008	1,354
Federal income taxes	1,153	995	606	592	428
Net earnings	$3,366	$1,978	$1,101	$1,416	$926

Earnings per share – basic and diluted	$0.38	$0.23	$0.13	$0.16	$0.10

(1)  Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

			At or For the Year Ended December 31,
	2011	2010	2009	2008	2007

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.61%	0.56%	0.32%	0.43%	0.29%
Return on average equity	5.03	2.82	1.60	2.09	1.33
Average equity to average assets	12.14	19.99	20.26	20.75	22.16

Other Financial Ratios:
Net interest margin (2)	3.32	3.33	3.10	3.11	2.78
Average interest-earning assets to average interest-bearing liabilities	102.09	119.68	120.80	122.59	124.51
Total general, administrative and other expenses to average total assets	2.53	2.43	2.40	2.28	2.34
Efficiency ratio (3)	72.74	70.79	76.08	73.55	83.37
Dividend payout ratio – per share basis (4)	126.32	191.30	307.69	225.00	320.00
Dividend payout ratio- net income basis (4)	46.97	72.40	115.17	81.43	117.06
Equity to total assets at end of period	11.83	19.39	20.11	20.55	21.29
Interest rate spread (2)	3.30	3.04	2.67	2.49	2.00
Tangible common equity to tangible assets	10.18	19.39	20.11	20.55	21.29

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (5)	3.15	2.15	0.99	0.69	0.26
Nonperforming assets as a percent of total assets (5)	2.58	1.93	1.31	0.88	0.40
Allowance for loan losses as a percent of net loans	0.38	0.55	0.41	0.26	0.24
Allowance for loan losses as a percent of nonperforming assets (5)	9.09	18.10	22.82	24.36	46.39
Allowance for loan losses as a percent of net originated loans (6)	0.68	0.55	0.41	0.26	0.24
Allowance for loan losses as a percent of originated non-performing assets (6)	17.69	18.10	22.82	24.36	46.39
Net charge-offs to average loans	0.13	0.14	0.21	0.22	0.14

Regulatory Capital Ratios:
Tangible capital	9.95	16.24	16.24	16.84	16.75
Core capital	9.95	16.24	16.24	16.84	16.75
Risk-based capital	18.80	32.92	32.39	32.53	32.67
Number of:
Banking offices	12	6	6	6	6

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4)
Per share dividend payout ratio is calculated by dividing dividends declared per share by earnings per share.  Net income dividend payout ratio is calculated as total dividends paid to minority shareholders by total net income.

(5)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(6)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects Cheviot Financial’s financial statements and other relevant statistical data and is intended to enhance your understanding of our consolidated financial condition and results of operations.  You should read the information in this section in conjunction with Cheviot Financial’s consolidated financial statements and the related notes included in this Annual Report.  The preparation of financial statements involves the application of accounting policies relevant to the business of Cheviot Financial.  Certain of Cheviot Financial’s accounting policies are important to the portrayal of Cheviot Financial’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

General

Our results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings.  Results of operations are also affected by the provision for losses on loans, loan sales and servicing activities, and service charges and fees collected on our loan and deposit accounts.  Our general, administrative and other expense primarily consists of employee compensation and benefits, advertising expense, data processing expense, other operating expenses, FDIC expense, and federal income taxes.  Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

Recent Developments

On July 12, 2011, Cheviot Mutual Holding Company and the Corporation adopted a Plan of Conversion whereby the mutual holding company would convert from mutual to stock form.  As part of the Plan of Conversion the pro forma value of the 62% of the Corporation owed by the Mutual Holding Company was sold in an offering to the public.  The Plan of Conversion obtained regulatory approval as well as the approval of the Mutual Holding Company’s members and the Corporation’s stockholders.

As a result, on January 18, 2012, Cheviot Financial Corp., a Maryland corporation (the “Company”), completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies.  We consider the accounting method used for the allowance for loan losses to be a critical accounting policy.

The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans which is charged against income.  In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical accounting policies for Cheviot Financial.

Management performs a quarterly evaluation of the allowance for loan losses.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allocations.  Specific percentage allocations can be made for unconfirmed losses related to loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge-off is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third party service.  This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.  We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk –free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This Annual Report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions.  These forward-looking statements include:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans and prospects and growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

●	significantly increased competition among depository and other financial institutions;

●	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

●	general economic conditions, either nationally or in our market areas, which are worse than expected;

●	adverse changes in the securities markets;

●	legislative or regulatory changes that adversely affect our business;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	changes in consumer spending, borrowing and savings habits;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

●	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results anticipated by these forward-looking statements.

Cheviot Financial Corp.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities.  Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

The following tables set forth certain information for the years ended December 31, 2011, 2010, and 2009.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.

	For the Years Ended December 31,
	2011			2010			2009
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$367,063	$19,386	5.28%	$240,224	$13,285	5.53%	$253,302	$14,643	5.78%
Mortgage-backed securities	11,901	272	2.29	9,871	289	2.93	11,080	437	3.94
Investment securities	94,938	2,162	2.28	67,633	1,714	2.53	42,562	1,197	2.81
Interest-earning deposits and other (2)	12,694	306	2.41	5,237	150	2.86	12,103	196	1.62
Total interest-earning assets	486,596	22,126	4.55	322,965	15,438	4.78	319,047	16,473	5.16

Total non-interest-earning assets	64,702			28,312			19,786

Total assets	$551,298			$351,277			$338,833

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$436,835	4,858	1.11	$236,704	3,435	1.45	$224,324	4,844	2.16
FHLB advances	39,812	1,123	2.82	33,152	1,263	3.81	39,783	1,741	4.38
Total interest-bearing liabilities	476,647	5,981	1.25	269,856	4,698	1.74	264,107	6,585	2.49

Total non-interest-bearing liabilities	7,699			11,208			6,069

Total liabilities	484,346			281,064			270,176

Shareholders’ equity	66,952			70,213			68,657

Total liabilities and shareholders’ equity	$551,298			$351,277			$338,833

Net interest income		$16,145			$10,740			$9,888

Interest rate spread (3)			3.30%			3.04%			2.67%

Net interest margin (4)			3.32%			3.33%			3.10%

Average interest-earning assets to average interest-bearing liabilities			102.09%			119.68%			120.80%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.  Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year ended December 31,
	2011 vs. 2010			2010 vs. 2009
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
	(In thousands)
Interest-earnings assets:
Loans receivable, net	$6,727	$(626)	$6,101	$(739)	$(619)	$(1,358)
Mortgage-backed securities	53	(70)	(17)	(44)	(104)	(148)
Investment securities	631	(183)	448	645	(128)	517
Interest-earning assets	183	(27)	156	(147)	101	(46)

Total interest-earning assets	7,594	(906)	6,688	(285)	(750)	(1,035)

Interest-bearing liabilities:
Deposits	2,376	(953)	1,423	255	(1,664)	(1,409)
FHLB advances	225	(365)	(140)	(268)	(210)	(478)

Total interest-bearing liabilities	2,601	(1,318)	1,283	(13)	(1,874)	(1,887)

Increase (decrease) in net interest income	$4,993	$412	$5,405	$(272)	$1,124	$852

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2011 and December 31, 2010

At December 31, 2011, Cheviot Financial had total assets of $616.3 million, an increase of $258.2 million, or 72.1%, from $358.1 million at December 31, 2010.  The increase in total assets is primarily the result of the First Franklin acquisition.  As a result of the acquisition, the Corporation recorded increases in cash and cash equivalents, investment securities, mortgage-backed securities and loans receivable.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $45.1 million at December 31, 2011, an increase of $27.0 million, or 148.7%, from $18.1 million at December 31, 2010.  The increase in cash and cash equivalents at December 31, 2011 was due to a $12.1 million increase in federal funds sold, an increase of $9.6 million in interest-earning deposits and a $5.2 million increase in cash and due from banks.  We acquired $20.5 million in cash and cash equivalents in the First Franklin acquisition.

Investment securities totaled $121.0 million at December 31, 2011, an increase of $32.7 million, or 37.0%, from $88.4 million at December 31, 2010.  During the year ended December 31, 2011, investment securities purchases consisted of $89.3 million of U.S. Government agency obligations, which were partially offset by $74.7 million of maturities.  At December 31, 2011, all of our investment securities were classified as available for sale. As of December 31, 2011, none of the investment securities are considered impaired.

Mortgage-backed securities totaled $11.6 million at December 31, 2011, an increase of $2.6 million, or 28.4%, from $9.1 million at December 31, 2010.  The increase in mortgage-backed securities was due primarily to $4.5 million of mortgage-backed securities designated as available for sale acquired from First Franklin.  During the year ended December 31, 2011, there were principal prepayments and repayments totaling approximately $2.1 million.  At December 31, 2011, $4.2 million of mortgage-backed securities were classified as held to maturity, while $7.5 million were classified as available for sale.  As of December 31, 2011, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $384.3 million at December 31, 2011, an increase of $158.9 million, or 70.5%, from $225.4 million at December 31, 2010.  The increase in loans receivable is the result of acquiring approximately $198.7 million in net loans receivable in the First Franklin acquisition.   In addition, the change in net loans receivable reflects loan sales of 15- and 30- year fixed rate mortgage loans totaling $49.5 million and loan principal repayments of $75.8 million, which were partially offset by  loan originations of $90.1 million.  The acquisition of First Franklin resulted in changes to the overall composition of the loan portfolio.  The portfolio is currently comprised of approximately 48% in fixed-rate mortgage loans and 52% in variable-rate mortgage loans.  In addition, as a result of the acquisition, commercial loans increase to 16.4% of total loans compared to 8.4% of total loans at December 31, 2010.

At December 31, 2011, the allowance for loan losses totaled $1.4 million, or 0.38% of net loans, compared to $1.2 million, or 0.55% of net loans at December 31, 2010.  In determining the adequacy of the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $700,000 provision for losses on loans recorded during the year ended December 31, 2011 is a reflection of these factors as well as replenishing the allowance for charge-offs.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2011 and December 31, 2010 (continued)

The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  The Company did not provide loan losses for the loans acquired in the acquisition as these loans have not deteriorated from the fair value determined at the time of acquisition as of December 31, 2011.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2011.

Originated nonperforming and impaired loans totaled $5.7 million at December 31, 2011, compared to $4.9 million at December 31, 2010.  At December 31, 2011, originated nonperforming and impaired loans were comprised of forty-six loans secured by one-to-four family residential real estate, four loans secured by nonresidential real estate and one loan secured by multi-family residential real estate. At December 31, 2011 and December 31, 2010, real estate acquired through foreclosure totaled $3.8 million and $2.0 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 25.2% and 25.6% of originated nonperforming and impaired loans at December 31, 2011 and 2010, respectively.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $492.3 million at December 31, 2011, an increase of $234.5 million, or 90.9%, from $257.9 million at December 31, 2010.  Deposits assumed at the time of the acquisition were approximately $218.8 million, net of a fair value adjustment of $2.7 million.  Deposits acquired include savings deposits totaling approximately $77.7 million and time deposits of approximately $141.1 million with an overall average rate of 1.90%.

Advances from the Federal Home Loan Bank of Cincinnati increased by $4.0 million, or 14.8%, to a total of $31.3 million at December 31, 2011.  The increase is the result of assuming $22.4 million in advances as a result of the acquisition of First Franklin.  During the year ended December 31, 2011, the Corporation had proceeds from the Federal Home Loan Bank advances of $11.0 million, which was offset by repayments of $29.8 million.

Shareholders’ equity totaled $72.9 million at December 31, 2011, a $3.5 million or 5.0%, increase from December 31, 2010.  The increase in shareholders’ equity resulted primarily from net earnings of $3.4 million and an increase in shares acquired by stock benefit plans of $357,000, which was partially offset the payment of dividends of $1.6 million paid during 2011. At December 31, 2011, Cheviot Financial had the ability to purchase an additional 360,818 shares under its announced stock repurchase plan.  The repurchase plan was suspended as a result of Cheviot Mutual Holding Company’s adoption of a Plan of Conversion providing for the conversion of the mutual holding company to stock form and the related stock offering.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2011, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2011 and December 31, 2010

General

Cheviot Financial’s net earnings totaled $3.4 million for the year ended December 31, 2011, an increase of $1.4 million, or 70.2%, compared to the net earnings recorded for the year ended December 31, 2010.  The increase in net earnings reflects growth in net interest income of an $5.4 million and an increase in other income of $1.7 million, which were partially offset by a $5.4 million increase in general, administrative and other expenses, an increase of $150,000 in the provision for loan losses and an increase of $158,000 in the provision for federal income taxes.

Interest Income

Total interest income for the year ended December 31, 2011, totaled $22.1 million, an increase of $6.7 million, or 43.3%, compared to the year ended December 31, 2010.  The increase in interest income is a result of a $163.6 million increase in the average balance of interest-earning assets, which was partially offset by a  23 basis point decrease in the average yield to 4.55% from 4.78%, during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Interest income on loans increased by $6.1 million, or 45.9%, for the year ended December 31, 2011.  The increase in interest income on loans was due primarily to an increase of $126.8 million, or 52.8% in average loans outstanding, which was partially offset by a 25 basis point decrease in the average yield on loans to 5.28% for the 2011 period from 5.53% for the 2010 period.  Interest income on mortgage-backed securities decreased by $17,000, or 5.9%, during the year ended December 31, 2011, due primarily to a decrease in the average yield of 64 basis points from 2010, which was partially offset by a $2.0 million increase in the average balance outstanding.

Interest income on investment securities increased by $448,000, or 26.1%, during the year ended December 31, 2011, due to an increase of $27.3 million, or 40.4%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 25 basis points from 2010.  Interest income on other interest-earning assets increased by $156,000, or 104.0%, during the year ended December 31, 2011.  The increase was due to a $7.5 million increase in the average balance outstanding, which was partially offset by a 45 basis point increase in the average yield.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2011 and December 31, 2010 (continued)

Interest Expense

Interest expense totaled $6.0 million for the year ended December 31, 2011, an increase of $1.3 million, or 27.3%, compared to the year ended December 31, 2010.  The average balance of interest-bearing liabilities outstanding increased by $206.8 million during 2011, which was partially offset by a decrease in the average cost of liabilities of 49 basis points to 1.25% for the year ended December 31, 2011.  Interest expense on deposits totaled $4.9 million for the year ended December 31, 2011, an increase of $1.4 million, or 41.4%, from the year ended December 31, 2010.  This increase was a result of an increase in the average balance outstanding of $200.1 million, or 84.5% (resulting from the acquisition of First Franklin Corporation), which was partially offset by a 34 basis point decrease in the average cost of deposits to 1.11% during 2011.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the 2011 period.

Interest expense on borrowings totaled $1.1 million for the year ended December 31, 2011, a decrease of $140,000, or 11.1%, from the 2010 period.  This decrease resulted from a 99 basis point decrease in the average costs of borrowings, which was partially offset by an increase of $6.7 million in the average balance of borrowings outstanding for the year ended December 31, 2011.

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $5.4 million, or 50.3%, during the year ended December 31, 2011 from the year ended December 31, 2010. The average interest rate spread increased to 3.30% for the year ended December 31, 2011 from 3.04% for the year ended December 31, 2010.  The net interest margin decreased slightly to 3.32% for the year ended December 31, 2011 from 3.33% for the year ended December 31, 2010.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2011 and December 31, 2010 (continued)

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $700,000 provision for losses on loans for the year ended December 31, 2011.  Non-performing originated loans were 2.7% and 2.2% of net originated loans at December 31, 2011 and 2010, respectively.  The provision for loan losses for the year ended December 31, 2011 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, economic conditions, and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.

Other Income

Other income totaled $3.0 million for the year ended December 31, 2011, an increase of $1.7 million, or 126.8%, compared to the year ended December 31, 2010. This increase is due primarily to an increase in the gain on sale of loans of $170,000, an increase in other operating income of $1.2 million and by an increase in gain on sale of real estate acquired through foreclosure of $108,000.  The increase in other operating income is result of increased service fees on deposit accounts and an increase in service fees received from the Federal Home Loan Bank as a result of increase loan sales in the secondary market.  During the year ended December 31, 2011, the Corporation sold forty real estate owned properties resulting in gross proceeds of $2.9 million.

General, Administrative and Other Expense

General, administrative and other expense totaled $13.9 million for the year ended December 31, 2011, an increase of $5.4 million, or 63.1%, compared to the year ended December 31, 2010.  The increase is primarily a result of an increase of $1.8 million in employee compensation and benefits, an increase of $742,000 in occupancy and equipment expense, an increase of $320,000 in Federal Deposit Insurance Corporation insurance premium expense and a $1.7 million increase in other operating expense.  The increase in employee compensation and benefits expense and occupancy and equipment expense is a result of additional employees, branch offices and related costs resulting from the acquisition of First Franklin Corporation.  The increase in other operating expense is a result of maintenance expense, real estate tax expense and the fair market value adjustments on real estate owned property.  The increase in Federal Deposit Insurance Corporation insurance premium expense is a result of an increase in deposit insurance due to the Corporation’s increased size following the First Franklin acquisition.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2011 and December 31, 2010 (continued)

Federal Income Taxes

The provision for federal income taxes totaled $1.2 million for the year ended December 31, 2011, an increase of $158,000, or 15.9%, compared to the provision recorded for the 2010 period.  The effective tax rates were 25.5% and 33.5% for the years ended December 31, 2011 and 2010, respectively. The difference between the Corporation’s effective tax rate in the 2011 and 2010 periods and the 34% statutory corporate rate is a result of the utilization of net operating loss carryforwards, previously reserved.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

At December 31, 2010, Cheviot Financial had total assets of $358.1 million, an increase of $16.2 million, or 4.7%, from $341.9 million at December 31, 2009.  The increase in total assets reflects an increase in investment securities totaling $32.5 million and an increase in cash and cash equivalents of $6.9 million, which was partially offset by a decrease in loans receivable of $21.6 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $18.1 million at December 31, 2010, an increase of $6.9 million, or 60.9%, from $11.3 million at December 31, 2009.  Investment securities totaled $88.4 million at December 31, 2010, an increase of $32.5 million, or 58.2%, from $55.9 million at December 31, 2009.  During the year ended December 31, 2010, investment securities purchases consisted of $118.7 million of U.S. Government agency obligations, which were partially offset by $85.1 million of maturities.  At December 31, 2010, all of our investment securities were classified as available for sale. As of December 31, 2010, none of the investment securities are considered impaired.

Mortgage-backed securities totaled $9.1 million at December 31, 2010, a decrease of $1.6 million, or 15.1%, from $10.7 million at December 31, 2009.  The decrease in mortgage-backed securities was due to $1.7 million of principal repayments.  At December 31, 2010, $4.8 million of mortgage-backed securities were classified as held to maturity, while $4.3 million were classified as available for sale.  As of December 31, 2010, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $225.4 million at December 31, 2010, a decrease of $21.6 million, or 8.7%, from $247.0 million at December 31, 2009.  The decrease resulted from loan repayments of $58.6 million and loans sales of $29.7 million, which were partially offset by loan originations of $34.0 million.   The change in the composition of the Corporation’s assets reflects management’s decision to take advantage of opportunities to obtain a higher rate of return by selling certain mortgage loans and recording gains, as well as lower levels of one-to-four-family loans and multi-family loan originations. Cheviot Savings Bank will sell selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati.  Loans sold and serviced totaled $44.6 million at December 31, 2010. There were approximately $4.4 million of loans held for sale in our loan portfolio at December 31, 2010.

At December 31, 2010, the allowance for loan losses totaled $1.2 million, or 0.55% of net loans, compared to $1.0 million, or 0.41% of net loans at December 31, 2009.  In determining the appropriate level of our allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $550,000 provision for losses on loans during the year ended December 31, 2010 is a reflection of the following factors: weak economic conditions in the greater Cincinnati area, loan charge-offs of $155,000 and the need to allocate approximately $178,000 in specific reserves for seven properties with principal balances totaling $617,000 which were acquired through foreclosure. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2010.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2010 and December 31, 2009 (continued)

Nonperforming and impaired loans totaled $4.9 million at December 31, 2010, compared to $2.4 million at December 31, 2009.  At December 31, 2010, nonperforming and impaired loans were comprised of forty-seven loans secured by one-to-four family residential real estate and one loan secured by land. At both December 31, 2010 and December 31, 2009, real estate acquired through foreclosure totaled $2.0 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 25.6% and 41.9% of nonperforming loans at December 31, 2010 and 2009, respectively.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $257.9 million at December 31, 2010, an increase of $21.9 million, or 9.3%, from $235.9 million at December 31, 2009.  The increase in deposits consisted of a $22.2 million increase in demand transaction and passbook accounts offset by a decrease in certificates of deposits of $213,000.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $6.4 million, or 18.9%, to a total of $27.3 million at December 31, 2010.  During 2010, FHLB advances were not used as a funding source for loan originations as the Corporation sold more loans to the FHLB.

Shareholders’ equity totaled $69.4 million at December 31, 2010, a $669,000, or 1.0%, increase from December 31, 2009.  The increase in shareholders’ equity resulted primarily from net earnings of $2.0 million and an increase in shares acquired by stock benefit plans of $767,000, which was partially offset the payment of dividends of $1.4 million paid during 2010. At December 31, 2010, Cheviot Financial had the ability to purchase an additional 360,818 shares under its announced stock repurchase plan.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2010, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

General

Cheviot Financial’s net earnings totaled $2.0 million for the year ended December 31, 2010, an increase of $877,000, or 79.7%, compared to the net earnings recorded for the year ended December 31, 2009.  The increase in net earnings reflects an $852,000 increase in net interest income, a $303,000 decrease in the provision for loan losses and an increase of $510,000 in other income, which was partially offset by a $399,000 increase in general, administrative and other expenses and a $389,000 increase in the provision for federal income taxes.

Interest Income

Total interest income for the year ended December 31, 2010, totaled $15.4 million, a decrease of $1.0 million, or 6.3%, compared to the year ended December 31, 2009.  The decrease in interest income reflects the impact of a 38 basis point decrease in the average yield to 4.78% from 5.16%, which was partially offset by a $3.9 million increase in the average balance of interest-earning assets during the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Interest income on loans decreased by $1.4 million, or 9.3%, for the year ended December 31, 2010.  The decrease in interest income on loans reflects a $13.1 million, or 5.2%, decrease in the average balance outstanding during 2010 and a decrease of 25 basis points in the average yield to 5.53%.  Interest income on mortgage-backed securities decreased by $148,000, or 33.9%, during the year ended December 31, 2010, due primarily to a decrease in the average yield of 101 basis points from 2009 and a decrease in the average balance outstanding of $1.2 million.

Interest income on investment securities increased by $517,000, or 43.2%, during the year ended December 31, 2010, due to an increase of $25.1 million, or 58.9%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 28 basis points from 2009.  Interest income on other interest-earning assets decreased by $46,000, or 23.5%, during the year ended December 31, 2010.  The decrease was due to a $6.9 million decrease in the average balance outstanding, which was partially offset by a 124 basis point increase in the average yield.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2010 and December 31, 2009 (continued)

Interest Expense

Interest expense totaled $4.7 million for the year ended December 31, 2010, a decrease of $1.9 million, or 28.7%, compared to the year ended December 31, 2009.  The average balance of interest-bearing liabilities outstanding increased by $5.7 million during 2010, which was partially offset by a decrease in the average cost of liabilities of 75 basis points to 1.74% for the year ended December 31, 2010.  Interest expense on deposits totaled $3.4 million for the year ended December 31, 2010, a decrease of $1.4 million, or 29.1%, from the year ended December 31, 2009.  This decrease was a result of a decrease of 71 basis points in the average cost of deposits to 1.45% for 2010, which was partially offset by an increase in the average balance outstanding of $12.4 million, or 5.5%, for 2010.  Interest expense on borrowings totaled $1.3 million for the year ended December 31, 2010, a decrease of $478,000, or 27.5%, from the 2009 period.  This decrease resulted from a decrease in the average balance of borrowings outstanding of $6.6 million, or 16.7% for the year ended December 31, 2010.  The  decrease in the average cost of deposits and borrowings  reflects  lower short term  interest  rates  in  2010 as compared to 2009, as actions by the Federal  Reserve to reduce  short term interest  rates resulted in a  steepening  of the yield curve and a reduction  of short term and medium term interest rates.

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $852,000, or 8.6%, during the year ended December 31, 2010 from the year ended December 31, 2009. The Savings Bank’s cost of its liabilities decreased more significantly than the yield on its assets during 2010. The average interest rate spread increased to 3.04% for the year ended December 31, 2010 from 2.67% for the year ended December 31, 2009.  The net interest margin increased to 3.33% for the year ended December 31, 2010 from 3.10% for the year ended December 31, 2009.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2010 and December 31, 2009 (continued)

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $550,000 provision for losses on loans for the year ended December 31, 2010.  Management’s analysis of the allowance resulted in an $853,000 provision for losses on loans for the year ended December 31, 2009.  The  decision  to make a smaller provision  for loan losses  during the year ended  December 31, 2010, as compared  to recent  periods,  reflects  the amount  necessary  to  maintain  an adequate  allowance  based on historical loss experience, changes in the local economy, and other external  factors.  These other external factors, economic conditions, increase in delinquent loans, and collateral value changes, have had a negative impact on non-owner occupied loans in the portfolio.   There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future.  At December 31, 2010, the allowance for loan losses totaled $1.2 million, or 0.55% of net loans, compared to $1.0 million, or 0.41% of net loans at December 31, 2009.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income

Other income totaled $1.3 million for the year ended December 31, 2010, an increase of $510,000, or 62.7%, compared to the year ended December 31, 2009. This increase is due primarily to an increase in the gain on sale of loans of $308,000, an increase in other operating income of $110,000 and by a decrease in loss on sale of real estate acquired through foreclosure of $79,000.

General, Administrative and Other Expense

General, administrative and other expense totaled $8.5 million for the year ended December 31, 2010, an increase of $399,000, or 4.9%, compared to the year ended December 31, 2009.  This increase is a result of a $447,000, or 100.7% increase in legal and professional expense and an increase of $92,000, or 16.1% in occupancy and equipment expense, which was partially offset by a $115,000, or 2.5% decrease in employee compensation and benefits.  The increase in legal and professional expenses reflects the additional costs associated with entering into the agreement to acquire First Franklin Corporation and prepare the necessary regulatory applications associated with the transaction. The increase in occupancy and equipment is the result of annual maintenance contracts for the new equipment instituted for the new core computer operating system. The decrease in employee compensation and benefits is a result of the expense vesting period expiring on prior stock-based compensation grants.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2010 and December 31, 2009 (continued)

FDIC Premiums

The Federal Deposit Insurance Corporation (“FDIC”) imposes an assessment against institutions for deposit insurance.  This assessment is based on the risk category of the institution and currently ranges from 5 to 43 basis points of the institution’s deposits.  Federal law requires that the designated reserve ratio for the deposit insurance fund be established by the FDIC at 1.15% to 1.50% of estimated insured deposits.  If this reserve ratio drops below 1.15% or the FDIC expects that it to do so within six months, the FDIC must, within 90 days, establish and implement a plan to restore the designated reserve ratio to 1.15% of estimated insured deposits within five years (absent extraordinary circumstances).

These actions increased our FDIC insurance premiums for the year ended December 31, 2010 to  $291,000 from $248,000 for the same period in 2009.

Federal Income Taxes

The provision for federal income taxes totaled $995,000 for the year ended December 31, 2010, an increase of $389,000, or 64.2%, compared to the provision recorded for the 2009 period.  The effective tax rates were 33.5% and 35.5% for the years ended December 31, 2010 and 2009, respectively. The difference between the Corporation’s effective tax rate in the 2010 and 2009 periods and the 34% statutory corporate rate reflects adjustments caused by the tax-exempt earnings on bank-owned life insurance, tax-exempt interest on municipal obligations and tax benefits for the contribution to the Cheviot Savings Bank Foundation offset by the difference in the stock compensation deduction for tax purposes.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  During 2010, short term interest rates declined, which are used to price our deposit products and are used in determining our cost of borrowings, medium and long term interest rates increased, which are used to determine the pricing of our loan products.  This has resulted in an increase of our interest rate spread.  Consequently, our net interest income increased in 2011 as compared to 2010.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities.  We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans.  Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained or servicing-released basis.  We also invest in short-term securities, which generally have lower yields compared to longer-term investments.

Quantitative Analysis

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance-sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the Savings Bank’s board of directors.

The Office of the Comptroller of the Currency (OCC)) provided the Savings Bank with the information presented in the following tables.  They present the change in the Savings Bank’s net portfolio value (“NPV”) at December 31, 2011 and 2010 that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.  The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points.  Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

		December 31, 2011
Change in
Interest Rates in
Basis Points					Net Portfolio Value
(“bp”)			Net Portfolio Value(3)		as % of PV of Assets(4)
(Rate Shock
in Rates)(1)		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$84,974	$(3,511)	(4.0%)	13.63%	(12	) bp
+200	bp	88,870	385	0.4	14.05	30
+100	bp	91,395	2,910	3.3	14.27	52
+50	bp	89,507	1,022	1.2	13.95	20
0	bp	88,485	-	-	13.75	-
-50	bp	85,914	(2,571)	2.9	13.34	41
-100	bp(2)	83,809	(4,676)	5.3	13.04	71

		December 31, 2010
Change in
Interest Rates in
Basis Points					Net Portfolio Value
(“bp”)			Net Portfolio Value(3)		as % of PV of Assets(4)
(Rate Shock
in Rates)(1)		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$46,083	$(26,275)	(36.3%)	13.52%	(584	) bp
+200	bp	56,788	(15,570)	(21.5)	16.06	(330)
+100	bp	66,217	(6,141)	(8.5)	18.13	(123)
0	bp	72,358	-	-	19.36	-
-100	bp	75,593	3,235	4.5	19.94	58
-200	bp(2)	-	-	-	-	-

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank’s NPV is more sensitive to an increase in interest rates than a decrease in interest rates.  The above table indicates that as of December 31, 2011, in the event of a 100 basis point increase in interest rates, we would experience an 3.3%, or $2.9 million, increase in net portfolio value.  In the event of a 50 basis point decrease in interest rates, we would experience a 2.9%, or $2.6 million, decrease in net portfolio value.  However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 100 basis points.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement.  Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.  Moreover, the NPV table presented assumes that the composition of our interest- sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.  Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At December 31, 2011 and 2010, we had $31.3 million and $27.3 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $160.6 million and $115.3 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities.  For the year ended December 31, 2011, loan originations totaled $90.1 million, compared to $63.7 million for the year ended December 31, 2010.  Purchases of investment securities totaled $89.3 million for the year ended December 31, 2011 and $118.7 million for the year ended December 31, 2010.

Total deposits increased $234.5 million during the year ended December 31, 2011, while total deposits increased $21.9 million during the year ended December 31, 2010.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2011, certificates of deposit scheduled to mature within one year totaled $129.7 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2011.

		Payments due by period
	Less	More than	More than	More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
		(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$461	$3,029	$15,366	$12,471	$31,327
Certificates of deposit	129,706	78,459	68,500	-	276,665
Lease obligations	156	170	-	-	326

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	2,034	-	-	-	2,034
Home equity lines of credit	29,139	-	-	-	29,139
Commercial lines of credit	226	-	-	-	226
Undisbursed loans in process	1,478	-	-	-	1,478

Total contractual obligations	$163,200	$81,658	$83,866	$12,471	$341,195

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2011 and 2010, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $60.2 million and $57.9 million, or 10.0% and 16.2% of total assets, at December 31, 2011 and 2010, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $37.0 million, or 6.0% of assets, as of December 31, 2011.  To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At December 31, 2011 and 2010, we had a total risk-based capital ratio of 18.8% and 34.9%, respectively.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Impact of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding Cheviot Financial have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of Cheviot Financial’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on Cheviot Financial’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Cheviot Financial Corp. (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Corporation’s internal control system was designed to provide reasonable assurance to the Corporation’s management and Board of Directors regarding the preparation and fair presentation of published financial statements.

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Corporation’s management believes that as of December 31, 2011, the Corporation’s internal control over financial reporting was effective based on those criteria.

This annual report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this annual report.

/s/ Thomas J. Linneman	/s/ Scott T. Smith
Thomas J. Linneman	Scott T. Smith
President and Chief Executive Officer	Chief Financial Officer
(principal financial officer and principal accounting officer)

March 14, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2011 and 2010 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2011, 2010, and 2009.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years ended December 31, 2011, 2010, and 2009, in conformity with accounting principles generally accepted in the United States of America.

s:/Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 14, 2012

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2011 and 2010
 (In thousands)

	2011	2010
ASSETS

Cash and due from banks	$11,023	$5,776
Federal funds sold	18,019	5,924
Interest-earning deposits in other financial institutions	16,098	6,449
Cash and cash equivalents	45,140	18,149

Investment securities available for sale - at fair value	121,042	88,382
Mortgage-backed securities available for sale - at fair value	7,459	4,279
Mortgage-backed securities held to maturity - at cost, approximate market value of $4,315 and $4,916 at December 31, 2011 and 2010, respectively	4,167	4,779
Loans receivable – net	382,759	220,998
Loans held for sale-at lower of cost or market	1,537	4,440
Real estate acquired through foreclosure – net	3,795	2,007
Office premises and equipment - at depreciated cost	10,200	4,610
Federal Home Loan Bank stock - at cost	8,366	3,375
Accrued interest receivable on loans	1,614	925
Accrued interest receivable on mortgage-backed securities	27	23
Accrued interest receivable on investments and interest-bearing deposits	498	392
Goodwill	10,309	-
Core deposit intangible - net	1,028	-
Prepaid expenses and other assets	4,330	1,510
Bank-owned life insurance	10,330	3,791
Prepaid federal income taxes	1,428	409
Deferred federal income taxes	2,275	-

Total assets	$616,304	$358,069

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$492,321	$257,852
Advances from the Federal Home Loan Bank	31,327	27,300
Advances by borrowers for taxes and insurance	2,464	1,440
Accrued interest payable	118	99
Accounts payable and other liabilities	4,521	1,955
Deferred federal income taxes	-	4
Total liabilities	530,751	288,650

Commitments and contingencies	12,643	-

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value;
9,918,751 shares issued at December 31, 2011 and 2010	99	99
Additional paid-in capital	43,866	43,878
Shares acquired by stock benefit plans	(913)	(1,302)
Treasury stock - at cost, 1,053,843 shares at both December 31, 2011 and 2010	(12,860)	(12,860)
Retained earnings – restricted	42,440	40,655
Accumulated comprehensive gain (loss), unrealized gains (losses) on securities available for sale, net of tax expense (benefits)	278	(1,051)
Total shareholders’ equity	72,910	69,419

Total liabilities and shareholders’ equity	$616,304	$358,069

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2011, 2010, and 2009
 (In thousands, except per share data)

	2011	2010	2009

Interest income
Loans	$19,386	$13,285	$14,643
Mortgage-backed securities	272	289	437
Investment securities	2,162	1,714	1,197
Interest-earning deposits and other	306	150	196
Total interest income	22,126	15,438	16,473

Interest expense
Deposits	4,858	3,435	4,844
Borrowings	1,123	1,263	1,741
Total interest expense	5,981	4,698	6,585

Net interest income	16,145	10,740	9,888

Provision for losses on loans	700	550	853

Net interest income after provision for losses on loans	15,445	10,190	9,035

Other income
Rental	123	64	51
Gain (loss) on sale of real estate acquired through foreclosure	85	(23)	(102)
Gain on sale of office premises and equipment	-	-	1
Gain on sale of loans	864	694	386
Earnings on bank-owned life insurance	292	138	137
Other operating	1,636	450	340
Total other income	3,000	1,323	813

General, administrative and other expense
Employee compensation and benefits	6,271	4,489	4,604
Occupancy and equipment	1,406	664	572
Property, payroll and other taxes	1,233	965	984
Data processing	543	238	314
Legal and professional	932	891	444
Advertising	451	197	195
FDIC expense	611	291	248
Other operating	2,479	805	780
Total general, administrative and other expense	13,926	8,540	8,141

Earnings before income taxes	4,519	2,973	1,707

Federal income taxes (benefits)
Current	112	917	623
Deferred	1,041	78	(17)
Total federal income taxes	1,153	995	606

NET EARNINGS	$3,366	$1,978	$1,101

Earnings per share - basic and diluted	$0.38	$0.23	$0.13

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2011, 2010, and 2009
 (In thousands)

	2011	2010	2009

Net earnings	$3,366	$1,978	$1,101

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefits) of $685, $(346), and $(123) for the years ended December 31, 2011, 2010, and 2009, respectively	1,329	(671)	(239)

Comprehensive income	$4,695	$1,307	$862

Accumulated comprehensive income (loss)	$278	$(1,051)	$(380)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2011, 2010, and 2009
(In thousands, except per share data)

						Unrealized
			Shares			gains (losses)on
		Additional	acquired by			on securities	Total
	Common	paid-in	stock benefit	Treasury	Retained	available	shareholders’
	stock	capital	plans	stock	earnings	for sale	equity

Balance at December 31, 2008	$99	$43,625	$(2,829)	$(12,799)	$40,276	$(141)	$68,231

Net earnings for the year ended December 31, 2009	-	-	-	-	1,101	-	1,101
Cash dividends of $.40 per share	-	-	-	-	(1,268)	-	(1,268)
Amortization expense of stock benefit plans	-	(54)	760	-	-	-	706
Stock option expense	-	248	-	-	-	-	248
Treasury stock repurchases	-	-	-	(29)	-	-	(29)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(239)	(239)

Balance at December 31, 2009	$99	$43,819	$(2,069)	$(12,828)	$40,109	$(380)	$68,750

Net earnings for the year ended December 31, 2010	-	-	-	-	1,978	-	1,978
Cash dividends of $.44 per share	-	-	-	-	(1,432)	-	(1,432)
Amortization expense of stock benefit plans	-	(37)	767	-	-	-	730
Stock option expense	-	96	-	-	-	-	96
Treasury stock repurchases	-	-	-	(32)	-	-	(32)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(671)	(671)

Balance at December 31, 2010	$99	$43,878	$(1,302)	$(12,860)	$40,655	$(1,051)	$69,419

Net earnings for the year ended December 31, 2011	-	-	-	-	3,366	-	3,366
Cash dividends of $.48 per share	-	-	-	-	(1,581)	-	(1,581)
Amortization expense of stock benefit plans	-	(32)	389	-	-	-	357
Stock option expense	-	20	-	-	-	-	20
Treasury stock repurchases	-	-	-	-	-	-	-
Unrealized gains on securities designated as available for sale, net of related tax	-	-	-	-	-	1,329	1,329

Balance at December 31, 2011	$99	$43,866	$(913)	$(12,860)	$42,440	$278	$72,910

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 For the years ended December 31, 2011, 2010, and 2009
 (In thousands)

	2011	2010	2009
Cash flows from operating activities:
Net earnings for the period	$3,366	$1,978	$1,101
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(118)	18	29
Depreciation	573	317	317
Amortization expense related to stock benefit plans	357	730	706
Amortization of deferred loan origination fees	185	105	(13)
Amortization of intangible assets	270	-	-
Amortization of fair value adjustments	(1,526)	-	-
Proceeds from sale of loans in the secondary market	49,454	26,771	23,486
Loans originated for sale in the secondary market	(45,814)	(29,734)	(23,100)
Gain on sale of loans	(864)	(694)	(386)
Gain (loss) on sale of real estate acquired through foreclosure	(85)	23	102
Impairment on real estate acquired through foreclosure	510	107	-
Federal Home Loan Bank stock dividends	-	(6)	-
Earnings on bank-owned life insurance	(292)	(138)	(137)
Provision for losses on loans	700	550	853

Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	28	149	85
Accrued interest receivable on mortgage-backed securities	20	13	(4)
Accrued interest receivable on investments and interest-bearing deposits	23	(70)	144
Prepaid expenses and other assets	248	81	(1,294)
Accrued interest payable	(737)	(37)	(36)
Accounts payable and other liabilities	(2,031)	330	556
Federal income taxes
Current	910	(331)	82
Deferred	1,041	78	(17)
Net cash flows provided by operating activities	$6,218	$240	$2,474

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2011, 2010, and 2009
 (In thousands)

	2011	2010	2009

Net cash flows provided by operating activities balance brought forward	$6,218	$240	$2,474

Cash flows used in investing activities:
Principal repayments on loans	75,755	58,585	63,429
Loan disbursements	(44,264)	(33,991)	(42,662)
Loans purchased	-	(541)	(1,700)
Purchase of investment securities – available for sale	(89,289)	(118,720)	(76,936)
Proceeds from maturity of investment securities – available for sale	74,550	85,101	44,000
Proceeds from maturity of investment securities – held to maturity	-	-	7,000
Proceeds from maturity of municipal obligations – held to maturity	100	-	565
Purchase of mortgage-backed securities – available for sale	-	-	(5,267)
Principal repayments on mortgage-backed securities – available for sale	1,441	694	1,033
Principal repayments on mortgage-backed securities – held to maturity	612	965	1,171
Additions to real estate acquired through foreclosure	(100)	(107)	(222)
Proceeds from sale of real estate acquired through foreclosure	2,887	531	710
Purchase of office premises and equipment	(1,236)	(38)	(238)
Proceeds from the sale of office premises and equipment	-	-	1
Cash paid for acquisition, net of cash received	(4,200)	-	-
Net cash flows provided by (used in) investing activities	16,256	(7,521)	(9,116)

Cash flows provided by financing activities:
Net increase in deposits – net of acquisition	14,006	21,948	19,856
Proceeds from Federal Home Loan Bank advances – net of acquisition	11,000	10,000	-
Repayments on Federal Home Loan Bank advances – net of acquisition	(29,813)	(16,372)	(10,932)
Repayments on other borrowings	(1,490)	-	-
Advances by borrowers for taxes and insurance	(268)	(61)	37
Stock option expense, net	20	96	248
Treasury stock repurchases	-	(32)	(29)
Proceeds from stock conversion	12,643	-	-
Dividends paid on common stock	(1,581)	(1,432)	(1,268)
Net cash flows provided by financing activities	4,517	14,147	7,912

Net increase in cash and cash equivalents	26,991	6,866	1,270

Cash and cash equivalents at beginning of period	18,149	11,283	10,013

Cash and cash equivalents at end of period	$45,140	$18,149	$11,283

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2011, 2010, and 2009
 (In thousands)

	2011	2010	2009

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$235	$1,238	$537

Interest on deposits and borrowings	$6,000	$4,661	$6,549

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$2,597	$513	$1,574

Loans originated upon sales of real estate acquired through foreclosure	$-	$-	$193

Recognition of mortgage servicing rights	$302	$206	$182

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES

In January 2004, the Board of Directors of Cheviot Savings Bank (the “Savings Bank”) completed a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as parent of the Savings Bank, which converted to stock form, followed by the issuance of all the Savings Bank’s outstanding stock to Cheviot Financial. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55% were issued to Cheviot Mutual Holding Company, a federally-chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44% of the outstanding common stock to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Financial.  The Reorganization and related stock offering resulted in cash proceeds, net of offering costs and shares issued to the ESOP, totaling approximately $39.3 million.

The Corporation conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes.  The Corporation’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Corporation can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry.  In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

The following is a summary of significant accounting policies which, with the exception of the policy described in Note A-15, have been consistently applied in the preparation of the accompanying financial statements.

1.  Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2011, 2010, and 2009, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

2.  Investment and Mortgage-backed Securities

The Corporation accounts for investment and mortgage-backed securities using 3 categories: held to maturity, trading, or available for sale.  Securities classified as held to maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity.  Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded in shareholders’ equity.  Realized gains or losses on sales of securities are recognized using the specific identification method.

3.  Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest is accrued as earned unless the collectability of the loan is in doubt.  Loans are generally placed on nonaccrual status when they are contractually past due 90 days or more.  Interest on loans that are contractually past due more than 90 days is charged off, or an allowance is established based on management’s periodic evaluation.  The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.  If the ultimate collectability of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2011 and 2010, the Corporation had $1.5 million and $4.4 million in loans held for sale.

The Corporation recognizes, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired.  An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights at fair value.  The Corporation has opted to account for the capitalized servicing rights as being amortized in proportion to and over the estimated period of servicing income.

The Corporation recorded mortgage servicing rights totaling $127,000, $144,000, and $147,000, net of amortization of $175,000, $62,000, and $35,000, during the years ended December 31, 2011, 2010, and 2009, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $1.1 million and $366,000 at December 31, 2011 and 2010, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3.  Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $118.7 million and $44.5 million at December 31, 2011 and 2010, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati, Federal Home Loan Mortgage Corporation, US Bank, Bank of America, Franklin American, BB&T and Lake Michigan.

4.  Loan Origination Fees and Costs

Origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, loan origination costs are limited to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.  Fees received for loan commitments that are expected to be drawn upon, based on the Corporation’s experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method.  Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5.  Allowance for Loan Losses

It is the Corporation’s policy to provide valuation allowances for estimated losses on loans primarily based on past loan loss experience and economic factors such as level of delinquencies, collateral values and overall employment and economy in the market area.  Additionally, the Corporation considers changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Major loans and major lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral if the loan is collateral- dependent.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  The Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Corporation’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral-dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

5.  Allowance for Loan Losses (continued)

Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment.

6.  Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition.  A loan loss provision is recorded for any write down in the loan’s carrying value to fair value at the date of acquisition.  Real estate loss provisions are recorded if the properties’ fair values subsequently decline below the value determined at the recording date.  In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered.  Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2011 and 2010, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

8.  Office Premises and Equipment

Office premises and equipment are carried at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be between fifteen and forty years for buildings and improvements, five to ten years for furniture and equipment and five years for automobiles.  An accelerated method is used for tax reporting purposes.

9.  Federal Income Taxes

The Corporation uses an asset and liability approach to accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

9.  Federal Income Taxes (continued)

The Corporation’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance and credit quality discount on purchased loans, charitable contributions, deferred compensation and stock benefit plans.  Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

As required by Accounting for Uncertainty in Income Taxes, the Corporation recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain  the  position  following  an audit.  For tax positions meeting  the  more-likely-than-not  threshold,  the  amount  recognized  in  the financial  statements is the largest  benefit that has a greater than 50 percent likelihood  of being  realized upon  ultimate  settlement  with the relevant tax authority.  At the adoption date, January 1, 2007, the Corporation applied this standard to all tax positions for which the statute of limitations remained open.  As a result of the implementation, the Corporation was not required to record any liability for unrecognized tax benefits as of January 1, 2008.  There have been no material changes in unrecognized tax benefits since January 1, 2008.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the tax years before 2008.

The Internal Revenue Service has completed the audit of Cheviot Financial Corp. for the year ended December 31, 2009.  The Company did not have any additional liability as a result of the audit.  First Franklin Corporation is under audit for 2008, 2009, and 2010.  The amount of the liability, if any, cannot be determined with certainty; however, management is of the opinion that the outcome of the tax assessment will not have a material adverse impact on the Company’s financial position. Due to uncertainties in the settlement process, it is at least reasonably possible that management’s estimate of the outcome will change within the next year.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for December 31, 2011, 2010, and 2009.

10.  Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Employer contributions totaled $359,000, $231,000, and $195,000 for the years ended December 31, 2011, 2010, and 2009, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans (continued)

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $28,000, $36,000, and $21,000 for the directors deferred compensation plan for the years ended December 31, 2011, 2010, and 2009.

In connection with the 2004 Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records a compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $832,000 and $1.2 million at December 31, 2011 and 2010, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $307,000, $301,000, and $275,000 for the years ended December 31, 2011, 2010, and  2009, respectively. The fair value of the unearned ESOP shares approximated $531,000 and $953,000 at December 31, 2011 and 2010.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $34,000, $156,000, and $407,000 for the years ended December 31, 2011, 2010, and 2009, respectively.  During  the years ended December 31, 2011, 2010, and 2009, 4,400 shares, 3,375 shares, and 3,025 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.02.  During the year ended December 31, 2011, 2,775 shares vested at an average price of $9.22.  At December 31, 2011 and 2010 total non-vested shares were 17,413 and 37,131 at a weighted average grant date fair value of $11.57.

11.  Fair Value of Financial Instruments

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value, is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity or contracts that convey or impose on an entity the contractual right or obligation to either receive or deliver cash for another financial instrument. These fair value estimates are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price for which an asset could be sold or liability could be settled. However, given there is no active market or observable market transactions for many of the Corporation’s financial instruments, it has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2011, 2010, and 2009:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities:  For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price, where available.  If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans receivable:  The loan portfolio was segregated into categories with similar characteristics, such as one-to four-family residential, multi-family residential and commercial real estate.  These loan categories were further delineated into fixed-rate and adjustable-rate loans.  The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.  For loans on deposit accounts, fair values were deemed to equal the historic carrying values.  The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Loans held for sale:  Loans held for sale are carried at the lower of cost or fair market value, as determined by outstanding commitments from investors, on an aggregated basis.  At December 31, 2011, 2010, and 2009, market value approximates cost.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2011, 2010, and 2009.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2011, 2010 and 2009, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows:

	2011		2010
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	(In thousands)
Financial assets
Cash and cash equivalents	$45,140	$45,140	$18,149	$18,149
Investment securities	121,042	121,042	88,382	88,382
Mortgage-backed securities	11,626	11,774	9,058	9,195
Loans receivable – net and loans held for sale	384,296	404,595	225,438	233,272
Federal Home Loan Bank stock	8,366	8,366	3,375	3,375

	$570,470	$590,917	$344,402	$352,373

Financial liabilities
Deposits	$492,321	$492,286	$257,852	$257,672
Advances from the Federal Home Loan Bank	31,327	32,429	27,300	30,597
Advances by borrowers for taxes and insurance	2,464	2,464	1,440	1,440

	$526,112	$527,179	$286,592	$289,709

12.  Advertising

Advertising costs are expensed when incurred.

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

The Corporation maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Corporation believes it is not exposed to any significant credit risk on cash and cash equivalents.

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 71,415, 107,126, and 142,833 unallocated shares held by the ESOP for the fiscal years ended December 31, 2011, 2010, and 2009, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14.  Earnings Per Share (continued)

	December 31,
	2011	2010	2009

Weighted-average common shares outstanding (basic)	8,757,880	8,723,463	8,691,554

Dilutive effect of assumed exercise of stock options	8,391	8,441	17,242

Weighted-average common shares outstanding (diluted)	8,766,271	8,731,904	8,708,796

Options to purchase 425,600, 421,200 and 412,340 shares of common stock ranging in price from $8.07 to $13.63 were outstanding during for the years ended December 31, 2011, 2010, and 2009 but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

15.  Stock Option Plan

On April 26, 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options.  During 2011, 2010, and 2009, approximately 4,400, 8,860, and 8,060 option shares were granted subject to five year vesting.

The Corporation follows FASB Accounting Standard Codification Topic 718 (ASC 718), “Compensation – Stock Compensation,” for its stock option plans, and accordingly, the Corporation recognizes the expense of these grants as required. Stock-based employee compensation costs pertaining to stock options is reflected as a net increase in equity, for both any new grants, as well as for all unvested options outstanding at December 31, 2005, in both cases using the fair values established by usage of the Black-Scholes option pricing model, expensed over the vesting period of the underlying option.

The Corporation elected the modified prospective transition method in applying ASC 718. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption, as well as for all unvested options outstanding at December 31, 2005. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the years ended December 31, 2011, 2010, and 2009 the Corporation recorded $20,000, $96,000 and $248,000 in after-tax compensation cost for equity-based awards that vested during year.  The Corporation has $67,000, $68,000 and $133,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2011, 2010, and 2009, which is expected to be recognized over a weighted-average vesting period of approximately 0.2 years as of December 31, 2011 and 2010 and 0.6 years as December 31, 2009. There is no intrinsic value on the vested outstanding options due to the strike price exceeding the market price at and December 31, 2011 and 2010.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the unvested stock awards is as follows:

	Shares	Weighted Average Fair Value on Award Date
Unvested at December 31, 2009	97,548	$3.23
Awarded	8,860	4.83
Vested	(82,468)	3.32
Unvested at December 31, 2010	23,940	$3.52

	Shares	Weighted Average Fair Value on Award Date
Unvested at December 31, 2010	23,940	$3.52
Awarded	4,400	5.30
Vested	(7,500)	3.22
Unvested at December 31, 2011	20,840	$4.00

A summary of the status of the Corporation’s stock option plan as of December 31, 2011, 2010, and 2009 and changes during the year then ended is presented below:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding at beginning of year	421,200	$11.05	412,340	$11.17	404,280	$11.16
Granted	4,400	9.04	8,860	8.07	8,060	8.48
Exercised	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-

Outstanding at end of year	425,600	$11.10	421,200	$11.05	412,340	$11.11

Options exercisable at year-end	404,760	$11.14	397,260	$11.16	314,792	$11.17

Fair value of options granted during the year		$5.30		$4.83		$3.31

Cumulative option compensation cost over service period (in thousands)		$1,262		$1,238		$1,195

Weighted average remaining vesting period		2 months		2 months		7 months

 CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

The following information applies to options outstanding at December 31, 2011:

Number outstanding	425,600
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.14
Weighted-average remaining contractual life	3.8 years

The following information applies to options outstanding at December 31, 2010:

Number outstanding	421,200
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.16
Weighted-average remaining contractual life	4.7 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2011, 2010,  and 2009:  dividend yield of 5.31%, 5.45% and 4.48%; expected volatility of 44.17%, 44.55% and 56.38%; risk-free interest rates of 2.97%, 3.38% and 3.25%; and expected lives of 10 years. The effects of expensing stock options are reported in “cash provided by financing activities” in the Consolidated Statements of Cash Flows.

16.  Disclosures about Fair Value of Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.  Disclosures about Fair Value of Assets and Liabilities (continued)

Securities available for sale:  Fair value on available for sale securities were based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers and classified as level 2 assets.  Management compares the fair values to another third party report for reasonableness.  Available for sale securities includes U.S. agency securities, municipal bonds and mortgage-backed agency securities.

	Quoted prices
	in active	Significant	Significant
	markets for	other	other
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)

Securities available for sale at December 31, 2011:
U.S. Government agency securities	-	$117,871	-
Municipal obligations	-	$3,171	-
Mortgage-backed securities	-	$7,459	-

Securities available for sale at December 31, 2010:
U.S. Government agency securities	-	$87,009	-
Municipal obligations	-	$1,373	-
Mortgage-backed securities	-	$4,279	-

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans.  Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals based on comparable sales, which the Corporation considers to be Level 2 inputs.  The aggregate carrying amount of impaired loans at December 31, 2011 and December 31, 2010 were approximately $5.7 million and $4.9 million, respectively.

The Corporation has acquired through foreclosure totaling $3.8 million and $2.0 million at December 31, 2011 and 2010, respectively.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $3.1 million and $1.1 million at December 31, 2011 and 2010, respectively.  The aggregate amount of real estate acquired through foreclosure that is carried at cost was approximately $734,000 and $936,000 at December 31, 2011 and 2010, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements,” which amends the guidance for fair value measurements and disclosures. The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The new guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective January 1, 2011 and for interim periods thereafter. In the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of this guidance did not have a material impact on our annual and interim financial statement disclosures and did not have any impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010.  Adoption of this guidance on January 1, 2011 did not have a material effect on the Company’s results of operation or financial position.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.” The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the current and comparable prior annual reporting period.  The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  Management has provided the required pro forma disclosures in the period of acquisition of First Franklin for the quarter ended March 31, 2011.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued):

In April 2011, the FASB ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” ASU 2011-02 clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 became effective for the Company on July 1, 2011, and applies retrospectively to restructurings occurring on or after January 1, 2011. Adoption of ASU 2011-02 did not have a material impact on the Company’s financial statements.

The following accounting guidance will be adopted in 2012, and is not expected to have a material impact, if any, on our consolidated financial position or results of operations.

In May 2011, the FASB issued ASU 2011-4, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” This Update provides guidance which is expected to result in common fair value measurement and disclosure requirements between U.S. GAAP and IFRS. It changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. It is not intended for this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. We do not anticipate any material impact from this Update.

In June 2011, the FASB issued ASU 2011-5, “Comprehensive Income (Topic 220).” In this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. They also do not change the presentation of related tax effects, before related tax effects, or the portrayal or calculation of earnings per share. The amendments in this Update should be applied retrospectively. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. We do not anticipate any material impact from this Update.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued):

In September 2011, the FASB issued ASU 2011-8, “Intangibles - Goodwill and Other (Topic 350):  Testing Goodwill for Impairment.” The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  The amendment is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  We do not anticipate any material impact from this Update.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. This ASU is not expected to have a significant impact on the Company’s financial statements.

18.       Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31, 2011 and 2010 are shown below.

	December 31, 2011
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$117,731	$205	$65	$117,871
Municipal obligations	3,039	160	28	3,171

	$120,770	$365	$93	$121,042

	December 31, 2010
		Estimated	Gross	Gross
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$88,529	$102	$1,622	$87,009
Municipal obligations	1,545	5	177	1,373

	$90,074	$107	$1,799	$88,382

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of investment securities at December 31, 2011 and 2010, by contractual term to maturity, are shown below.

	December 31,
	2011	2010
	(In thousands)

Less than one year	$95,244	$20,997
One to five years	15,954	53,345
Five to ten years	1,325	4,497
More than ten years	8,247	11,235

	$120,770	$90,074

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2011 and 2010 are shown below.

	December 31, 2011
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)

Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$1,137	$44	$1	$1,180
Federal National Mortgage Association adjustable-rate participation certificates	2,624	46	4	2,666
Government National Mortgage Association adjustable-rate participation certificates	3,548	93	28	3,613

	$7,309	$183	$33	$7,459

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$382	$7	$1	$388
Federal National Mortgage Association adjustable-rate participation certificates	410	7	-	417
Government National Mortgage Association adjustable-rate participation certificates	3,375	137	2	3,510

	$4,167	$151	$3	$4,315

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$723	$13	$-	$736
Federal National Mortgage Association adjustable-rate participation certificates	548	17	-	565
Government National Mortgage Association adjustable-rate participation certificates	2,908	70	-	2,978

	$4,179	$100	$-	$4,279

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$464	$10	$1	$473
Federal National Mortgage Association adjustable-rate participation certificates	515	7	-	522
Government National Mortgage Association adjustable-rate participation certificates	3,800	121	-	3,921

	$4,779	$138	$1	$4,916

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2011 and 2010, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2011	2010
	(In thousands)

Due in one year or less	$552	$359
Due in one year through five years	2,336	1,543
Due in five years through ten years	3,227	2,199
Due in more than ten years	5,361	4,857

	$11,476	$8,958

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

	Less than 12 months			December 31, 2011 12 months or longer			Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	holding losses	investments	value	holding losses	investments	value	holding losses
				(Dollars in thousands)
U.S. Government agency securities	7	$34,936	$65	-	$-	$-	7	$34,936	$65
Municipal obligations	-	-	-	1	687	28	1	687	28
Mortgage-backed securities	18	763	35	1	6	1	19	769	36

Total temporarily impaired securities	25	$35,699	$100	2	$693	$29	27	$36,392	$129

	Less than 12 months			December 31, 2010 12 months or longer			Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	holding losses	investments	value	holding losses	investments	value	holding losses
				(Dollars in thousands)
U.S. Government agency securities	17	$61,360	$1,622	-	$-	$-	17	$61,360	$1,622
Municipal obligations	-	-	-	2	1,058	177	2	1,058	177
Mortgage-backed securities	-	-	-	1	9	1	1	9	1

Total temporarily impaired securities	17	$61,360	$1,622	3	$1,067	$178	20	$62,427	$1,800

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Management does not intend to sell any of the debt securities with an unrealized loss and does not believe that it is more likely than not that it will be required to sell a security in an unrealized loss position prior to a recovery in value.  The fair values are expected to recover as securities approach maturity dates. The Company has evaluated these securities and has determined that the decline in their values is temporary.

All of the Corporation’s agency and mortgage-backed securities are backed by either a U.S. Government agency or government-sponsored agency and are not considered to have credit quality issues and the decline in fair value is due to interest rate changes.

The Corporation’s municipal bond securities have all been rated investment grade or higher by various rating agencies or have been subject to an annual internal review process by management. This annual review process for non-rated securities considers a review of the issuers’ current financial statements, including the related cash flows and interest payments. We concluded that the unrealized loss positions on these securities is a result of the level of market interest rates and not a result of the underlying issuers’ ability to repay.

We do not intend to sell any of the debt securities with an unrealized loss and do not believe that it is more likely than not that we will be required to sell a security in an unrealized loss position prior to a recovery in its value. The fair value of these debt securities is expected to recover as the securities approach maturity. Accordingly, we have not recognized any other-than-temporary impairment in our consolidated statements of income.

NOTE C - FINANCING RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2011	2010
	(In thousands)

One- to four-family residential	$290,808	$195,801
Multi-family residential	26,210	8,594
Construction	4,390	7,081
Commercial	63,394	19,329
Consumer	2,210	207
	387,012	231,012
Less:
Undisbursed portion of loans in process	1,478	4,482
Deferred loan origination fees	(209)	(150)
Allowance for loan losses	1,447	1,242

	$384,296	$225,438

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE C – FINANCING RECEIVABLE (continued)

The recorded investment in loans was as follows as of December 31, 2011:

	One-to four
	Family	Multi-family
	Residential	Residential	Construction		Commercial	Consumer	Total

Purchased loans	$119,790	$15,132	$-		$40,178	$2,947	$178,047
Credit quality discount	(2,536)	(159)	-		(2,402)	(1,161)	(6,258)
Purchased loans book value (3)	117,254	14,973	-		37,776	1,786	171,789
Originated loans (1)	173,554	11,237	4,390	(2)	25,618	424	215,223
Ending balance	$290,808	$26,210	$4,390		$63,394	$2,210	$387,012

(1)       Includes loans held for sale
(2)       Before consideration of undisbursed Loans-in-process
(3)       Loans purchased in acquisition of First Franklin

The carrying amount of purchased loans consisting of credit-impaired purchased loans and non-impaired purchased loans is shown in the following table as of December 31, 2011.

		Credit
	Non-impaired	Impaired
	Purchased Loans	Purchased Loans

One-to-four family residential (1)	$111,680	$5,574
Multi-family residential	13,905	1,068
Construction	-	-
Commercial	28,575	9,201
Consumer	1,690	96
Total	$155,850	$15,939

(1)       Includes home equity lines of credit

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected on purchased impaired loans.  If we have probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in cash flows expected to be collected, we first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan, or pool of loans. Estimates of cash flows are impacted by changes in interest rate indices for variable rate loans and prepayment assumptions, both of which are treated as prospective yield adjustments included in interest income.  As of December 31, 2011 management has not changed the estimate of expected cash flows on purchased impaired loans and no additional allowance for loan loss was recorded during the year ended December 31, 2011.  The credit quality discount decreased approximately $864,000 in 2011 as a result of loans paying off or being transferred to real estate acquired through foreclosure.  Due to uncertainties in the evaluation of allowance for loan loss, it is at least reasonably possible that management’s estimate of the outcome will change within the next year.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010 and 2009

NOTE C – FINANCING RECEIVABLE (continued)

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $319.9 million and  $207.0 million or 83%, and 92% of the net loan portfolio, at December 31, 2011 and 2010, respectively.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors.  Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectability.  The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.2 million at both December 31, 2011 and 2010 and $1.3 million at December 31, 2009, respectively.  During the year ended December 31, 2011 one new mortgage loan was originated to an executive officer totaling $150,000.  In addition, there were principal disbursements totaling approximately $112,000 during the year ended December 31, 2011.  During the year ended December 31, 2010, one new line of credit was originated to a director totaling $100,000. During the years ended December 31, 2011 and 2010, there were repayments of approximately $98,000 and $91,000, respectively.

The Company participates in the Federal Home Loan Bank of Cincinnati’s Mortgage Purchase Program which provides the Company the ability to sell conventional mortgage loans in the secondary market. The program utilizes a Lender Risk Account (LRA) which is funded through the proceeds of individual mortgages sold. One LRA is established for each master commitment and the amount deposited into the LRA is approximately thirty to fifty basis points of each original loan balance.

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled and ending in the eleventh year or when all of the loans sold under a master commitment have been paid in full. The Company’s LRA totaled $903,000, $292,000 and $182,000 at December 31, 2011, 2010, and 2009.  The amount is reported in other assets and as deferred income until the FHLB remits amounts to the Company based on loan performance, at which time revenue will be recognized.  During the year ended December 31, 2011, 2010, and 2009, the Company received payments of $6,000, $5,000 and $3,000, respectively.

NOTE D - ALLOWANCE FOR LOAN LOSSES

Allowance for Loan Losses
	2011	2010	2009
	(In thousands)

Beginning Balance	$1,242	$1,025	$709
Provision for losses on loans	700	550	853
Charge-offs of loans	(508)	(333)	(537)
Recoveries	13	-	-

	$1,447	$1,242	$1,025

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	One-to four
	Family	Multi-family
2011	Residential	Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$979	$49	$33	$180	$1	$1,242
Provision	481	113	1	105	-	700
Charge-offs	(482)	-	(21)	-	(5)	(508)
Recoveries	-	-	-	-	13	13

Ending balance	$978	$162	$13	$285	$9	$1,447

Ending balance:
individually evaluated for impairment	$244	$-	$-	$8	$-	$252

Ending balance:
collectively evaluated for impairment	$734	$162	$13	$277	$9	$1,195

Ending balance:
loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-

Loans receivable:

Ending balance	$290,808	$26,210	$4,390	$63,394	$2,210	$387,012

Ending balance:
individually evaluated for impairment (1)	$116,991	$14,001	$-	$28,913	$1,690	$161,595

Ending balance:
Collectively evaluated for impairment	$168,243	$11,141	$4,390	$25,280	$424	$209,478

Ending balance:
loans acquired with deteriorated credit quality	$5,574	$1,068	$-	$9,201	$96	$15,939

(1) Includes loans acquired from First Franklin of $155,850

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)
	One-to four
	Family	Multi-family
2010	Residential	Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$892	$30	$28	$75	$-	$1,025
Provision	364	19	5	161	1	550
Charge-offs	(277)	-	-	(56)	-	(333)
Recoveries	-	-	-	-	-	-

Ending balance	$979	$49	$33	$180	$1	$1,242

Ending balance: individually evaluated for impairment	$217	$-	$-	$-	$-	$217

Ending balance: collectively evaluated for impairment	$762	$49	$33	$180	$1	$1,025

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-

Loans receivable:

Ending balance	$195,801	$8,594	$7,081	$19,329	$207	$231,012

Ending balance: individually evaluated for impairment	$4,989	$-	$-	$222	$-	$5,211

Ending balance: Collectively evaluated for impairment	$190,812	$8,594	$7,081	$19,107	$207	$225,801

Ending balance: loans acquired with deteriorated credit quality	-	-	-	-	-	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of December 31, 2011

Credit Risk Profile by Internally Assigned Grade

Originated Loans at December 31, 2011
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$167,988	$11,141	$4,390	$25,058	$424	$209,001
Special mention	-	-	-	-	-	-
Substandard	5,566	96	-	560	-	6,222
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$173,554	$11,237	$4,390	$25,618	$424	$215,223

Purchased Loans at December 31, 2011
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$111,091	$14,669	$-	$34,699	$1,776	$162,235
Special mention	110	-	-	983	-	1,093
Substandard	6,053	304	-	2,094	10	8,461
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$117,254	$14,973	$-	$37,776	$1,786	$171,789

Age Analysis of Past Due Originated Loans Receivable
As of December 31, 2011
							Recorded
							Investment
	>30-89 Days	Greater than	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing

Real Estate:
1-4 family Residential	$2,460	$5,311	$7,771	$168,243	$5,311	$173,554	-
Multi-family	-	96	96	11,141	96	11,237	-
Construction	-	-	-	4,390	-	4,390	-
Commercial	457	338	795	25,280	338	25,618	-
Consumer	-	-	-	424	-	424	-
Total	$2,917	$5,745	$8,662	$209,478	$5,745	$215,223	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Purchased Loans Receivable
As of December 31, 2011

							Recorded
							Investment
	>30-89 Days	Greater than	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing

Real Estate:
1-4 family Residential	$1,165	$4,839	$6,004	$112,415	$4,839	$117,254	$-
Multi-family	-	300	300	14,673	300	14,973	-
Construction	-	-	-	-	-	-	-
Commercial	67	1,225	1,292	36,551	1,225	37,776	-
Consumer	-	10	10	1,776	10	1,786	-
Total	$1,232	$6,374	$7,606	$165,415	$6,374	$171,789	-

Impaired Loans
As of December 31, 2011

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Purchased loans with no related allowance recorded:
Real Estate:
1-4 family Residential	$5,574	$5,574	$-	$6,329	$135
Multi-family	1,068	1,068	-	1,121	17
Construction	-	-	-	-	-
Commercial	9,201	9,201	-	8,912	18
Consumer	96	96	-	986	4
Total	$15,939	$15,939	$-		$174

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans
As of December 31, 2011

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Originated loans with no related allowance recorded
Real Estate:
1-4 family Residential	$5,031	$5,031	$-	$4,670	$108
Multi-family	96	96	-	39	4
Commercial	186	186	-	217	16
Consumer	-	-	-	-	-
Total	$5,313	$5,313	$-		$128
Originated loans with an allowance recorded:
Real Estate:
1-4 family Residential	$280	$524	$244	$395	$-
Multi-family	-	-	-	-	-
Commercial	152	160	8	91
Consumer	-	-	-	-	-
Total	$432	$684	$252		$-
Total:
Real Estate:
1-4 family Residential	$10,885	$11,129	$244	$11,394	$243
Multi-family	1,164	1,164	-	1,160	21
Construction	-	-	-	-	-
Commercial	9,539	9,547	8	9,220	34
Consumer	96	96	-	986	4
Total	$21,684	$21,936	$252		$302

Credit Quality Indicators
As of December 31, 2010

Credit Risk Profile by Internally Assigned Grade

	Real Estate Loans – mortgage
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$190,812	$8,594	$7,081	$19,107	$207	$225,801
Special mention	-	-	-	-	-	-
Substandard	4,989	-	-	222	-	5,211
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$195,801	$8,594	$7,081	$19,329	$207	$231,012

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Loans Receivable
As of December 31, 2010
							Recorded
							Investment
	30-89 Days	Greater than	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing

Real Estate:
1-4 family Residential	$1,017	$4,695	$5,712	$191,106	$4,695	$195,801	$-
Multi-family	-	-	-	8,594	-	8,594	-
Construction	-	-	-	7,081	-	7,081	-
Commercial	46	160	206	19,169	160	19,329	-
Consumer	-	-	-	207	-	207	-
Total	$1,063	$4,855	$5,918	$226,157	$4,855	$231,012	$-

Impaired Loans
For the Year Ended December 31, 2010

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
Real Estate:
1-4 family Residential	$4,038	$4,038	$-	$3,134	$126
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	222	222	-	220	2
Consumer	-	-	-	-	-
Total	$4,260	$4,260	$-		$128

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With an allowance recorded:
Real Estate:
1-4 family Residential	$734	$951	$217	$56	$9
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$734	$951	$217		$9

Total:
Real Estate:
1-4 family Residential	$4,772	$4,989	$217	$3,190	$135
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	222	222	-	220	2
Consumer	-	-	-	-	-
Total	$4,994	$5,211	$217		$137

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Modifications
As of December 31, 2011

		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	5	$811	$800
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	-	-	-
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted

Real Estate:
1-4 Family Residential	1	$268
Multi-family Residential	-	-
Construction	-	-
Commercial	-	-
Consumer	-	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Modifications
As of December 31, 2010

		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	6	$2,283	$2,361
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	-	-	-
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted

Real Estate:
1-4 Family Residential	3	$1,955
Multi-family Residential	-	-
Construction	-	-
Commercial	-	-
Consumer	-	-

The modifications related to interest only payments ranging from a three to six month period.  Due to the short term cash flow deficiency, no related allowance was recorded as a result of the restructurings.
The collateral value was updated with recent appraisals which gave no indication of impairment.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Loan Receivable on Nonaccrual Status
As of December 31, 2011

	Originated	Purchased
	Loans	Loans	Total

Real Estate:
1-4 family Residential	$5,311	$4,839	$10,150
Multi-family	96	300	396
Construction	-	-	-
Commercial	338	1,225	1,563
Consumer	-	10	10
Total	$5,745	$6,374	$12,119

Loan Receivable on Nonaccrual Status
As of December 31, 2010

Real Estate:
1-4 family Residential	$4,695
Multi-family	-
Construction	-
Commercial	160
Consumer	-
Total	$4,855

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

At December 31, 2011, 2010, and 2009, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $1.2 million, $1.0 million, and $876,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $252,000, $217,000, and $149,000 December 31, 2011, 2010, and 2009, respectively.  Nonaccrual loans totaled approximately $5.7 million and $4.9 million at December 31, 2011 and 2010, respectively.  At December 31, 2011 and 2010, impaired originated loans of approximately $683,000 and $951,000 had specific reserves of $252,000 and $217,000, respectively.  At December 31, 2011 and 2010, all loans past due more than 90 days were non-accrual.  During the years ended December 31, 2011, 2010, and 2009, interest income of approximately $302,000, $199,000, and $92,000, respectively, would have been recognized had the nonaccrual loans been performing in accordance with contractual terms.

As of December 31, 2011, Cheviot Savings Bank had total troubled debt restructurings originated and purchased of $5.4 million.  There were 17 one- to four-family residential loans totaling $3.8 million in troubled debt restructurings with the largest totaling $1.0 million.  The remaining $1.6 million in troubled debt restructurings consisted of  three commercial loans.   During the year ended December 31, 2010, Cheviot Savings Bank had total troubled debt restructurings of $2.4 million. There were four one- to four-family residential loans totaling $1.1 million in troubled debt restructurings during the year, with the largest totaling $680,000.  The other $1.3 million in troubled debt restructurings consisted of two one- to four-family residential loans restructured in the fourth quarter of 2009, with the largest loan totaling $1.0 million. These troubled debt restructurings are included in non-accrual loans.  Two loans totaling approximately $236,000 are performing according to modified terms and are not included in non-accrual loans.  These loans were modified due to short term concessions with no impairment as Cheviot Savings Bank expects to recognize the full amount of the commitment.  Cheviot Savings Bank has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following:

	At December 31,
	2011	2010
	(In thousands)

Land	$1,959	$1,044
Buildings and improvements, including construction-in-progress	9,448	5,875
Furniture and equipment	2,958	1,283
Automobiles	45	45
	14,410	8,247
Less accumulated depreciation	4,210	3,637

	$10,200	$4,610

At December 31, 2011 and 2010, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average interest rate

	2011	2010
	(In thousands)

NOW accounts
2011 – 0.28%	$76,170
2010 – 0.22%		$32,929
Passbook accounts
2011 – 0.15%	33,388
2010 – 0.15%		14,994
Money market demand deposit
2011 – 0.50%	106,098
2010 – 0.76%		68,309
Total demand, transaction and passbook deposits	215,656	116,232

Certificates of deposit Original maturities of:
Less than 12 months
2011 – 2.28%	116,876
2010 – 0.66%		20,403
12 to 18 months
2011 – 0.84%	66,554
2010 – 1.21%		60,649
24 months – 36 months
2011 – 1.27%	39,088
2010 – 1.88%		35,054
Over 36 months
2011 – 2.86%	54,147
2010 – 3.85%		25,514

Total certificates of deposit	276,665	141,620

Total deposits	$492,321	$257,852

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE F - DEPOSITS (continued)

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $175.8 million and $81.2 million, including intercompany accounts totaling $12.9 million and $8.0 million, which are eliminated in consolidation, December 31, 2011 and 2010, respectively.  At December 31, 2011 the standard maximum deposit insurance amount was $250,000.

Interest expense on deposits is summarized as follows at December 31:

	2011	2010	2009
	(In thousands)

Passbook savings and money market demand deposits	$659	$512	$546
NOW deposits	233	69	75
Certificates of deposit	3,966	2,854	4,223

	$4,858	$3,435	$4,844

Maturities of outstanding certificates of deposit are summarized as follows at December 31:

	2011	2010
	(In thousands)

Less than six months	$69,987	$53,405
Six months to one year	59,719	41,136
Over one year to three years	78,459	37,013
Over three years	68,500	10,066

	$276,665	$141,620

In the ordinary course of business, the Corporation accepted deposits from officers and directors.  At December 31, 2011 and 2010, total deposits from officers and directors totaled approximately $1.0 million and $1.1 million, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2011 and 2010 by pledges of certain residential mortgage loans totaling $39.2 million and $34.1 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

	Maturing
	year ending
Interest rate range	December 31,	2011	2010
(at fixed rates)		(Dollars in thousands)

2.94% - 5.18%	2012	$461	$1,150
3.13%	2013	672	-
1.50% - 4.84%	2014	2,357	2,291
4.31% - 5.36%	2015	4,400	5,965
4.07% - 5.25%	2016	10,966	667
5.27% - 5.35%	2017	1,433	1,969
1.38% - 4.18%	2018	4,399	6,024
1.81%	2020	6,639	9,234

		$31,327	$27,300

Weighted-average interest rate		3.63%	3.64%

The borrowings require principal payments as follows:

	2011	2010

2011	$-	$4,274
2012	5,330	4,409
2013	5,527	4,254
2014	5,731	4,061
2015	5,943	3,166
Thereafter	8,796	7,136

	$31,327	$27,300

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE H - FEDERAL INCOME TAXES

Federal income tax on earnings differs from that computed at the statutory corporate tax rate for years ended December 31, 2011, 2010, and 2009 as follows:

	2011	2010	2009
	(Dollars in thousands)

Federal income taxes at statutory rate	$1,536	$1,011	$580
Increase (decrease) in taxes resulting primarily from:
Stock compensation	(15)	66	117
Charitable contributions carryforwards	-	-	(57)
Nontaxable interest income	(39)	(22)	(24)
Cash surrender value of life insurance	(99)	(47)	(47)
Utilization of net operating loss carryforwards, previously reserved	(241)	-	-
Other	11	(13)	37

Federal income taxes per financial statements	$1,153	$995	$606

Effective tax rate	25.5%	33.5%	35.5%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

Taxes (payable) refundable on temporary	2011	2010
differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$406	$347
Deferred compensation	283	86
Stock benefit plans	164	152
Unrealized losses on securities available for sale	-	541
Merger related transaction costs	118	90
Net operating loss carryforward	2,168	-
Reserve for uncollected interests	324	-
Real estate owned	203	-
Fair market value adjustments	2,448	-
Other	60	5
Total deferred tax assets	6,174	1,221

Deferred tax liabilities:
Deferred loan origination costs	(270)	(250)
Federal Home Loan Bank stock dividends	(1,749)	(784)
Fixed asset basis difference	(1,365)	(67)
Unrealized gains on securities available for sale	(143)	-
Mortgage servicing rights	(372)	(124)

Total deferred tax liabilities	(3,899)	(1,225)

Net deferred tax asset (liability)	$2,275	$(4)

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE H - FEDERAL INCOME TAXES (continued)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2011 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2011 was approximately $1.0 million.

The Corporation’s principal temporary differences between financial income and taxable income result mainly from different methods of accounting for Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, stock benefit plans and fair value adjustments arising from the First Franklin acquisition.  The Corporation has approximately $6.4 million of operating losses to carryforward for the next 20 years.  These loss carryforwards are subject to the Internal Revenue Code section 382 limitations which allow approximately $1.1 million of the losses on an annual basis to offset current year taxable income.

NOTE I – COMMITMENTS & CONTINGENCIES

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition.  The contract or notional amounts of the commitments reflect the extent of the Corporation’s involvement in such financial instruments.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At December 31, 2011 and 2010, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.25% to 5.50% totaling $1.9 million and $2.3 million in fixed rate loans and $150,000 and $276,000 in variable rate loans, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans totaling $29.1 million and $13.6 million at December 31, 2011 and 2010, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2011 and 2010, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

At December 31, 2011, the Corporation reported $12.6 million as a contingent liability for the amount of proceeds received in the offering through December 31, 2011.  The proceeds would be required to be returned to investors if the minimum capital raise of $37.4 million was not attained. The offering surpassed the minimum capital raise in January 2012, therefore, none of the cash proceeds is reported as restricted cash at December 31, 2011.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE I – COMMITMENTS & CONTINGENCIES (continued)

The Corporation had lease obligations on four of its branch facilities.  The lease obligations totaling $326,000 expire by 2014 with renewable terms.

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $276,000.

At December 31, 2011 and 2010, the Savings Bank had a $1.0 million line of credit with another local bank.  No funds have been drawn on this line of credit as of December 31, 2011 and 2010.

NOTE J - REGULATORY CAPITAL

The Savings Bank is subject to federally mandated minimum regulatory capital standards. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on its financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Savings Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The minimum federal capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.  The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets.  The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk.  The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets.  In computing risk-weighted assets, the Corporation multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

The Savings Bank may be categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  Additionally, management is not aware of any recent event that would cause this classification to change.  To be categorized as “well-capitalized,” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE J - REGULATORY CAPITAL (continued)

	As of December 31, 2011

					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tangible capital	$60,183	10.0%	≥$ 9,247	≥1.5%	≥$30,823	≥5.0%

Core capital	$60,183	10.0%	≥$24,659	≥4.0%	≥$36,988	≥6.0%

Risk-based capital	$61,622	18.8%	≥$26,226	≥8.0%	≥$32,782	≥10.0%

	As of December 31, 2010

					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tangible capital	$57,854	16.2%	≥$ 5,320	≥1.5%	≥$17,735	≥5.0%

Core capital	$57,854	16.2%	≥$14,188	≥4.0%	≥$21,282	≥6.0%

Risk-based capital	$58,876	34.9%	≥$13,488	≥8.0%	≥$16,860	≥10.0%

The Savings Bank’s management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future.  However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank’s market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2011, 2010, and 2009:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
For the years ended December 31, 2011 and 2010
(In thousands)

	2011	2010
ASSETS

Cash in Cheviot Savings Bank	$12,924	$8,015
Cash and due from banks	40	32
Investment securities available for sale – at fair value	-	3,011
Loan receivable - ESOP	832	1,223
Investment in Cheviot Savings Bank	71,904	56,833
Accrued interest receivable on investments and interest-bearing deposits	-	12
Prepaid expenses and other assets	232	-
Prepaid federal income taxes	-	442
Deferred federal income taxes	118	-

Total assets	$86,050	$69,568

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$56	$70
Prepaid federal income taxes	441	-
Deferred federal income taxes	-	79
Total liabilities	497	149

Commitments and contingencies	12,643	-

Common stock	99	99
Additional paid-in capital	43,866	43,878
Shares acquired by stock benefit plans	(913)	(1,302)
Treasury stock	(12,860)	(12,860)
Retained earnings	42,440	40,655
Accumulated comprehensive gain (loss), Unrealized gains (losses) on securities available for sale, net of tax expense (benefit)	278	(1,051)

Total shareholders’ equity	$72,910	$69,419

Total liabilities and shareholders’ equity	$86,050	$69,568

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
For the years ended December 31, 2011, 2010, and 2009
(In thousands)

	2011	2010	2009

Income
Interest income	$13	$166	$68
Equity in earnings of Cheviot Savings Bank	3,737	2,429	1,218
Total income	3,750	2,595	1,286

General, administrative and other expense	575	849	245

Earnings before federal income tax benefits	3,175	1,746	1,041

Federal income tax benefits	(191)	(232)	(60)

Net earnings	$3,366	$1,978	$1,101

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2011, 2010, and 2009
(In thousands)

	2011	2010	2009

Cash flows provided by (used in) operating activities:
Net earnings for the year	$3,366	$1,978	$1,101
Amortization of premiums and discounts on investment securities, net	-	17	21
Equity in undistributed earnings of Cheviot Savings Bank	(3,756)	(2,901)	1,664
Amortization of expense related to stock benefit plans	356	730	706
Increase (decrease) in cash due to changes in Accrued interest receivable on investments and interest-bearing deposits	12	8	(20)
Prepaid expenses and other assets	(198)	19	466
Accounts payable and other liabilities	(13)	58	(87)
Prepaid federal income taxes
Current	883	(308)	(59)
Deferred	(194)	75	-
Net cash provided by (used in) operating activities	456	(324)	3,792

Cash flows provided (used) by investing activities:
Purchase of investment securities – available for sale	-	(6,999)	(8,039)
Proceeds from maturity of investment securities – available for sale	3,000	10,000	2,000
Cash paid for acquisition, net of cash received	(9,621)	-	-
Net cash flows provided by (used in) investing activities	(6,621)	3,001	(6,039)

Cash flows used in financing activities:
Stock option expense, net	20	96	248
Treasury stock repurchases	-	(32)	(29)
Proceeds for stock offering	12,643	-	-
Dividends paid	(1,581)	(1,432)	(1,268)
Net cash provided by (used in) financing activities	11,082	(1,368)	(1,049)

Net increase (decrease) in cash and cash equivalents	4,917	1,309	(3,296)

Cash and cash equivalents at beginning of year	8,047	6,738	10,034

Cash and cash equivalents at end of year	$12,964	$8,047	$6,738

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2011 and 2010.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2011:	(In thousands, except per share data)

Total interest income	$5,836	$6,130	$6,212	$3,947
Total interest expense	1,566	1,583	1,626	1,205

Net interest income	4,270	4,547	4,586	2,742
Provision for losses on loans	300	200	50	150
Net interest income after provision for loan losses	3,970	4,347	4,536	2,592
Other income	1,111	702	927	260
General, administrative and other expense	3,720	3,636	4,270	2,300

Earnings before income taxes	1,361	1,413	1,193	552
Federal income taxes	419	444	290	-

Net earnings	$942	$969	$903	$552

Earnings per share:
Basic and diluted	$.11	$.11	$.10	$.06

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2010:	(In thousands, except per share data)

Total interest income	$3,597	$3,841	$3,993	$4,007
Total interest expense	1,066	1,130	1,221	1,281

Net interest income	2,531	2,711	2,772	2,726
Provision for losses on loans	300	150	60	40
Net interest income after provision for loan losses	2,231	2,561	2,712	2,686
Other income	481	473	187	182
General, administrative and other expense	2,415	2,061	1,966	2,098

Earnings before income taxes	297	973	933	770
Federal income taxes	83	290	355	267

Net earnings	$214	$683	$578	$503

Earnings per share:
Basic and diluted	$.03	$.08	$.06	$.06

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION

On March 1, 2011 the Corporation received approval from the Office of Thrift Supervision to acquire First Franklin Corporation (First Franklin) and its subsidiary Franklin Savings and Loan Company, an Ohio chartered savings and loan association.  Under the terms of the agreement the shareholders of First Franklin will receive in cash, $14.50 for each share of common stock held on the closing date.  In addition, the merger agreement provides that all options to purchase First Franklin stock that are outstanding and unexercised, immediately prior to the closing under First Franklin’s various stock option plans, will be cancelled in exchange for a cash payment equal to the positive difference between $14.50 and the exercise price.

As previously stated, on March 16, 2011, Cheviot Financial, and its wholly owned subsidiary, Cheviot Savings Bank, completed the acquisition of First Franklin and its wholly-owned subsidiary, Franklin Savings.  The acquisition was consummated in accordance with an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 12, 2010, by and among Cheviot Financial Corp., Cheviot Savings Bank, Cheviot Merger Subsidiary, Inc., First Franklin and Franklin Savings.

At the effective time of the acquisition, each share of common stock, par value $0.01 per share, of First Franklin (other than shares owned by First Franklin, Cheviot Financial, Cheviot Savings Bank and Merger Subsidiary) was converted into the right to receive $14.50 in cash.  Each First Franklin stock option outstanding at the time of the closing was converted into an amount of cash equal to the positive difference, if any, between $14.50 and the exercise price of such stock option.  The aggregate cash consideration paid in the acquisition (including the cancellation of stock options) was approximately $24.7 million.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (continued)

11.   Acquisition Activity (continued)

The acquired assets and assumed liabilities were measured at estimated fair values, as required by the FASB under Business Combinations.  Management made significant estimates and exercised significant judgment in accounting for the acquisition.  Management measured loan fair values based on loan file reviews (including borrower financial statements or tax returns), appraised collateral values, expected cash flows and historical loss factors of Franklin Savings.  Real estate acquired through foreclosure was primarily valued based on appraised collateral values.  The Corporation also recorded an identifiable intangible asset representing the core deposit base of Franklin Savings based on management’s evaluation of the cost of such deposits relative to alternative funding sources.  Management used significant estimates including the average lives of depository accounts, future interest rate levels and the cost of servicing various depository products.  Management used market quotations to fair value investment securities and FHLB advances.

The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration.  First Franklin’s loans were deemed impaired at the acquisition date if Cheviot Financial did not expect to receive all contractually required cash flows due to concerns about credit quality.  Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a nonaccretable difference.  At the acquisition date, Cheviot Financial recorded $25.0 million of purchased credit-impaired loans subject to a nonaccretable difference of $5.5 million.  The method of measuring carrying value of purchased loans differs from loans originated by the Corporation (originated loans), and as such, the Corporation identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.  At December 31, 2011, the loans acquired with deteriorated credit quality decreased to $15.9 million as a result of payments and other exit activities.

First Franklin’s loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value. Additionally, consideration was given to management’s best estimates of default rates and payment speeds.  At acquisition, First Franklin’s loan portfolio without evidence of deterioration totaled $173.2 million and was recorded at a fair value of $171.6 million.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (continued)

11. Acquisition Activity (continued)

The following table summarizes the purchase of First Franklin as of March 16, 2011:

Purchase price
First Franklin common shares outstanding (in thousands)	1,693
Purchase price per share of First Franklin’s common stock	$14.50
Total value of the First Franklin’s common stock	$24,549
Fair value of outstanding employee stock awards, net of tax	131

Total purchase price	$24,680

Allocation of purchase price
Stockholders’ equity	$20,755

Pre-tax adjustments to reflect acquired assets and liabilities at fair value:
Loans receivable	(2,462)
Real estate owned	(750)
Office premises and equipment	1,970
Core deposit intangible	1,298
Certificates of deposit	(2,718)
Advances from the Federal Home Loan Bank	(838)
Contractual obligations	(4,390)
Other assets/liabilities	427
Pre-tax total adjustments	(7,463)

Deferred income tax benefits, net of valuation allowance	1,079
After-tax total adjustments	(6,384)
Fair value of net assets acquired	14,371

Goodwill resulting from the First Franklin acquisition	$10,309

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (continued)

11. Acquisition Activity (continued)

The following condensed statement reflects the values assigned to First Franklin’s net assets as of the acquisition date:

March 16,
2011
(in thousands)

Assets:
Cash and cash equivalents	$20,480
Investment securities	15,618
Mortgage-backed securities	4,497
Loans receivable – net	196,519
Real estate acquired through foreclosure	2,404
Office premises and equipment	4,927
Goodwill and intangible assets	11,607

Other assets	21,509
Total Assets	$277,561

Liabilities:
Deposits	$221,528
Advances from the Federal Home Loan Bank	23,216
Other borrowings	1,490
Accrued expenses and other liabilities	6,647
Total liabilities	252,881

Fair value of net assets acquired	$24,680

The Corporation recorded goodwill and other intangibles associated with the purchase of First Franklin and Franklin Savings totaling $11.6 million.  Goodwill is not amortized, but is periodically evaluated for impairment.  The Corporation did not recognize any impairment during the period ended December 31, 2011.  The carrying amount of the goodwill at December 31, 2011 was $10.3 million.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the quarter ended June, 2011, no such adjustments were recorded.  The identifiable intangible asset consists of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such asset. The gross carrying amount of the core deposit intangible at December 31, 2011 was $1.2 million with $270,000 in accumulated amortization as of that date.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2011, 2010, and 2009

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (continued)

11. Acquisition Activity (continued)

As of December, 31, 2011, the current year and estimated future amortization expense for the core deposit intangible was:

2012	$282
2013	206
2014	149
2015	116
2016	110
2017	110
2018	55
Total	$1,028

NOTE N – SUBSEQUENT EVENTS

Adoption of Plan of Conversion

On July 12, 2011 Cheviot Mutual Holding Company and the Corporation adopted a Plan of Conversion whereby the mutual holding company would convert from mutual to stock form.  As part of the Plan of Conversion the pro forma value of the 62% of the Corporation owned by the Mutual Holding Company was sold in an offering to the public.  The Plan of Conversion obtained regulatory approval as well as the approval of the Mutual Holding Company’s members and the Corporation’s stockholders.

At December 31, 2011, the Corporation reported $12.6 million as a contingent liability for the amount of proceeds received in the offering through December 31, 2011.  The proceeds would be required to be returned to investors if the minimum capital raise of $37.4 million was not attained. The offering surpassed the minimum capital raise in January 2012, therefore, none of the cash proceeds is reported as restricted cash at December 31, 2011.

On January 18, 2012, Cheviot Financial Corp., a Maryland corporation (the “Company”), completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator	(principal financial officer
of Oak Hills Local	and principal accounting	Kevin M. Kappa
School District	officer)	Vice President, Compliance

Edward L. Kleemeier		Deborah A. Fischer
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer		(principal financial officer
of Hawkstone Associates		and principal accounting
officer)
Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 24, 2012 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq Capital Market under the symbol “CHEV.”

As of February 29, 2012, there were 7,596,896 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 1,416 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

			Dividend
Quarter Ended	High	Low	paid

March 31, 2011	$9.44	$8.18	$0.12
June 30, 2011	$9.29	$8.13	$0.12
September 30, 2011	$9.20	$8.01	$0.12
December 31, 2011	$8.58	$7.35	$0.12

March 31, 2010	$9.22	$7.22	$0.11
June 30, 2010	$9.50	$7.55	$0.11
September 30, 2010	$8.95	$7.53	$0.11
December 31, 2010	$9.49	$8.09	$0.11

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
1 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1200	Suite 780
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

OFFICE LOCATIONS

Full Service Banking Locations

Main Office:	Cheviot	Branch Offices:	Monfort Heights
	3723 Glenmore Avenue		5550 Cheviot Road
	Cheviot, Ohio 45211		Cincinnati, Ohio 45247
	(513) 661-0457		(513) 389-3325

Lending Center:	Blue Ash		Bridgetown
	4750 Ashwood Drive		6060 Bridgetown Road
	Cincinnati, Ohio 45241		Cincinnati, Ohio 45248
	(513) 469-8000		(513) 389-3333

Harrison
1194 Stone Drive
Harrison, Ohio 45030
(513) 202-5490

Western Hills
5791 Glenway Avenue
Cincinnati, Ohio 45238
(513) 471-7300

Delhi
585 Anderson Ferry Road
Cincinnati, Ohio 45238
(513) 347-4991

Taylor Creek
7072 Harrison Avenue
Cincinnati, Ohio 45247
(513) 353-5140

O’Bryonville
2000 Madison Road
Cincinnati, Ohio 45208
(513) 321-0235

Roselawn
7615 Reading Road
Cincinnati, Ohio 45237
(513) 761-1101

Forest Park
1100 West Kemper Road
Cincinnati, Ohio 4240
(513) 851-0400

Sharonville
11186 Reading Road
Cincinnati, Ohio 45241
(513) 563-6060

Anderson
7944 Beechmont Avenue
Cincinnati, Ohio 45255
(513) 474-3750