Form 10-K, Exhibit 13
period 2012-12-31
Cheviot Financial Corp.
filed 2013-03-12
CIK 1528843

Exhibit 13

TABLE OF CONTENTS

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”).  This is the ninth annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.

On January 18, 2012, Cheviot Financial Corp., a Maryland corporation, completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Corporation and the Corporation is 100% owned by public shareholders.  The results for 2012 represent the first year of operations as a 100% owned public company.

We end the year with a profit of $3.4 million and a well-capitalized Corporation poised for growth.  Lending and loan sales were at the highest level in our history.  Loan originations for the year totaled $123.2 million.

As we begin 2013, we see the economy improving and the housing market showing signs of recovery.  Consistent with our underwriting standards, Cheviot Savings Bank stands ready to increase lending in the commercial and residential areas.

On January 16, 2013 we announced the authorization to repurchase up to 759,654 shares, or approximately 10% of our outstanding common stock. On February 19, 2013, the Board of Directors increased the dividend from $0.08 per share to $0.09 per share.

The Cheviot Savings Bank Charitable Foundation continues their support in the community through donations to schools, charities and various civic groups.  Since 2004, the Foundation has donated over $937,000.

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

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. - Federal as the parent of the Savings Bank.  On January 18, 2012, we completed our “second-step” conversion to a fully stock company.  As a result of the second step conversion, all of our outstanding common stock is held by public shareholders and Cheviot Financial Corp. is our Maryland chartered holding company (“Cheviot Financial” or the “Corporation” refers to either Cheviot Financial Corp. – Federal or Cheviot Financial Corp., a Maryland corporation depending on the content)

The Savings Bank is a community and customer-oriented savings and loan operating twelve full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area.  We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 101-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the years presented.

	At December 31,
	2012	2011	2010	2009	2008
	(In thousands)
Selected Financial Condition Data:
Total assets	$631,982	$616,304	$358,069	$341,860	$332,000
Cash and cash equivalents	25,114	45,140	18,149	11,283	10,013
Investment securities available for sale	195,963	121,042	88,382	55,851	23,909
Investment securities held to maturity – at cost	-	-	-	-	7,000
Mortgage-backed securities available for sale	6,029	7,459	4,279	4,920	648
Mortgage-backed securities held to maturity – at cost	3,581	4,167	4,779	5,744	6,915
Loans receivable, net(1)	340,414	384,296	225,438	247,002	268,483
Deposits	490,646	492,321	257,852	235,904	216,048
Advances from the Federal Home Loan Bank	24,314	31,327	27,300	33,672	44,604
Shareholders’ equity	107,900	72,910	69,419	68,750	68,231

	For the Year Ended
	December 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$21,689	$22,126	$15,438	$16,473	$18,058
Total interest expense	5,601	5,981	4,698	6,585	8,445
Net interest income	16,088	16,145	10,740	9,888	9,613
Provision for losses on loans	1,280	700	550	853	668
Net interest income after provision for losses on loans	14,808	15,445	10,190	9,035	8,945
Total other income	4,326	3,000	1,323	813	503
Total general, administrative and other expense	14,561	13,926	8,540	8,141	7,440
Earnings before income taxes	4,573	4,519	2,973	1,707	2,008
Federal income taxes	1,218	1,153	995	606	592
Net earnings	$3,355	$3,366	$1,978	$1,101	$1,416

Earnings per share – basic and diluted (2)	$0.45	$0.38	$0.23	$0.13	$0.16

(1)  Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

(2)  Earnings per share for the years 2008 through 2011 – represent actual earnings per share based upon the average number of shares outstanding during the year.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

	At or For the
	Year Ended
	December 31,
	2012	2011	2010	2009	2008
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.53%	0.61%	0.56%	0.32%	0.43%
Return on average equity	3.16	5.03	2.82	1.60	2.09
Average equity to average assets	16.70	12.14	19.99	20.26	20.75

Other Financial Ratios:
Net interest margin (2)	2.93	3.32	3.33	3.10	3.11
Average interest-earning assets to average interest-bearing liabilities	105.08	102.09	119.68	120.80	122.59
Total general, administrative and other expenses to average total assets	2.29	2.53	2.43	2.40	2.28
Efficiency ratio (3)	71.33	72.74	70.79	76.08	73.55
Dividend payout ratio – per share basis (4)	71.11	126.32	191.30	307.69	225.00
Dividend payout ratio- net income basis (4)	70.07	46.97	72.40	115.17	81.43
Equity to total assets at end of period	17.07	11.83	19.39	20.11	20.55
Interest rate spread (2)	2.88	3.30	3.04	2.67	2.49
Tangible common equity to tangible assets	15.60	10.18	19.39	20.11	20.55

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (5)	3.14	3.15	2.15	0.99	0.69
Nonperforming assets as a percent of total assets (5)	2.32	2.58	1.93	1.31	0.88
Allowance for loan losses as a percent of net loans	0.63	0.38	0.55	0.41	0.26
Allowance for loan losses as a percent of nonperforming assets (5)	14.73	9.09	18.10	22.82	24.36
Allowance for loan losses as a percent of net originated loans (6)	0.81	0.68	0.55	0.41	0.26
Allowance for loan losses as a percent of net purchased loans (7)	0.54	-	-	-	-
Allowance for loan losses as a percent of originated non-performing assets (6)	19.41	17.69	18.10	22.82	24.36
Allowance for loan losses as a percent of purchased non-performing assets (7)	11.17	-	-	-	-
Net charge-offs to average loans	0.16	0.13	0.14	0.21	0.22

Regulatory Capital Ratios:
Tangible capital	12.4	9.95	16.24	16.24	16.84
Core capital	12.4	9.95	16.24	16.24	16.84
Risk-based capital	25.6	18.80	32.92	32.39	32.53
Number of:
Banking offices	12	12	6	6	6

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

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

(7)	Net purchased loans and non-performing assets includes one-to-four family residential loans without a credit quality discount applied only.

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

General

Our results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings.  Results of operations are also affected by the provision for losses on loans, loan sales and servicing activities, and service charges and fees collected on our loan and deposit accounts.  Our general, administrative and other expense primarily consists of employee compensation and benefits, occupancy and equipment expense, property, payroll and other taxes, legal and professional expenses, other operating expenses, and federal income taxes.  Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

Recent Developments

On January 16, 2013, Cheviot Financial Corp. announced that the Company’s Board of Directors authorized on January 15, 2013 the repurchase of up to 759,654 shares, or approximately 10%, of the Company’s outstanding common stock. The stock repurchase program became effective on January 21, 2013, which was after the one year anniversary of the Company’s second-step conversion.  The repurchases may be carried out through open market purchases, block trades, and in negotiated private transactions. In addition, the Company may enter into an agreement to have its shares repurchased pursuant to rule 10b-5-1 of the Securities Exchange Act of 1934.  The common stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.

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

The following tables set forth certain information for the years ended December 31, 2012, 2011, and 2010.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.

	For the Years Ended December 31,
	2012			2011			2010
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Assets:
Interest-earning assets:
Loans receivable, net (1)	$359,940	$18,064	5.02%	$367,063	$19,386	5.28%	$240,224	$13,285	5.53%
Mortgage-backed securities	10,697	204	1.91	11,901	272	2.29	9,871	289	2.93
Investment securities	164,823	3,022	1.83	94,938	2,162	2.28	67,633	1,714	2.53
Interest-earning deposits and other (2)	14,034	399	2.84	12,694	306	2.41	5,237	150	2.86
Total interest-earning assets	549,494	21,689	3.95	486,596	22,126	4.55	322,965	15,438	4.78

Total non-interest-earning assets	85,387			64,702			28,312

Total assets	$634,881			$551,298			$351,277

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$495,494	$4,684	0.95%	$436,835	$4,858	1.11%	$236,704	$3,435	1.45%
FHLB advances	27,445	917	3.34	39,812	1,123	2.82	33,152	1,263	3.81
Total interest-bearing liabilities	522,939	5,601	1.07	476,647	5,981	1.25	269,856	4,698	1.74

Total non-interest-bearing liabilities	5,892			7,699			11,208

Total liabilities	528,831			484,346			281,064

Shareholders’ equity	106,050			66,952			70,213

Total liabilities and shareholders’ equity	$634,881			$551,298			$351,277

Net interest income		$16,088			$16,145			$10,740

Interest rate spread (3)			2.88%			3.30%			3.04%

Net interest margin (4)			2.93%			3.32%			3.33%

Average interest-earning assets to average interest-bearing liabilities			105.08%			102.09%			119.68%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees/costs.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

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

	Year ended December 31,
	2012 vs. 2011			2011 vs. 2010
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
	(In thousands)
Interest-earnings assets:
Loans receivable, net	$(398)	$(924)	$(1,322)	$6,727	$(626)	$6,101
Mortgage-backed securities	(34)	(34)	(68)	53	(70)	(17)
Investment securities	1,354	(494)	860	631	(183)	448
Interest-earning assets	24	69	93	183	(27)	156

Total interest-earning assets	946	(1,383)	(437)	7,594	(906)	6,688

Interest-bearing liabilities:
Deposits	574	(748)	(174)	2,376	(953)	1,423
FHLB advances	(389)	183	(206)	225	(365)	(140)

Total interest-bearing liabilities	185	(565)	(380)	2,601	(1,318)	1,283

Increase (decrease) in net interest income	$761	$(818)	$(57)	$4,993	$412	$5,405

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

At December 31, 2012, Cheviot Financial had total assets of $632.0 million, an increase of $15.7 million, or 2.5%, from $616.3 million at December 31, 2011.  The increase in total assets is primarily the result of the investment of a portion of the net proceeds from our stock offering into investment securities partially offset by decreases in loans receivable and cash and cash equivalents.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $25.1 million at December 31, 2012, a decrease of $20.0 million, or 44.4%, from $45.1 million at December 31, 2011.  The decrease in cash and cash equivalents at December 31, 2012 was due to a $5.5 million decrease in federal funds sold, a decrease of $13.8 million in interest-earning deposits and a $772,000 decrease in cash and due from banks.  These funds were reinvested in higher yielding investment securities.

Investment securities totaled $196.0 million at December 31, 2012, an increase of $74.9 million, or 61.9%, from $121.0 million at December 31, 2011.  During the year ended December 31, 2012, investment securities purchases consisted of $211.2 million of U.S. Government agency obligations, which were partially offset by $134.3 million of maturities. Our securities purchased during 2012 had an average maturity of 151 months and average yield of 1.71%. At December 31, 2012, all of our investment securities were classified as available for sale. As of December 31, 2012, none of the investment securities were considered impaired.

Mortgage-backed securities totaled $9.6 million at December 31, 2012, a decrease of $2.0 million, or 17.3%, from $11.6 million at December 31, 2011.  The decrease in mortgage-backed securities was due primarily to  principal prepayments and repayments totaling approximately $2.0 million.  At December 31, 2012, $3.6 million of mortgage-backed securities were classified as held to maturity, while $6.0 million were classified as available for sale.  As of December 31, 2012, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $340.4 million at December 31, 2012, a decrease of $43.9 million, or 11.4%, from $384.3 million at December 31, 2011.  The change in loans receivable reflects loan sales totaling $76.9 million and loan principal repayments of $90.0 million, which were partially offset by loan originations of $123.2 million.  The change in the composition of the Corporation’s assets reflects management’s decision to manage the risk of our assets in a low interest rate environment by investing in investment securities and selling certain mortgage loans and recording gains.  The portfolio is currently comprised of 51.4% in fixed-rate mortgage loans and 48.6% in variable-rate mortgage loans.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2012 and December 31, 2011 (continued)

At December 31, 2012, the allowance for loan losses totaled $2.2 million, or 0.63% of net loans, compared to $1.4 million, or 0.38% of net loans at December 31, 2011.  In determining the adequacy of the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $1.3 million provision for losses on loans recorded during the year ended December 31, 2012 is a reflection of these factors, as well as, weaker economic conditions in the greater Cincinnati area and the need to charge-off approximately $567,000 in loans receivable.  The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. As stated previously, Cheviot Financial’s allowance at December 31, 2012 does not include any credit quality discount related to loans acquired from First Franklin, other than $517,000, net of charge-offs of $43,000, added during the year ended 2012 for certain one-to-four family residential real estate loans.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2012.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2012 and December 31, 2011 (continued)

Originated nonperforming and impaired loans totaled $5.7 million at both December 31, 2012 and 2011.  At December 31, 2012, originated nonperforming and impaired loans were comprised of forty-five loans secured by one-to-four family residential real estate, four loans secured by nonresidential real estate and one loan secured by multi-family residential real estate. At December 31, 2012 and 2011, real estate acquired through foreclosure totaled $4.0 million and $3.8 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 28.7% and 25.2% of originated nonperforming and impaired loans at December 31, 2012 and 2011, respectively.  During the year ended December 31, 2012 Management determined an additional allowance should be recorded for certain one-to-four family purchased loans.  This allowance for loan losses represented 11.2% of purchased non-performing and impaired one-to-four family residential real estate loans.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would in turn adversely affect our results of operations.

Deposits totaled $490.6 million at December 31, 2012, a decrease of $1.7 million, or 0.3%, from $492.3 million at December 31, 2011. The decrease in deposits consisted of a $20.0 million decrease in certificates of deposit, which was partially offset by an increase of $18.3 million in demand, transaction and passbook deposits.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $7.0 million, or 22.4%, to a total of $24.3 million at December 31, 2012.  The decrease is the result of  repayments of $6.9 million.

Shareholders’ equity totaled $107.9 million at December 31, 2012, a $35.0 million or 48.0%, increase from December 31, 2011.  The increase primarily resulted from $34.8 million in net proceeds from the stock conversion and net earnings of $3.4 million, which was partially offset by shares acquired for stock benefit plans of $1.5 million, dividends paid of $2.4 million and an increase of $322,000 in the unrealized gain on securities designated as available for sale.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2012, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

General

Cheviot Financial’s net earnings totaled $3.4 million for the year ended December 31, 2012, a decrease of $11,000, or 0.3%, compared to the net earnings recorded for the year ended December 31, 2011.  The decrease in net earnings reflects a decrease in net interest income of $57,000, an increase of $580,000 in the provision for losses on loans, an increase of $635,000 in general, administrative and other expense and an increase of $65,000 in the provision for federal income taxes, which were partially offset by a $1.3 million increase in other income.

Interest Income

Total interest income for the year ended December 31, 2012, totaled $21.7 million, a decrease of $437,000, or 2.0%, compared to the year ended December 31, 2011.  The decrease in interest income is a result of a 60 basis point decrease in the average yield on interest-earning assets to 3.95% from 4.55%, which was partially offset by a $62.9 million increase in the average balance outstanding during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Interest income on loans decreased by $1.3 million, or 6.8%, for the year ended December 31, 2012.  The decrease in interest income on loans was due primarily to a decrease of $7.1 million, or 1.9% in average loans outstanding and by a 26 basis point decrease in the average yield on loans to 5.02% for the 2012 period from 5.28% for the 2011 period.  Interest income on mortgage-backed securities decreased by $68,000, or 25.0%, during the year ended December 31, 2012, due primarily to a decrease in the average yield of 38 basis points from 2011 and by a $1.2 million decrease in the average balance outstanding.

Interest income on investment securities increased by $860,000, or 39.8%, during the year ended December 31, 2012, due to an increase of $69.9 million, or 73.6%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 45 basis points from 2011.  Interest income on other interest-earning deposits increased by $93,000, or 30.4%, during the year ended December 31, 2012.  The increase was due to a $1.3 million increase in the average balance outstanding and by a 43 basis point increase in the average yield.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2012 and December 31, 2011 (continued)

Interest Expense

Interest expense totaled $5.6 million for the year ended December 31, 2012, a decrease of $380,000, or 6.4%, compared to the year ended December 31, 2011.  The average balance of interest-bearing liabilities outstanding increased by $46.3 million during 2012, which was partially offset by a decrease in the average cost of liabilities of 18 basis points to 1.07% for the year ended December 31, 2012.  Interest expense on deposits totaled $4.7 million for the year ended December 31, 2012, a decrease of $174,000, or 3.6%, from the year ended December 31, 2011.  This decrease was a result of a 16 basis point decrease in the average cost of deposits to 0.95%, which was partially offset by an increase in the average balance outstanding of $58.7 million, or 13.4% during 2012.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the 2012 period.

Interest expense on borrowings totaled $917,000 for the year ended December 31, 2012, a decrease of $206,000, or 18.3%, from the 2011 period.  This decrease resulted from a  decrease of $12.4 million in the average balance of borrowings outstanding, which was partially offset by a 52 basis point increase in the average costs of borrowings for the year ended December 31, 2012.

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $57,000, or 0.4%, during the year ended December 31, 2012 from the year ended December 31, 2011. The average interest rate spread decreased to 2.88% for the year ended December 31, 2012 from 3.30% for the year ended December 31, 2011.  The net interest margin decreased to 2.93% for the year ended December 31, 2012 from 3.32% for the year ended December 31, 2011.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2012 and December 31, 2011 (continued)

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $1.3 million provision for losses on loans for the year ended December 31, 2012.  Non-performing originated loans were 2.8% and 2.7% of net originated loans at December 31, 2012 and 2011, respectively.  The provision for loan losses for the year ended December 31, 2012 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, which include, but is not limited to economic conditions, and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.  Cheviot Financial’s allowance at December 31, 2012 does not include any credit quality discount related to loans acquired from First Franklin, other than $517,000 added during the year ended December 31, 2012 for certain one-to-four family residential real estate loans.

Other Income

Other income increased $1.3 million, or 44.2%, to $4.3 million for the year ended December 31, 2012, compared to the same period in 2011, due primarily to a gain on death benefits from life insurance of $492,000, an increase in the gain on sale of loans of $720,000 and an increase of $89,000 in service fee income, which was partially offset by a decrease in the gain on sale of real estate acquired through foreclosure of $32,000.  The increase in earnings on bank-owned life insurance is a result of death benefit proceeds received in accordance with the bank-owned life insurance policies.  The increase in the gain on sale of loans is due to selling $76.9 million in loans in the secondary market during the year ended December 31, 2012 compared to selling $49.5 million in loan in the secondary market during the year ended December 31, 2011.  The increase in other operating income is a result of increased service fees on deposit accounts.  During the year ended December 30, 2012, the Corporation sold 32 real estate owned properties resulting in net proceeds of $2.2 million.

General, Administrative and Other Expense

General, administrative and other expense increased $635,000, or 4.6%, to $14.6 million for the year ended December 31, 2012, from $13.9 million for the comparable period in 2011.  The increase is a result of $303,000 in occupancy and equipment expense and an increase of $344,000 in real estate owned loss expense.  The increase in occupancy and equipment expense during the year ended December 31, 2012 reflects a full year of operations from the Franklin acquisition as compared to the prior period.  The increase in other operating expense is the result of fair market value adjustments in real estate properties acquired through foreclosure.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2012 and December 31, 2011 (continued)

Federal Income Taxes

The provision for federal income taxes totaled $1.2 million for the year ended December 31, 2012, an increase of $65,000, or 5.6%, compared to the provision recorded for the 2011 period.  The effective tax rates were 26.6% and 25.5% for the years ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012 the Corporation was able to utilize approximately $1.3 million in net operating loss carryforwards previously reserved for as a result of the acquisition of First Franklin.  Cheviot Financial has approximately $3.8 million in remaining operating loss carryforwards to offset future taxable income for 20 years.  These losses are subject to the annual allowable Internal Revenue Code Section 382 net operating loss limitations of $1.1 million.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  Since 2009, short term interest rates have been at historically low levels.  The short term rates are used to price our deposit products and are used in determining our cost of borrowing.  Medium and long term interest rates are used to determine the pricing of our loan products.  These rates have decreased during 2012.  This has resulted in a decrease of our interest rate spread.  Consequently, our net interest income decreased slightly in 2012 as compared to 2011.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities.  We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 10, 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans.  Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained or servicing-released basis.  We also invest in short-term securities, which generally have lower yields compared to longer-term investments.

Quantitative Analysis

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity.  The Economic Value of Equity at Risk (EVE) indicates risk to the balance sheet to decreased economic value, and therefore, long term earnings potential.  The EVE calculation measures the economic value of assets less the economic value of liabilities under each rate scenario.

Cheviot uses an interest rate model prepared by a third party consulting firm.  This model uses an economic value of equity (EVE) to determine the level of interest rate risk.  This analysis measures interest rate risk by computing changes in net economic value of our cash flows from assets,  liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates.   Economic value of equity represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.  These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained increase in interest rates ranging from up 100 to up 300 basis points and a sudden and sustained decrease in interest rates ranging from down 100 to down 200 basis points.  The model does not provide any steps that we might take to counter the effect of that interest rate movement.  Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

The following table presents the change in our net economic value of equity at December 31, 2012 that would occur in he event of an immediate change in interest rates, with no effect given to any steps that we might take to counteract that change.

					Economic Value of
		Economic Value of Equity			Equity as % of Economic
		(Dollars inThousands)			Value of Total Assets
Basis Points (“bp”)
Change in rates (1)		Amount	Change	% Change	Economic Value Ratio (3)

+300 bp		$68,844	$(42,968)	(38.19)%	11.53%
+200 bp		86,362	(25,450)	(22.76)%	14.00%
+100 bp		102,579	(9,233)	(8.26)%	16.11%
0 bp		111,812	-	-	17.13%
-100 bp		103,056	(8,756)	(7.83)%	15.73%
-200 bp	(2)	96,308	(15,504)	(13.87)%	14.70%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Economic Value Ratio represents the economic value of equity to the economic value of assets.

The model reflects that the Savings Bank’s EVE is slightly more sensitive to an increase in interest rates than a decrease in interest rates at the 100bp increase or decrease.  The Bank is definitely more sensitive to significant increase in interest rates.  The above table indicates that as of December 31, 2012, in the event of a 100 basis point increase in interest rates, we would experience an 8.3%, or $9.2 million, decrease in economic value of equity.  In the event of a 100 basis point decrease in interest rates, we would experience a 7.8%, or $8.8 million, decrease in economic value of equity.

The model uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement.  Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.  Moreover, the EVE table presented assumes that the composition of our interest- sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.  Accordingly, although the EVE table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

The model above reflects a change from the model used in prior years.  Prior years’ models included data provided by the Office of Thrift Supervision, which was merged into the Office of the Comptroller of the Currency, and similar data for prior years is no longer available.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At December 31, 2012 and 2011, we had $24.3 million and $31.3 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $136.6 million and $160.6 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities.  For the year ended December 31, 2012, loan originations totaled $123.2 million, compared to $90.1 million for the year ended December 31, 2011.  Purchases of investment securities totaled $211.2 million for the year ended December 31, 2012 and $89.3 million for the year ended December 31, 2011.

Total deposits decreased $1.7 million during the year ended December 31, 2012, while total deposits increased $234.5 million during the year ended December 31, 2011 due to the acquisition of First Franklin in 2011.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2012, certificates of deposit scheduled to mature within one year totaled $124.4 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2012.

		Payments due by period
	Less	More than	More than	More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
	(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$148	$4,668	$11,733	$7,765	$24,314
Certificates of deposit	124,389	86,818	45,490	-	256,697
Lease obligations	185	176	113	263	737

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	10,865	-	-	-	10,865
Home equity lines of credit	29,435	-	-	-	29,435
Commercial lines of credit	1,043	-	-	-	1,043
Undisbursed loans in process	495	-	-	-	495

Total contractual obligations	$166,560	$91,662	$57,336	$8,028	$323,586

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2012 and 2011, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $76.6 million and $60.2 million, or 12.4% and 10.0% of total assets, at December 31, 2012 and 2011, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $37.7 million, or 6.0% of assets, as of December 31, 2012.  To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At December 31, 2012 and 2011, we had a total risk-based capital ratio of 25.6% and 18.8%, respectively.

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

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Corporation’s management believes that as of December 31, 2012, the Corporation’s internal control over financial reporting was effective based on those criteria.

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

March 12, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2012 and 2011 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2012, 2011, and 2010.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years ended December 31, 2012, 2011, and 2010, in conformity with accounting principles generally accepted in the United States of America.

s:/Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 12, 2013

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2012 and 2011
 (In thousands)

	2012	2011
ASSETS

Cash and due from banks	$10,251	$11,023
Federal funds sold	12,555	18,019
Interest-earning deposits in other financial institutions	2,308	16,098
Cash and cash equivalents	25,114	45,140

Investment securities available for sale - at fair value	195,963	121,042
Mortgage-backed securities available for sale - at fair value	6,029	7,459
Mortgage-backed securities held to maturity - at cost, approximate market value of $3,772 and $4,315 at December 31, 2012 and 2011, respectively	3,581	4,167
Loans receivable – net	337,110	382,759
Loans held for sale-at lower of cost or market	3,304	1,537
Real estate acquired through foreclosure – net	3,980	3,795
Office premises and equipment - at depreciated cost	12,481	10,200
Federal Home Loan Bank stock - at cost	8,651	8,366
Accrued interest receivable on loans	1,303	1,614
Accrued interest receivable on mortgage-backed securities	20	27
Accrued interest receivable on investments and interest-bearing deposits	941	498
Goodwill	10,309	10,309
Core deposit intangible - net	746	1,028
Prepaid expenses and other assets	4,596	4,330
Bank-owned life insurance	15,249	10,330
Prepaid federal income taxes	1,192	1,428
Deferred federal income taxes	1,413	2,275

Total assets	$631,982	$616,304

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$490,646	$492,321
Advances from the Federal Home Loan Bank	24,314	31,327
Advances by borrowers for taxes and insurance	2,331	2,464
Accrued interest payable	90	118
Accounts payable and other liabilities	6,701	4,521
Total liabilities	524,082	530,751

Commitments and contingencies	-	12,643

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued Common stock - authorized 30,000,000 shares, $.01 par value; 7,596,557 and 9,918,751 shares issued at December 31, 2012 and 2011	76	99
Additional paid-in capital	65,772	43,866
Shares acquired by stock benefit plans	(1,992)	(913)
Treasury stock - at cost, 0 shares at December 31, 2012 and 1,053,843 shares December 31, 2011	-	(12,860)
Retained earnings – restricted	43,444	42,440
Accumulated comprehensive income, unrealized gains on securities available for sale, net of tax effects	600	278
Total shareholders’ equity	107,900	72,910

Total liabilities and shareholders’ equity	$631,982	$616,304

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2012, 2011, and 2010
 (In thousands, except per share data)

	2012	2011	2010

Interest income
Loans	$18,064	$19,386	$13,285
Mortgage-backed securities	204	272	289
Investment securities	3,022	2,162	1,714
Interest-earning deposits and other	399	306	150
Total interest income	21,689	22,126	15,438

Interest expense
Deposits	4,684	4,858	3,435
Borrowings	917	1,123	1,263
Total interest expense	5,601	5,981	4,698

Net interest income	16,088	16,145	10,740

Provision for losses on loans	1,280	700	550

Net interest income after provision for losses on loans	14,808	15,445	10,190

Other income
Rental	126	123	64
Gain (loss) on sale of real estate acquired through foreclosure	53	85	(23)
Gain on sale of loans	1,584	864	694
Earnings on bank-owned life insurance	322	292	138
Gain on death benefits from life insurance	492	-	-
Service fee income	1,599	1,510	450
Other operating	150	126	-
Total other income	4,326	3,000	1,323

General, administrative and other expense
Employee compensation and benefits	6,361	6,271	4,489
Occupancy and equipment	1,709	1,406	664
Property, payroll and other taxes	1,328	1,233	965
Data processing	635	543	238
Legal and professional	925	932	891
Advertising	299	451	197
FDIC expense	433	611	291
Jeanie expense	361	342	130
Real estate owned loss expense	656	312	108
Core deposit intangible amortization	282	270	-
Other operating	1,572	1,555	567
Total general, administrative and other expense	14,561	13,926	8,540

Earnings before income taxes	4,573	4,519	2,973

Federal income taxes
Current	522	112	917
Deferred	696	1,041	78
Total federal income taxes	1,218	1,153	995

NET EARNINGS	$3,355	$3,366	$1,978

Earnings per share - basic and diluted	$0.45	$0.38	$0.23

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2012, 2011, and 2010
(In thousands)

	2012	2011	2010

Net earnings	$3,355	$3,366	$1,978

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefits) of $166, $685, and $(346) for the years ended December 31, 2012, 2011, and 2010, respectively	322	1,329	(671)

Comprehensive income	$3,677	$4,695	$1,307

Accumulated comprehensive income (loss)	$600	$278	$(1,051)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2012, 2011, and 2010
(In thousands, except per share data)

						Unrealized
			Shares			gains (losses)on
		Additional	acquired by			on securities	Total
	Common	paid-in	stock benefit	Treasury	Retained	available	shareholders’
	stock	capital	plans	stock	earnings	for sale	equity
Balance at December 31, 2009	$99	$43,819	$(2,069)	$(12,828)	$40,109	$(380)	$68,750
Net earnings for the year ended December 31, 2010	-	-	-	-	1,978	-	1,978
Cash dividends of $.44 per share	-	-	-	-	(1,432)	-	(1,432)
Amortization expense of stock benefit plans	-	(37)	767	-	-	-	730
Stock option expense	-	96	-	-	-	-	96
Treasury stock repurchases	-	-	-	(32)	-	-	(32)
Unrealized losses on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(671)	(671)

Balance at December 31, 2010	$99	$43,878	$(1,302)	$(12,860)	$40,655	$(1,051)	$69,419

Net earnings for the year ended December 31, 2011	-	-	-	-	3,366	-	3,366
Cash dividends of $.48 per share	-	-	-	-	(1,581)	-	(1,581)
Amortization expense of stock benefit plans	-	(32)	389	-	-	-	357
Stock option expense	-	20	-	-	-	-	20
Treasury stock repurchases	-	-	-	-	-	-	-
Unrealized gains on securities designated as available for sale, net of related tax	-	-	-	-	-	1,329	1,329

Balance at December 31, 2011	$99	$43,866	$(913)	$(12,860)	$42,440	$278	$72,910

Net earnings for the year ended December 31, 2012	-	-	-	-	3,355	-	3,355
Cash dividends of $.32 per share	-	-	-	-	(2,351)	-	(2,351)
Amortization expense of stock benefit plans	-	(55)	417	-	-	-	362
Stock option expense	-	22	-	-	-	-	22
Proceeds from second step stock conversion, net of costs	-	34,776	-	-	-	-	34,776
Shares acquired for stock benefit plans	-	-	(1,496)	-	-	-	(1,496)
Cancelation of treasury stock	(23)	(12,837)	-	12,860	-	-	-
Unrealized gains on securities designated as available for sale, net of related tax	-	-	-	-	-	322	322
Balance at December 31, 2012	$76	$65,772	$(1,992)	$-	$43,444	$600	$107,900

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 For the years ended December 31, 2012, 2011, and 2010
 (In thousands)

	2012	2011	2010

Cash flows from operating activities:
Net earnings for the period	$3,355	$3,366	$1,978
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(12)	(118)	18
Depreciation	775	573	317
Amortization expense related to stock benefit plans	362	357	730
Amortization of deferred loan origination fees	75	185	105
Amortization of intangible assets	282	270	-
Amortization of fair value adjustments	(834)	(1,526)	-
Proceeds from sale of loans in the secondary market	76,868	49,454	26,771
Loans originated for sale in the secondary market	(76,326)	(45,814)	(29,734)
Gain on sale of loans	(1,584)	(864)	(694)
(Gain) loss on sale of real estate acquired through foreclosure	(53)	(85)	23
Impairment on real estate acquired through foreclosure	677	510	107
Federal Home Loan Bank stock dividends	-	-	(6)
Earnings on bank-owned life insurance	(322)	(292)	(138)
Provision for losses on loans	1,280	700	550
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	311	28	149
Accrued interest receivable on mortgage-backed securities	7	20	13
Accrued interest receivable on investments and interest-bearing deposits	(443)	23	(70)
Prepaid expenses and other assets	(265)	248	81
Accrued interest payable	(28)	(737)	(37)
Accounts payable and other liabilities	2,118	(2,031)	330
Federal income taxes
Current	236	910	(331)
Deferred	696	1,041	78
Net cash flows provided by operating activities	$7,175	$6,218	$240

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2012, 2011, and 2010
 (In thousands)

	2012	2011	2010

Net cash flows provided by operating activities balance brought forward	$7,175	$6,218	$240

Cash flows used in investing activities:
Principal repayments on loans	89,996	75,755	58,585
Loan disbursements	(46,869)	(44,264)	(33,991)
Loans purchased	-	-	(541)
Purchase of investment securities – available for sale	(211,234)	(89,289)	(118,720)
Proceeds from maturity of investment securities – available for sale	134,300	74,550	85,101
Proceeds from maturity of municipal obligations – held to maturity	-	100	-
Principal repayments on mortgage-backed securities – available for sale	1,456	1,441	694
Principal repayments on mortgage-backed securities – held to maturity	586	612	965
Additions to real estate acquired through foreclosure	-	(100)	(107)
Proceeds from sale of real estate acquired through foreclosure	2,168	2,887	531
Purchase of office premises and equipment	(3,056)	(1,236)	(38)
Purchase of Federal Home Loan Bank stock	(285)	-	-
Proceeds from bank owned life insurance	403	-	-
Purchase of bank owned life insurance	(5,000)	-	-
Cash paid for acquisition, net of cash received	-	(4,200)	-
Net cash flows (used in) provided by investing activities	(37,535)	16,256	(7,521)

Cash flows provided by financing activities:
Net increase (decrease) in deposits – net of acquisition	(920)	14,006	21,948
Proceeds from Federal Home Loan Bank advances – net of acquisition	-	11,000	10,000
Repayments on Federal Home Loan Bank advances – net of acquisition	(6,921)	(29,813)	(16,372)
Repayments on other borrowings	-	(1,490)	-
Advances by borrowers for taxes and insurance	(133)	(268)	(61)
Stock option expense, net	22	20	96
Treasury stock repurchases	-	-	(32)
Proceeds from stock conversion	22,133	12,643	-
Shares acquired by stock benefit plans	(1,496)	-	-
Dividends paid on common stock	(2,351)	(1,581)	(1,432)
Net cash flows provided by financing activities	10,334	4,517	14,147

Net (decrease) increase in cash and cash equivalents	(20,026)	26,991	6,866

Cash and cash equivalents at beginning of period	45,140	18,149	11,283

Cash and cash equivalents at end of period	$25,114	$45,140	$18,149

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2012, 2011, and 2010
 (In thousands)

	2012	2011	2010

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$52	$235	$1,238

Interest on deposits and borrowings	$5,629	$6,000	$4,661

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$2,990	$2,597	$513

Recognition of mortgage servicing rights	$576	$302	$206

Deferred gain on real estate acquired through foreclosure	$13	$-	$-

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. - Federal as the parent of the Savings Bank.  On January 18, 2012, we completed our “second-step” conversion to a fully stock company.  As a result of the second step conversion, all of our outstanding common stock is held by public shareholders and Cheviot Financial Corp. is our Maryland chartered holding company (“Cheviot Financial” or the “Corporation” refers to either Cheviot Financial Corp. – Federal or Cheviot Financial Corp., a Maryland corporation depending on the content).

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

1.  Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2012, 2011, and 2010, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2012 and 2011, the Corporation had $3.3 million and $1.5 million in loans held for sale.

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

The Corporation recorded mortgage servicing rights totaling $224,000,  $127,000, and $144,000, net of amortization of $352,000, $175,000, and $62,000, during the years ended December 31, 2012, 2011, and 2010, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $1.3 million  and $1.1 million at December 31, 2012 and 2011, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3.  Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $141.3 million and $118.7 million at December 31, 2012 and 2011, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati, Federal Home Loan Mortgage Corporation, US Bank, Bank of America, Franklin American, BB&T and Lake Michigan.

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

For the years ended December 31, 2012, 2011, and 2010

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

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2012 and 2011, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

For the years ended December 31, 2012, 2011, and 2010

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

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the tax years before 2009.

The Internal Revenue Service has completed the audit of Cheviot Financial Corp. for the year ended December 31, 2009.  The Company did not have any additional liability as a result of the audit.  First Franklin Corporation was under audit for 2008, 2009, and 2010.  During the year, the short period for 2011 was included so that the audits could be finalized.  As a result of the audit, there was an additional liability of $206,000.  The additional tax resulted from audit adjustments to maintenance expense on real estate owned and reduced the net operating loss carryforward.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for December 31, 2012, 2011, and 2010.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans
The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Employer contributions totaled $300,000, $359,000, and $231,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $18,000, $28,000, and $36,000 for the directors deferred compensation plan for the years ended December 31, 2012, 2011, and 2010.

In connection with the 2004 Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records a compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. In addition, as part of the second step stock conversion, the Corporation purchased an additional 187,000 shares for a new ESOP plan, resulting in a new loan with Cheviot Financial Corporation totaling $1.5 million.  Allocation of shares to the ESOP participants is predicated upon the repayment of the loans to Cheviot Financial Corp. totaling $1.9 million and $832,000 million at December 31, 2012 and 2011, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $381,000, $307,000, and $301,000 for the years ended December 31, 2012, 2011, and 2010, respectively. The fair value of the unearned ESOP shares approximated $1.9 million and $531,000 at December 31, 2012 and 2011.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 166,608 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $36,000,  $34,000, and $156,000 for the years ended December 31, 2012, 2011, and 2010, respectively.  During the years ended December 31, 2012, 2011, and 2010, 2,550 shares, 3,214 shares, and 2,892 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.02.  During the year ended December 31, 2012, 2,656 shares vested at an average price of $9.51.  At December 31, 2012 and 2011 total non-vested shares were 8,411 and 14,923 at a weighted average grant date fair value of $13.50.  The shares in the plan and the shares granted have been adjusted to reflect the exchange ratio of 0.857%.

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

For the years ended December 31, 2012, 2011 and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2012, 2011, and 2010:

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

Loans held for sale:  Loans held for sale are carried at the lower of cost or fair market value, as determined by outstanding commitments from investors, on an aggregated basis.  At December 31, 2012, 2011, and 2010, market value approximates cost.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2012, 2011, and 2010.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2012, 2011 and 2010, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows:

	2012		2011
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	(In thousands)
Financial assets
Cash and cash equivalents	$25,114	$25,114	$45,140	$45,140
Investment securities	195,963	195,963	121,042	121,042
Mortgage-backed securities	9,610	9,801	11,626	11,774
Loans receivable – net and loans held for sale	340,414	381,018	384,296	404,595
Accrued interest receivable	2,264	2,264	2,139	2,139
Federal Home Loan Bank stock	8,651	8,651	8,366	8,366

	$582,016	$622,811	$572,609	$593,056

Financial liabilities
Deposits	$490,646	$490,017	$492,321	$492,286
Advances from the Federal Home Loan Bank	24,314	24,920	31,327	32,429
Accrued interest payable	90	90	118	118
Advances by borrowers for taxes and insurance	2,331	2,331	2,464	2,464

	$517,381	$517,358	$526,230	$527,297

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

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 208,251, 71,415, and 107,126 unallocated shares held by the ESOP for the fiscal years ended December 31, 2012, 2011, and 2010, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14.  Earnings Per Share (continued)

For the years ended December 31, 2012, 2011, and 2010

	December 31,
	2012	2011	2010

Weighted-average common shares outstanding (basic)	7,415,768	8,757,880	8,723,463

Dilutive effect of assumed exercise of stock options	6,251	8,391	8,441

Weighted-average common shares outstanding (diluted)	7,422,019	8,766,271	8,731,904

For the year ended December 31, 2012 options to purchase 370,339 shares of common stock ranging in price from $8.30 - $15.90 were outstanding but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common share. For the years ended December 31, 2011 and 2010 the options totaled 425,600 and 421,200 ranging in price from $8.07 to $13.63. The shares for 2011 and 2010 have not been adjusted to reflect the exchange ratio of 0.857%.

15.  Stock Option Plan

On April 26, 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 416,517 stock options.  During 2012, 2011, and 2010 approximately 5,600, 3,771, and 7,593 stock options were granted subject to a five year vesting period.  The shares in the plan and the shares granted have been adjusted to reflect the exchange ratio of 0.857%.

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

The Corporation elected the modified prospective transition method in applying ASC 718. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption, as well as for all unvested options outstanding at December 31, 2005. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the years ended December 31, 2012, 2011, and 2010 the Corporation recorded $22,000, $20,000 and $96,000 in after-tax compensation cost for equity-based awards that vested during year.  The Corporation has $51,000, $67,000 and $68,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2012, 2011, and 2010, which is expected to be recognized over a weighted-average vesting period of approximately 2.5 months as of December 31, 2012, 2011 and 2010. There is no intrinsic value on the vested outstanding options due to the strike price exceeding the market price at and December 31, 2012 and 2011.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the unvested stock awards is as follows:

		Weighted Average Fair Value
	Shares	on Award Date
Unvested at December 31, 2010	23,940	$3.52
Awarded	4,400	5.30
Vested	(7,500)	3.22
Unvested at December 31, 2011	20,840	$4.00

		Weighted Average Fair Value
	Shares	on Award Date
Unvested at December 31, 2011	20,840	$4.00
Stock Conversion	(2,980)	-
Awarded	5,600	1.28
Vested	(6,143)	3.52
Unvested at December 31, 2012	17,317	$3.29

A summary of the status of the Corporation’s stock option plan as of December 31, 2012, 2011, and 2010 and changes during the year then ended is presented below:

	2012		2011		2010
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding at beginning of year	425,600	$11.10	421,200	$11.05	412,340	$11.17
Stock conversion	(60,861)	1.76	-	-	-	-
Granted	5,600	8.30	4,400	9.04	8,860	8.07
Exercised	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Outstanding at end of year	370,339	$12.80	425,600	$11.10	421,200	$11.05

Options exercisable at year-end	353,022	$12.96	404,760	$11.14	397,260	$11.16

Fair value of options granted during the year		$1.28		$5.30		$4.83
Weighted average remaining vesting period		2 months		2 months		2 months

 CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

The following information applies to options outstanding at December 31, 2012:

Number outstanding	370,339
Exercise price	$8.30 - $15.90
Weighted-average exercise price	$12.96
Weighted-average remaining contractual life	2.9 years

The following information applies to options outstanding at December 31, 2011:

Number outstanding	425,600
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.14
Weighted-average remaining contractual life	3.8 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2012, 2011,  and 2010, dividend yield of 3.86%, 5.31% and 5.45%; expected volatility of 24.1%, 44.17% and 44.55%; risk-free interest rates of 1.64%, 2.97% and 3.38%; and expected lives of 10 years. The effects of expensing stock options are reported in “cash provided by financing activities” in the Consolidated Statements of Cash Flows.

In January 2013 the Board of Directors approved the 2013 Equity Incentive Plan, subject to shareholder approval at the April 23, 2013 Stockholders’ meeting.

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

For the years ended December 31, 2012, 2011, and 2010

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

	Quoted prices
	in active	Significant	Significant
	markets for	other	other
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)

Securities available for sale at December 31, 2012:
U.S. Government agency securities	-	$192,705	-
Municipal obligations	-	$3,258	-
Mortgage-backed securities	-	$6,029	-

Securities available for sale at December 31, 2011:
U.S. Government agency securities	-	$117,871	-
Municipal obligations	-	$3,171	-
Mortgage-backed securities	-	$7,459	-

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans.  Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals based on comparable sales, which the Corporation considers to be Level 2 inputs.  The aggregate carrying amount of impaired originated loans at both December 31, 2012 and 2011 were approximately $5.7 million, respectively.

The Corporation has acquired through foreclosure totaling $4.0 million and $3.8 million at December 31, 2012 and 2011, respectively.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $3.3 million and $3.1 million at December 31, 2012 and 2011, respectively.  The aggregate amount of real estate acquired through foreclosure that is carried at cost was approximately $721,000 and $734,000 at December 31, 2012 and 2011, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements

We adopted the following accounting guidance in 2012, none of which had a material effect, if any, on our consolidated financial position or results of operations.

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

For the years ended December 31, 2012, 2011, and 2010

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

In July 2012 the FASB issued ASU 2012-02, Intangibles - goodwill and other (Topic 350).  The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  Effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.

In August 2012 the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22. Because the amendments in this ASU reflect only guidance modifications that the SEC had previously issued, the amendments have no incremental impact on the reporting entity.

In October 2012, the FASB issued ASU 2012-04, Technical Corrections and Improvements: The amendments in this update clarify the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in Topic 820, Fair Value Measurement. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities. For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

18.       Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31, 2012 and 2011 are shown below.

	December 31, 2012
	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Estimated fair value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$192,247	$550	$92	$192,705
Municipal obligations	3,037	222	1	3,258

	$195,284	$772	$93	$195,963

	December 31, 2011
	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Estimated fair value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$117,731	$205	$65	$117,871
Municipal obligations	3,039	160	28	3,171

	$120,770	$365	$93	$121,042

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of investment securities at December 31, 2012 and 2011, by contractual term to maturity or earliest call date are shown below.

	December 31,
	2012	2011
	(In thousands)

Less than one year	$145,210	$95,244
One to five years	28,198	15,954
Five to ten years	11,175	1,325
More than ten years	10,701	8,247

	$195,284	$120,770

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2012 and 2011 are shown below.

	December 31, 2012
	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Estimated fair value
	(In thousands)

Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$925	$129	$1	$1,053
Federal National Mortgage Association adjustable-rate participation certificates	1,738	46	1	1,783
Government National Mortgage Association adjustable-rate participation certificates	3,136	57	-	3,193

	$5,799	$232	$2	$6,029

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$318	$7	$1	$324
Federal National Mortgage Association adjustable-rate participation certificates	296	9	-	305
Government National Mortgage Association adjustable-rate participation certificates	2,967	176	-	3,143

	$3,581	$192	$1	$3,772

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2011
	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Estimated fair value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$1,137	$44	$1	$1,180
Federal National Mortgage Association adjustable-rate participation certificates	2,624	46	4	2,666
Government National Mortgage Association adjustable-rate participation certificates	3,548	93	28	3,613

	$7,309	$183	$33	$7,459

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$382	$7	$1	$388
Federal National Mortgage Association adjustable-rate participation certificates	410	7	-	417
Government National Mortgage Association adjustable-rate participation certificates	3,375	137	2	3,510

	$4,167	$151	$3	$4,315

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2012 and 2011, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2012	2011
	(In thousands)

Due in one year or less	$485	$552
Due in one year through five years	2,044	2,336
Due in five years through ten years	2,804	3,227
Due in more than ten years	4,047	5,361

	$9,380	$11,476

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011:

	December 31, 2012
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)

U.S. Government agency securities	4	$22,401	$92	-	$-	$-	4	$22,401	$92
Municipal obligations	-	-	-	1	714	1	1	714	1
Mortgage-backed securities	3	13	1	13	272	2	16	285	3

Total temporarily impaired securities	7	$22,414	$93	14	$986	$3	21	$23,400	$96

	December 31, 2011
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)

U.S. Government agency securities	7	$34,936	$65	-	$-	$-	7	$34,936	$65
Municipal obligations	-	-	-	1	687	28	1	687	28

Mortgage-backed securities	18	763	35	1	6	1	19	769	36

Total temporarily impaired securities	25	$35,699	$100	2	$693	$29	27	$36,392	$129

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

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

NOTE C - FINANCING RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2012	2011
	(In thousands)

One- to four-family residential	$249,202	$290,808
Multi-family residential	23,866	26,210
Construction	1,243	4,390
Commercial	67,166	63,394
Consumer	1,691	2,210
	343,168	387,012
Less:
Undisbursed portion of loans in process	933	1,478
Deferred loan origination fees	(339)	(209)
Allowance for loan losses	2,160	1,447

	$340,414	$384,296

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE C – FINANCING RECEIVABLE (continued)

The recorded investment in loans was as follows as of December 31, 2012:

	One-to four Family Residential	Multi-family Residential	Construction		Commercial	Consumer	Total

Purchased loans	$96,671	$10,352	$-		$35,005	$2,054	$144,082
Credit quality discount	(1,630)	(159)	-		(2,137)	(1,079)	(5,005)
Purchased loans
book value (3)	95,041	10,193	-		32,868	975	139,077
Originated loans (1)	154,161	13,673	1,243	(2)	34,298	716	204,091
Ending balance	$249,202	$23,866	$1,243		$67,166	$1,691	$343,168

(1)	Includes loans held for sale
(2)	Before consideration of undisbursed Loans-in-process
(3)	Loans purchased in acquisition of First Franklin

The carrying amount of purchased loans consisting of credit-impaired purchased loans and non-impaired purchased loans is shown in the following table as of December 31, 2012.

	Non-impaired Purchased Loans	Credit Impaired Purchased Loans
One-to-four family residential (1)	$91,058	$3,983
Multi-family residential	9,131	1,062
Construction	-	-
Commercial	24,347	8,521
Consumer	894	81
Total	$125,430	$13,647

(1)	Includes home equity lines of credit

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected on purchased impaired loans.  If we have probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in cash flows expected to be collected, we first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan, or pool of loans. Estimates of cash flows are impacted by changes in interest rate indices for variable rate loans and prepayment assumptions, both of which are treated as prospective yield adjustments included in interest income.  As stated previously, Cheviot Financial’s allowance at December 31, 2012 does not include any credit quality discount related to loans acquired from First Franklin, other than $517,000 added during the year ended December 31, 2012 for certain one-to-four family residential real estate loans.  The credit quality discount decreased approximately $1.3 million in 2012 as a result of loans paying off or being transferred to real estate acquired through foreclosure.  Due to uncertainties in the evaluation of allowance for loan loss, it is at least reasonably possible that management’s estimate of the outcome will change within the next year.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011 and 2010

NOTE C – FINANCING RECEIVABLE (continued)

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $273.4 million and $319.9 million or 80%, and 83% of the net loan portfolio, at December 31, 2012 and 2011, respectively.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors.  Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectability.  The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.2 million at both December 31, 2012 and 2011, respectively.  During the year ended December 31, 2012 one new mortgage loan was originated to an executive officer totaling $78,000.  During the year ended December 31, 2011, there were principal disbursements totaling approximately $112,000. During the year ended December 31, 2010, one new line of credit was originated to a director totaling $100,000. During the years ended December 31, 2012, 2011 and 2010, there were repayments of approximately $148,000, $98,000 and 91,000, respectively.

The Company participates in the Federal Home Loan Bank of Cincinnati’s Mortgage Purchase Program which provides the Company the ability to sell conventional mortgage loans in the secondary market. The program utilizes a Lender Risk Account (LRA) which is funded through the proceeds of individual mortgages sold. One LRA is established for each master commitment and the amount deposited into the LRA is approximately 0.30% to 1.75% of each original loan balance.

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled. The Company’s LRA totaled $2.5 million, $903,000 and $292,000 at December 31, 2012, 2011, and 2010.  The amount is reported in other assets and as deferred income until the FHLB remits amounts to the Company based on performance of loans in the Master Purchase Program aggregated pool, at which time revenue will be recognized.  During the year ended December 31, 2012, 2011, and 2010, the Company received payments of $17,000, $6,000 and $5,000, respectively.

NOTE D - ALLOWANCE FOR LOAN LOSSES

Allowance for Loan Losses
	2012	2011	2010
	(In thousands)

Beginning Balance	$1,447	$1,242	$1,025
Provision for losses on loans	1,280	700	550
Charge-offs of loans	(568)	(508)	(333)
Recoveries	1	13	-
	$2,160	$1,447	$1,242

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

2012	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$978	$162	$13	$285	$9	$1,447
Provision	1,382	10	(12)	(101)	1	1,280
Charge-offs	(537)	-	-	(31)	-	(568)
Recoveries	-	-	-	-	1	1

Ending balance	$1,823	$172	$1	$153	$11	$2,160

Originated loans:
Individually evaluated for impairment	$632	$-	$-	$-	$-	$632

Purchased loans:

Individually evaluated for impairment	$152	$-	$-	$-	$-	$152

Originated Loans:
Collectively evaluated for impairment	$673	$172	$1	$153	$11	$1,010

Purchased loans:
Loans acquired with deteriorated credit quality	$366	$-	$-	$-	$-	$366

Loans receivable:

Ending balance	$249,202	$23,866	$1,243	$67,166	$1,691	$343,168

Ending balance:
Individually evaluated for impairment (1)	$96,060	$9,225	$-	$24,967	$894	$131,146

Ending balance:
Collectively evaluated for impairment	$149,159	$13,579	$1,243	$33,678	$716	$198,375

Ending balance:
Loans acquired with deteriorated credit quality	$3,983	$1,062	$-	$8,521	$81	$13,647

(1)Includes loans acquired from First Franklin of $125,430

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

2011	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$979	$49	$33	$180	$1	$1,242
Provision	481	113	1	105	-	700
Charge-offs	(482)	-	(21)	-	(5)	(508)
Recoveries	-	-	-	-	13	13

Ending balance	$978	$162	$13	$285	$9	$1,447

Ending balance:
Individually evaluated for impairment	$244	$-	$-	$8	$-	$252

Ending balance:
Collectively evaluated for impairment	$734	$162	$13	$277	$9	$1,195

Ending balance:
Loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-

Loans receivable:

Ending balance	$290,808	$26,210	$4,390	$63,394	$2,210	$387,012

Ending balance:
Individually evaluated for impairment (1)	$116,991	$14,001	$-	$28,913	$1,690	$161,595

Ending balance:
Collectively evaluated for impairment	$168,243	$11,141	$4,390	$25,280	$424	$209,478

Ending balance:
Loans acquired with deteriorated credit quality	$5,574	$1,068	$-	$9,201	$96	$15,939

(1)Includes loans acquired from First Franklin of $155,850

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of December 31, 2012

Credit Risk Profile by Internally Assigned Grade

	Originated Loans at December 31, 2012
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$148,771	$13,579	$1,243	$32,699	$716	$197,008
Special mention	-	-	-	-	-	-
Substandard	5,390	94	-	1,599	-	7,083
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$154,161	$13,673	$1,243	$34,298	$716	$204,091

	Purchased Loans at December 31, 2012
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$91,091	$10,193	$-	$30,551	$855	$132,690
Special mention	108	-	-	-	-	108
Substandard	3,842	-	-	2,317	120	6,279
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$95,041	$10,193	$-	$32,868	$975	$139,077

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Age Analysis of Past Due Originated Loans Receivable
	As of December 31, 2012
							Recorded
							Investment
	30-89 Days	Over	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing

Real Estate:
1-4 family Residential	$1,116	$5,002	$6,118	$149,159	$5,002	$154,161	-
Multi-family	-	94	94	13,579	94	13,673	-
Construction	-	-	-	1,243	-	1,243	-
Commercial	547	620	1,167	33,678	620	34,298	-
Consumer	-	-	-	716	-	716	-
Total	$1,663	$5,716	$7,379	$198,375	$5,716	$204,091	-

	Age Analysis of Past Due Purchased Loans Receivable
	As of December 31, 2012

							Recorded
							Investment
	30-89 Days	Over	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing

Real Estate:
1-4 family Residential	$2,890	$3,446	$6,336	$91,595	$3,446	$95,041	$-
Multi-family	-	-	-	10,193	-	10,193	-
Construction	-	-	-	-	-	-	-
Commercial	693	1,519	2,212	31,349	1,519	32,868	-
Consumer	-	7	7	968	7	975	-
Total	$3,583	$4,972	$8,555	$134,105	$4,972	$139,077	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Impaired Loans
	As of December 31, 2012

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Purchased loans with a credit quality discount and no related allowance recorded:
Real Estate:
1-4 family Residential	$3,931	$3,931	$-	$4,752	$232
Multi-family	1,062	1,062	-	1,065	53
Construction	-	-	-	-	-
Commercial	8,521	8,521	-	8,861	545
Consumer	81	81	-	89	16
Total	$13,595	$13,595	$-	$14,767	$846
Purchased loans with a credit quality discount and an allowance recorded:
Real Estate:
1-4 family Residential	$13	$52	$39	$7	$-
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$13	$52	$39	$7	$-
Purchased loans with no credit quality discount and no related allowance recorded:
Real Estate:
1-4 family Residential	$1,724	$1,724	$-	$2,055	$60
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	116	-
Consumer	39	39	-	30	1
Total	$1,763	$1,763	$-	$2,201	$61
Purchased loans with an allowance recorded:
Real Estate:
1-4 family Residential	$148	$261	$113	$74	$5
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$148	$261	$113	$74	$5

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Impaired Loans
	As of December 31, 2012

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
Originated loans with no related allowance recorded
Real Estate:
1-4 family Residential	$3,487	$3,487	$-	$4,259	$43
Multi-family	94	94	-	95	1
Construction	-	-	-	-	-
Commercial	396	396	-	291	2
Consumer	-	-	-	-	-
Total	$3,977	$3,977	$-	$4,645	$46
Originated loans with an allowance recorded:
Real Estate:
1-4 family Residential	$946	$1,515	$569	$613	$6
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	161	224	63	157	-
Consumer	-	-	-	-	-
Total	$1,107	$1,739	$632	$770	$6
Total:
Real Estate:
1-4 family Residential	$10,249	$10,970	$721	$11,760	$346
Multi-family	1,156	1,156		1,160	54
Construction	-	-	-	-	-
Commercial	9,078	9,141	63	9,425	547
Consumer	120	120	-	119	17
Total	$20,603	$21,387	$784	$22,464	$964

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

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

		Purchased Loans at December 31, 2011
	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total

Grade:
Pass	$111,091	$14,669	$-	$34,699	$1,776	$162,235
Special mention	110	-	-	983	-	1,093
Substandard	6,053	304	-	2,094	10	8,461
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$117,254	$14,973	$-	$37,776	$1,786	$171,789

Age Analysis of Past Due Originated Loans Receivable
As of December 31, 2011
	30-89 Days Past Due	Over 90 Days	Total Past Due	Current	Nonaccrual	Total Loan Receivables	Recorded Investment 90 Days and Accruing

Real Estate:
1-4 family Residential	$2,460	$5,311	$7,771	$168,243	$5,311	$173,554	-
Multi-family	-	96	96	11,141	96	11,237	-
Construction	-	-	-	4,390	-	4,390	-
Commercial	457	338	795	25,280	338	25,618	-
Consumer	-	-	-	424	-	424	-
Total	$2,917	$5,745	$8,662	$209,478	$5,745	$215,223	-

Age Analysis of Past Due Purchased Loans Receivable
As of December 31, 2011

	30-89 Days Past Due	Over 90 Days	Total Past Due	Current	Nonaccrual	Total Loan Receivables	Recorded Investment 90 Days and Accruing
Real Estate:
1-4 family Residential	$1,165	$4,839	$6,004	$112,415	$4,839	$117,254	$-
Multi-family	-	300	300	14,673	300	14,973	-
Construction	-	-	-	-	-	-	-
Commercial	67	1,225	1,292	36,551	1,225	37,776	-
Consumer	-	10	10	1,776	10	1,786	-
Total	$1,232	$6,374	$7,606	$165,415	$6,374	$171,789	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

		Impaired Loans As of December 31, 2011

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Purchased loans with a credit quality discount and no related allowance recorded:
Real Estate:
1-4 family Residential	$5,574	$5,574	$-	$6,329	$135
Multi-family	1,068	1,068	-	1,121	17
Construction	-	-	-	-	-
Commercial	9,201	9,201	-	8,912	18
Consumer	96	96	-	986	4
Total	$15,939	$15,939	$-	$17,348	$174
Purchased loans with no credit quality discount and no related allowance recorded:
Real Estate:
1-4 family Residential	$2,385	$2,385	$-	$2,385	$77
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	233	233	-	233	10
Consumer	22	22	-	22	2
Total	$2,640	$2,640	$-	$2,640	$89
Originated loans with no related allowance recorded
Real Estate:
1-4 family Residential	$5,031	$5,031	$-	$4,670	$108
Multi-family	96	96	-	39	4
Commercial	186	186	-	217	16
Consumer	-	-	-	-	-
Total	$5,313	$5,313	$-	$4,926	$128
Originated loans with an allowance recorded:
Real Estate:
1-4 family Residential	$280	$524	$244	$395	$-
Multi-family	-	-	-	-	-
Commercial	152	160	8	91	-
Consumer	-	-	-	-	-
Total	$432	$684	$252	$486	$-
Total:
Real Estate:
1-4 family Residential	$13,270	$13,514	$244	$13,779	$320
Multi-family	1,164	1,164	-	1,160	21
Construction	-	-	-	-	-
Commercial	9,772	9,780	8	9,453	44
Consumer	118	118	-	1,008	6
Total	$24,324	$24,576	$252	$25,400	$391

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Modifications As of December 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	16	$1,508	$1,508
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	1	754	754
Consumer	-	-	-

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Real Estate:
1-4 Family Residential	-	$-
Multi-family Residential	-	-
Construction	-	-
Commercial	-	-
Consumer	-	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Modifications
As of December 31, 2011

Post-Modification
		Pre-Modification	Outstanding
	Number of	Outstanding Recorded	Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	5	$811	$800
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	-	-	-
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted

Real Estate:
1-4 Family Residential	1	$268
Multi-family Residential	-	-
Construction	-	-
Commercial	-	-
Consumer	-	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

As of December 31, 2012, Cheviot Savings Bank had total troubled debt restructurings of $6.0 million.  There were 30 one- to four-family residential loans totaling $3.8 million in troubled debt restructurings with the largest totaling $560,000.  The remaining $2.2 million in troubled debt restructurings consisted of three commercial loans.  During the year ended December 31, 2011, Cheviot Savings Bank had total troubled debt restructurings of $5.4 million. There were 17 one- to four-family residential loans totaling $3.8 million in troubled debt restructurings during the year, with the largest totaling $1.0 million.  The other $1.6 million in troubled debt restructurings consisted of three commercial loans.  These loans were modified due to short term concessions with no impairment as Cheviot Savings Bank expects to recognize the full amount of the commitment.  Cheviot Savings Bank has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following:

	At December 31,
	2012	2011
	(In thousands)

Land	$2,055	$1,959
Buildings and improvements, including construction-in-progress	12,229	9,448
Furniture and equipment	3,136	2,958
Automobiles	45	45
	17,465	14,410
Less accumulated depreciation	4,984	4,210

	$12,481	$10,200

At December 31, 2012 and 2011, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average interest rate

	2012	2011
	(In thousands)

NOW accounts
2012 – 0.09%	$83,346
2011 – 0.28%		$76,170
Passbook accounts
2012 – 0.10%	33,712
2011 – 0.15%		33,388
Money market demand deposit
2012 – 0.25%	116,891
2011 – 0.50%		106,098
Total demand, transaction and passbook deposits	233,949	215,656

Certificates of deposit Original maturities of:
Less than 12 months
2012 – 1.62%	88,509
2011 – 2.28%		116,876
12 to 18 months
2012 – 0.57%	66,860
2011 – 0.84%		66,554
24 months – 36 months
2012 – 0.96%	36,079
2011 – 1.27%		39,088
Over 36 months
2012 – 2.24%	65,249
2011 – 2.86%		54,147

Total certificates of deposit	256,697	276,665

Total deposits	$490,646	$492,321

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE F - DEPOSITS (continued)

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $186.3 million and $175.8 million, including intercompany accounts totaling $14.8 million and $12.9 million, which are eliminated in consolidation at December 31, 2012 and 2011, respectively.  At December 31, 2012 the standard maximum deposit insurance amount was $250,000.

Interest expense on deposits is summarized as follows at December 31:

	2012	2011	2010
	(In thousands)

Passbook savings and money market demand deposits	$428	$659	$512
NOW deposits	104	233	69
Certificates of deposit	4,152	3,966	2,854

	$4,684	$4,858	$3,435

Maturities of outstanding certificates of deposit are summarized as follows at December 31:

	2012	2011
	(In thousands)

Less than six months	$70,361	$69,987
Six months to one year	54,028	59,719
Over one year to three years	86,818	78,459
Over three years	45,490	68,500

	$256,697	$276,665

In the ordinary course of business, the Corporation accepted deposits from officers and directors.  At December 31, 2012 and 2011, total deposits from officers and directors totaled approximately $1.1 million and $1.0 million, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2012 and 2011 by pledges of certain residential mortgage loans totaling $30.4 million and $39.2 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

	Maturing
	year ending
Interest rate range	December 31,	2012	2011
(at fixed rates)		(Dollars in thousands)

2.94% - 5.18%	2012	$-	$461
3.13%	2013	147	672
1.50% - 4.84%	2014	1,669	2,357
4.31% - 5.36%	2015	3,000	4,400
4.07% - 5.25%	2016	10,724	10,966
5.27% - 5.35%	2017	1,009	1,433
1.38% - 4.18%	2018	3,062	4,399
1.81%	2020	4,703	6,639

		$24,314	$31,327

Weighted-average interest rate		3.64%	3.63%

The borrowings require principal payments as follows:

	2012	2011

2012	$5,065	$5,330
2013	5,252	5,527
2014	5,447	5,731
2015	2,902	5,943
Thereafter	5,648	8,796

	$24,314	$31,327

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE H - FEDERAL INCOME TAXES

Federal income tax on earnings differs from that computed at the statutory corporate tax rate for years ended December 31, 2012, 2011, and 2010 as follows:

	2012	2011	2010
	(Dollars in thousands)

Federal income taxes at statutory rate	$1,555	$1,536	$1,011
Increase (decrease) in taxes resulting primarily from:
Stock compensation	(28)	(15)	66
Nontaxable interest income	(39)	(39)	(22)
Cash surrender value of life insurance	(277)	(99)	(47)
Utilization of net operating loss carryforwards, previously reserved	-	(241)	-
Other	7	11	(13)

Federal income taxes per financial statements	$1,218	$1,153	$995

Effective tax rate	26.6%	25.5%	33.5%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

Taxes (payable) refundable on temporary	2012	2011
differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$468	$406
Deferred compensation	90	283
Stock benefit plans	169	164
Merger related transaction costs	118	118
Net operating loss carryforward	1,278	2,168
Reserve for uncollected interests	401	324
Real estate owned	394	203
Fair market value adjustments	1,964	2,448
Other	47	60
Total deferred tax assets	4,929	6,174

Deferred tax liabilities:
Deferred loan origination costs	(314)	(270)
Federal Home Loan Bank stock dividends	(1,749)	(1,749)
Fixed asset basis difference	(705)	(1,365)
Unrealized gains on securities available for sale	(309)	(143)
Mortgage servicing rights	(439)	(372)

Total deferred tax liabilities	(3,516)	(3,899)

Net deferred tax asset	$1,413	$2,275

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE H - FEDERAL INCOME TAXES (continued)

The Corporation was allowed a special bad debt deduction. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2012 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2012 was approximately $1.0 million.

The Corporation’s principal temporary differences between financial income and taxable income result mainly from different methods of accounting for Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, stock benefit plans and fair value adjustments arising from the First Franklin acquisition.  The Corporation has approximately $3.8 million of operating losses to carryforward for the next 20 years.  These loss carryforwards are subject to the Internal Revenue Code section 382 limitations which allow approximately $1.1 million of the losses on an annual basis to offset current year taxable income.

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

At December 31, 2012 and 2011, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 2.25% to 6.25% totaling $9.7 million and $1.9 million in fixed rate loans and $1.0 million and $150,000 in variable rate loans, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans totaling $30.5 million and $29.1 million at December 31, 2012 and 2011, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2012 and 2011, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

At December 31, 2011, the Corporation reported $12.6 million as a contingent liability for the amount of proceeds received in the offering through December 31, 2011.  The proceeds would be required to be returned to investors if the minimum capital raise of $37.4 million was not attained. The offering surpassed the minimum capital raise in January 2012, therefore, none of the cash proceeds was reported as restricted cash at December 31, 2011.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE I – COMMITMENTS & CONTINGENCIES (continued)

The Corporation had lease obligations on three of its branch facilities and one land lease.  The lease obligations totaling $737,000 expire by 2022 with renewable terms.

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $276,000.

At December 31, 2012 and 2011, the Savings Bank had a $1.0 million line of credit with another local bank.  No funds have been drawn on this line of credit as of December 31, 2012 and 2011.

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

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE J - REGULATORY CAPITAL (continued)

			As of December 31, 2012

					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tangible capital	$76,560	12.4%	>$ 9,437	>1.5%	>$31,457	>5.0%

Core capital	$76,560	12.4%	>$25,166	>4.0%	>$37,749	>6.0%

Risk-based capital	$78,721	25.6%	>$24,700	>8.0%	>$30,875	>10.0%

			As of December 31, 2011

					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tangible capital	$60,183	10.0%	>$ 9,247	>1.5%	>$30,823	>5.0%

Core capital	$60,183	10.0%	>$24,659	>4.0%	>$36,988	>6.0%

Risk-based capital	$61,622	18.8%	>$26,226	>8.0%	>$32,782	>10.0%

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

For the years ended December 31, 2012, 2011, and 2010

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended December 31, 2012, 2011, and 2010:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
For the years ended December 31, 2012 and 2011
(In thousands)

ASSETS	2012	2011

Cash in Cheviot Savings Bank	$14,752	$12,924
Cash and due from banks	1,960	40
Loan receivable - ESOP	1,864	832
Investment in Cheviot Savings Bank	88,344	71,904
Prepaid expenses and other assets	736	232
Prepaid federal income taxes	134	-
Deferred federal income taxes	118	118

Total assets	$107,908	$86,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$8	$56
Accrued federal income taxes	-	441
Total liabilities	8	497

Commitments and contingencies	-	12,643

Common stock	76	99
Additional paid-in capital	65,772	43,866
Shares acquired by stock benefit plans	(1,992)	(913)
Treasury stock	-	(12,860)
Retained earnings	43,444	42,440
Accumulated comprehensive gain, Unrealized gains on securities available for sale, net of tax expense	600	278

Total shareholders’ equity	$107,900	$72,910

Total liabilities and shareholders’ equity	$107,908	$86,050

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
For the years ended December 31, 2012, 2011, and 2010
(In thousands)

	2012	2011	2010

Income
Interest income	$15	$13	$166
Equity in earnings of Cheviot Savings Bank	3,614	3,737	2,429
Total income	3,629	3,750	2,595

General, administrative and other expense	408	575	849

Earnings before federal income tax benefits	3,221	3,175	1,746

Federal income tax benefits	(134)	(191)	(232)

Net earnings	$3,355	$3,366	$1,978

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2012, 2011, and 2010
(In thousands)

	2012	2011	2010

Cash flows provided by (used in) operating activities:
Net earnings for the year	$3,355	$3,366	$1,978
Amortization of premiums and discounts on investment securities, net	-	-	17
Equity in undistributed earnings of Cheviot Savings Bank	(3,534)	(3,756)	(2,901)
Amortization of expense related to stock benefit plans	362	356	730
Increase (decrease) in cash due to changes in Accrued interest receivable on investments and interest-bearing deposits	-	12	8
Prepaid expenses and other assets	(504)	(198)	19
Accounts payable and other liabilities	(48)	(13)	58
Prepaid federal income taxes
Current	(575)	883	(308)
Deferred	-	(194)	75
Net cash provided by (used in) operating activities	(944)	456	(324)

Cash flows provided (used) by investing activities:
Purchase of investment securities – available for sale	-	-	(6,999)
Proceeds from maturity of investment securities – available for sale	-	3,000	10,000
Cash paid for acquisition, net of cash received	-	(9,621)	-
Capital investment in Cheviot Savings Bank	(16,616)	-	-
Dividend from Cheviot Savings Bank	3,000	-	-
Net cash flows provided by (used in) investing activities	(13,616)	(6,621)	3,001

Cash flows used in financing activities:
Stock option expense, net	22	20	96
Treasury stock repurchases	-	-	(32)
Proceeds for stock offering, net of costs	22,133	12,643	-
Shares acquired for stock benefit plans	(1,496)	-	-
Dividends paid	(2,351)	(1,581)	(1,432)
Net cash provided by (used in) financing activities	18,308	11,082	(1,368)

Net increase in cash and cash equivalents	3,748	4,917	1,309

Cash and cash equivalents at beginning of year	12,964	8,047	6,738

Cash and cash equivalents at end of year	$16,712	$12,964	$8,047

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2012 and 2011.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2012:	(In thousands, except per share data)

Total interest income	$5,292	$5,368	$5,472	$5,557
Total interest expense	1,271	1,363	1,443	1,524

Net interest income	4,021	4,005	4,029	4,033
Provision for losses on loans	290	590	250	150
Net interest income after provision for loan losses	3,731	3,415	3,779	3,883
Other income	1,035	1,136	1,179	976
General, administrative and other expense	3,674	3,858	3,443	3,586

Earnings before income taxes	1,092	693	1,515	1,273
Federal income taxes	327	194	307	390

Net earnings	$765	$499	$1,208	$883

Earnings per share:
Basic and diluted	$.10	$.07	$.16	$.12

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2011:	(In thousands, except per share data)

Total interest income	$5,836	$6,130	$6,212	$3,947
Total interest expense	1,566	1,583	1,626	1,205

Net interest income	4,270	4,547	4,586	2,742
Provision for losses on loans	300	200	50	150
Net interest income after provision for loan losses	3,970	4,347	4,536	2,592
Other income	1,111	702	927	260
General, administrative and other expense	3,720	3,636	4,270	2,300

Earnings before income taxes	1,361	1,413	1,193	552
Federal income taxes	419	444	290	-

Net earnings	$942	$969	$903	$552

Earnings per share:
Basic and diluted	$.11	$.11	$.10	$.06

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

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

For the years ended December 31, 2012, 2011, and 2010

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

The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration.  First Franklin’s loans were deemed impaired at the acquisition date if Cheviot Financial did not expect to receive all contractually required cash flows due to concerns about credit quality.  Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a nonaccretable difference.  At the acquisition date, Cheviot Financial recorded $25.0 million of purchased credit-impaired loans subject to a nonaccretable difference of $5.5 million.  The method of measuring carrying value of purchased loans differs from loans originated by the Corporation (originated loans), and as such, the Corporation identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.  At December 31, 2012, the loans acquired with deteriorated credit quality decreased to $13.6 million as a result of payments and other exit activities.

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

For the years ended December 31, 2012, 2011, and 2010

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

For the years ended December 31, 2012, 2011, and 2010

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

The Corporation recorded goodwill and other intangibles associated with the purchase of First Franklin and Franklin Savings totaling $11.6 million.  Goodwill is not amortized, but is periodically evaluated for impairment.  The Corporation did not recognize any impairment during the period ended December 31, 2012.  The carrying amount of the goodwill at December 31, 2012 was $10.3 million.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the year ended December 31, 2012, no such adjustments were recorded.  The identifiable intangible asset consists of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such asset. The gross carrying amount of the core deposit intangible at December 31, 2012 was $746,000 with $552,000 in accumulated amortization as of that date.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE M – ACQUISITION OF FIRST FRANKLIN CORPORATION (continued)

11. Acquisition Activity (continued)

As of December, 31, 2012, the current year and estimated future amortization expense for the core deposit intangible was:

	2013	$206
	2014	149
	2015	116
	2016	110
	2017	110
	2018	55
Total		$746

NOTE N – SUBSEQUENT EVENTS

Authorization of the repurchase of up to 10% of Outstanding Common Stock

On  January 16, 2013, Cheviot Financial Corp. announced that the Company’s Board of Directors authorized on January 15, 2013 the repurchase of up to 759,654 shares, or approximately 10%, of the Company’s outstanding common stock. The stock repurchase program will not be effective until January 21, 2013, which is after the one year anniversary of the Company’s second-step conversion.  The repurchases may be carried out through open market purchases, block trades, and in negotiated private transactions. In addition, the Company may enter into an agreement to have its shares repurchased pursuant to rule 10b-5-1 of the Securities Exchange Act of 1934.  The common stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.

Dividend

On February 20, 2013, Cheviot Financial Corp. announced the increase of the quarterly dividend to $0.09 per share from $0.08 per share to shareholders of record March 15, 2013.  The dividend will be paid March 31, 2013.

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator	(principal financial officer
of Oak Hills Local	and principal accounting	Kevin M. Kappa
School District	officer)	Vice President, Compliance

Edward L. Kleemeier		Timothy J. Beck
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer		(principal financial officer
of Hawkstone Associates		and principal accounting
officer)
Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 23, 2013 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq Capital Market under the symbol “CHEV.”

As of February 27, 2013, there were 7,400,326 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 1,316 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history. Information for 2011 has not been adjusted to reflect the exchange ratio resulting from our second step conversion.

Quarter Ended	High	Low	Dividend paid

March 31, 2012	$8.84	$7.15	$0.08
June 30, 2012	$8.79	$8.25	$0.08
September 30, 2012	$9.50	$8.50	$0.08
December 31, 2012	$9.42	$8.90	$0.08

March 31, 2011	$9.44	$8.18	$0.12
June 30, 2011	$9.29	$8.13	$0.12
September 30, 2011	$9.20	$8.01	$0.12
December 31, 2011	$8.58	$7.35	$0.12

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
1 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1200	Suite 780
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

OFFICE LOCATIONS

Full Service Banking Locations

Main Office:	Cheviot	Branch Offices:	Monfort Heights
	3723 Glenmore Avenue		5550 Cheviot Road
	Cheviot, Ohio 45211		Cincinnati, Ohio 45247
	(513) 661-0457		(513) 389-3325

Lending Center:	Blue Ash		Bridgetown
	4750 Ashwood Drive		6060 Bridgetown Road
	Cincinnati, Ohio 45241		Cincinnati, Ohio 45248
	(513) 469-8000		(513) 389-3333
(Closed 2/2013)
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