Form 10-K, Exhibit 13
period 2013-12-31
Cheviot Financial Corp.
filed 2014-03-11
CIK 1528843

EXHIBIT 13

ANNUAL REPORT TO SHAREHOLDERS

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), and its wholly-owned subsidiary, Cheviot Savings Bank (the “Bank”).  This is the tenth annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.

On January 18, 2012, Cheviot Financial Corp., a Maryland corporation, completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Corporation and the Corporation is 100% owned by public shareholders.  The results for 2013 represent the second year of operations as a 100% owned public company.

We end the year with a profit of $1.4 million and a well-capitalized Corporation poised for growth.  Although profits for 2013 are lower than in 2012, non-performing loans were reduced by $3.3 million.  We believe that the Corporation is well positioned to be profitable and to grow in 2014.

As we begin 2014, we see the economy improving and the housing market showing signs of recovery.  Consistent with our underwriting standards, Cheviot Savings Bank stands ready to increase lending in the commercial and residential areas.

On January 16, 2013, Cheviot Financial Corporation authorized the repurchase of 759,654 shares, or approximately 10% of the Corporation’s outstanding common stock.  This repurchase program was completed and the Corporation subsequently announced another repurchase plan on October 15, 2013, for the repurchase of up to 5% of outstanding shares of common stock.

The Cheviot Savings Bank Charitable Foundation continues its support of the local community through donations to schools, charities and various civic groups.  Since 2004, the Foundation has donated over $1,018,000.

We remain focused on executing our business plan and creating value for the communities we serve and our shareholders. I want to personally thank you for your support as a shareholder and pledge to continue to advance the interests of the Corporation, the Bank, our shareholders, customers and the community.

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

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 102-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the years presented.

			At December 31,
	2013	2012	2011	2010	2009
			(In thousands)
Selected Financial Condition Data:
Total assets	$587,110	$631,982	$616,304	$358,069	$341,860
Cash and cash equivalents	22,112	25,114	45,140	18,149	11,283
Investment securities available for sale	153,942	195,963	121,042	88,382	55,851
Mortgage-backed securities available for sale	9,361	6,029	7,459	4,279	4,920
Mortgage-backed securities held to maturity – at cost	3,116	3,581	4,167	4,779	5,744
Loans receivable, net (1)	336,837	340,414	384,296	225,438	247,002
Deposits	469,387	490,646	492,321	257,852	235,904
Advances from the Federal Home Loan Bank	19,261	24,314	31,327	27,300	33,672
Shareholders’ equity	90,927	107,900	72,910	69,419	68,750

		For the Year Ended
		December 31,
	2013	2012	2011	2010	2009
		(In thousands, except per share data)
Selected Operating Data:
Total interest income	$19,312	$21,689	$22,126	$15,438	$16,473
Total interest expense	4,331	5,601	5,981	4,698	6,585
Net interest income	14,981	16,088	16,145	10,740	9,888
Provision for losses on loans	1,443	1,280	700	550	853
Net interest income after provision for
losses on loans	13,538	14,808	15,445	10,190	9,035
Total other income	2,701	4,326	3,000	1,323	813
Total general, administrative and other
expense	14,386	14,561	13,926	8,540	8,141
Earnings before income taxes	1,853	4,573	4,519	2,973	1,707
Federal income taxes	421	1,218	1,153	995	606
Net earnings	$1,432	$3,355	$3,366	$1,978	$1,101

Earnings per share – basic and diluted (2)	$0.21	$0.45	$0.38	$0.23	$0.13

(1)  Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

(2)  Earnings per share for the years 2008 through 2011 – represent actual earnings per share based upon the average number of shares outstanding during the year, without regard to the exchange ratio that was utilized in our second step conversion.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

			At or For the
			Year Ended
			December 31,
	2013	2012	2011	2010	2009
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.24%	0.53%	0.61%	0.56%	0.32%
Return on average equity	1.43	3.16	5.03	2.82	1.60
Average equity to average assets	16.47	16.70	12.14	19.99	20.26

Other Financial Ratios:
Net interest margin (2)	2.86	2.93	3.32	3.33	3.10
Average interest-earning assets to average interest-bearing liabilities	105.09	105.08	102.09	119.68	120.80
Total general, administrative and other expenses to average total assets	2.37	2.29	2.53	2.43	2.40
Efficiency ratio (3)	81.36	71.33	72.74	70.79	76.08
Dividend payout ratio – per share basis (4)	171.43	71.11	126.32	191.30	307.69
Dividend payout ratio- net income basis (4)	170.18	70.07	46.97	72.40	115.17
Equity to total assets at end of period	15.49	17.07	11.83	19.39	20.11
Interest rate spread (2)	2.81	2.88	3.30	3.04	2.67
Tangible common equity to tangible assets	13.90	15.60	10.18	19.39	20.11

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (5)	2.20	3.14	3.15	2.15	0.99
Nonperforming assets as a percent of total assets (5)	1.82	2.32	2.58	1.93	1.31
Allowance for loan losses as a percent of net loans	0.50	0.63	0.38	0.55	0.41
Allowance for loan losses as a percent of nonperforming assets (5)	15.88	14.73	9.09	18.10	22.82
Allowance for loan losses as a percent of net originated loans (6)	0.58	0.81	0.68	0.55	0.41
Allowance for loan losses as a percent of net purchased loans (7)	0.53	0.54	-	-	-
Allowance for loan losses as a percent of originated non-performing assets (6)	25.38	19.41	17.69	18.10	22.82
Allowance for loan losses as a percent of purchased non-performing assets (7)	9.64	11.17	-	-	-
Net charge-offs to average loans	0.57	0.16	0.13	0.14	0.21

Regulatory Capital Ratios:
Tangible capital	13.46	12.39	9.95	16.24	16.24
Core capital	13.46	12.39	9.95	16.24	16.24
Risk-based capital	25.26	25.50	18.80	32.92	32.39
Number of:
Banking offices	12	12	12	6	6

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

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

The following tables set forth certain information for the years ended December 31, 2013, 2012, and 2011.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.

				For the Years Ended December 31,
		2013			2012			2011
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(Dollars in thousands)

Assets:
Interest-earning assets:
Loans receivable, net (1)	$335,615	$15,622	4.65%	$359,940	$18,064	5.02%	$367,063	$19,386	5.28%
Mortgage-backed securities	10,932	196	1.79	10,697	204	1.91	11,901	272	2.29
Investment securities	171,458	3,114	1.82	164,823	3,022	1.83	94,938	2,162	2.28
Interest-earning deposits and other (2)	6,409	380	5.93	14,034	399	2.84	12,694	306	2.41
Total interest-earning assets	524,414	19,312	3.68	549,494	21,689	3.95	486,596	22,126	4.55

Total non-interest-earning assets	81,646			85,387			64,702

Total assets	$606,060			$634,881			$551,298

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$477,476	$3,622	0.76%	$495,494	$4,684	0.95%	$436,835	$4,858	1.11%
FHLB advances	21,561	709	3.29	27,445	917	3.34	39,812	1,123	2.82
Total interest-bearing liabilities	499,037	4,331	0.87	522,939	5,601	1.07	476,647	5,981	1.25

Total non-interest-bearing liabilities	7,202			5,892			7,699

Total liabilities	506,239			528,831			484,346

Shareholders’ equity	99,821			106,050			66,952

Total liabilities and shareholders’ equity	$606,060			$634,881			$551,298

Net interest income		$14,981			$16,088			$16,145

Interest rate spread (3)			2.81%			2.88%			3.30%

Net interest margin (4)			2.86%			2.93%			3.32%

Average interest-earning assets to average interest-bearing liabilities			105.09%			105.08%			102.09%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees/costs.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

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

		Year ended December 31,
	2013 vs. 2012			2012 vs. 2011
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
			(In thousands)
Interest-earnings assets:
Loans receivable, net	$(1,168)	$(1,274)	$(2,442)	$(398)	$(924)	$(1,322)
Mortgage-backed securities	5	(13)	(8)	(34)	(34)	(68)
Investment securities	110	(18)	92	1,354	(494)	860
Interest-earning assets	(295)	276	(19)	24	69	93

Total interest-earning assets	(1,348)	(1,029)	(2,377)	946	(1,383)	(437)

Interest-bearing liabilities:
Deposits	(163)	(899)	(1,062)	574	(748)	(174)
FHLB advances	(194)	(14)	(208)	(389)	183	(206)

Total interest-bearing liabilities	(357)	(913)	(1,270)	185	(565)	(380)

Increase (decrease) in net interest income	$(991)	$(116)	$(1,107)	$761	$(818)	$(57)

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

At December 31, 2013, Cheviot Financial had total assets of $587.1 million, a decrease of $44.9 million, or 7.1%, from $632.0 million at December 31, 2012.  The decrease in total assets is primarily the result of a decrease in loans receivable reflecting lower loan demand.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $22.1 million at December 31, 2013, a decrease of $3.0 million, or 12.0%, from $25.1 million at December 31, 2012.  The decrease in cash and cash equivalents at December 31, 2013 was due to a $9.2 million decrease in federal funds sold, which was partially offset by an increase of $2.3 million in interest-earning deposits and a $3.9 million increase in cash and due from banks.  These funds were reinvested in higher yielding investment securities.

Investment securities totaled $153.9 million at December 31, 2013, a decrease of $42.0 million, or 21.4%, from $196.0 million at December 31, 2012.  During the year ended December 31, 2013, investment securities purchases consisted of $80.9 million of U.S. Government agency obligations and $1.9 million in corporate securities, which were partially offset by $106.2 million of maturities and $7.0 in sales of U.S. Government agency obligations.   At December 31, 2013, all of our investment securities were classified as available for sale.   Consequently as interest rates move we may have fluctuations in principal value which will be reflected in other comprehensive gain or loss in our financial statements.  As of December 31, 2013, none of the investment securities were considered impaired.

Mortgage-backed securities totaled $12.5 million at December 31, 2013, an increase of $2.9 million, or 29.8%, from $9.6 million at December 31, 2012.  The increase in mortgage-backed securities was due primarily to the purchase of one mortgage-backed security designated as available for sale totaling $5.0 million, which was offset by principal prepayments and repayments totaling approximately $2.0 million.  At December 31, 2013, $3.1 million of mortgage-backed securities were classified as held to maturity, while $9.4 million were classified as available for sale.  As of December 31, 2013, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $336.8 million at December 31, 2013, a decrease of $3.6 million, or 1.1%, from $340.4 million at December 31, 2012.  The change in loans receivable reflects loan sales totaling $39.6 million and loan principal repayments of $67.7 million, which were partially offset by loan originations of $103.1 million and loan purchases of $4.2 million.  The change in the composition of the Corporation’s assets reflects management’s decision to manage the risk of our assets in a low interest rate environment by investing in investment securities and selling certain mortgage loans and recording gains.  At December 31, 2013, the portfolio was comprised of 56% in fixed-rate mortgage loans and 44% in variable-rate mortgage loans.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2013 and December 31, 2012 (continued)

At December 31, 2013, the allowance for loan losses totaled $1.7 million, or 0.50% of net loans, compared to $2.2 million, or 0.63% of net loans at December 31, 2012.  In determining the adequacy of the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $1.4 million provision for losses on loans recorded during the year ended December 31, 2013 is a reflection of these factors, as well as, weaker economic conditions in the greater Cincinnati area and the need to charge-off during 2013 approximately $2.0 million in loans receivable. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. As stated previously, Cheviot Financial’s allowance at December 31, 2013 does not include any credit quality discount related to loans acquired from First Franklin, other than $414,000, net of charge-offs of $288,000, added during the year ended 2013 for certain one-to-four family residential real estate loans.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2013.

Originated nonperforming and impaired loans totaled $3.0 million and $5.7 million at December 31, 2013 and 2012.  At December 31, 2013, originated nonperforming and impaired loans were comprised of thirty-four loans secured by one-to-four family residential real estate, two loans secured by nonresidential real estate and one loan secured by multi-family residential real estate. At December 31, 2013 and 2012, real estate acquired through foreclosure totaled $3.3 million and $4.0 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 43.1% and 28.7% of originated nonperforming and impaired loans at December 31, 2013 and 2012, respectively.  During the year ended December 31, 2013 Management determined an additional allowance should be recorded for certain one-to-four family purchased loans.  This allowance for loan losses represented 9.6% of purchased non-performing and impaired one-to-four family residential real estate loans.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would in turn adversely affect our results of operations.

Deposits totaled $469.4 million at December 31, 2013, a decrease of $21.3 million, or 4.3%, from $490.6 million at December 31, 2012. The decrease in deposits consisted of a $30.5 million decrease in certificates of deposit, which was partially offset by an increase of $9.2 million in demand, transaction and passbook deposits.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $5.1 million, or 20.8%, to a total of $19.3 million at December 31, 2013.  The decrease is the result of the repayment of $5.0 million in advances.

Shareholders’ equity totaled $90.9 million at December 31, 2013, a $17.0 million or 15.7%, decrease from December 31, 2012.  The decrease primarily resulted from the purchase of common stock of $8.6 million, dividends paid of $2.4 million and an increase of $7.8 million in the unrealized loss on securities designated as available for sale, which was partially offset net earnings of $1.4 million and by amortization of stock benefit plans of $419,000.  It is expected that as our securities portfolio matures, or individual securities are called, the value of individual securities will revert to its face value thereby reducing the level of unrealized loss on securities designated as available for sale.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2013, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

General

Cheviot Financial’s net earnings totaled $1.4 million for the year ended December 31, 2013, a decrease of $1.9 million, or 57.3%, compared to the net earnings recorded for the year ended December 31, 2012.  The decrease in net earnings reflects a decrease in net interest income of $1.1 million, an increase of $163,000 in the provision for losses on loans,  and a decrease in other income of $1.6 million, which was partially offset by a decrease of $175,000 in general, administrative and other expense and a decrease of $797,000 in the provision for federal income taxes.

Interest Income

Total interest income for the year ended December 31, 2013, totaled $19.3 million, a decrease of $2.4 million, or 11.0%, compared to the year ended December 31, 2012.  The decrease in interest income is a result of a 27 basis point decrease in the average yield on interest-earning assets to 3.68% from 3.95%, and by a $25.1 million decrease in the average balance outstanding during the year ended December 31, 2013 as compared to the year ended December 31, 2012.

Interest income on loans decreased by $2.4 million, or 13.5%, for the year ended December 31, 2013.  The decrease in interest income on loans was due primarily to a decrease of $24.3 million, or 6.8% in average loans outstanding and by a 37 basis point decrease in the average yield on loans to 4.65% for the 2013 period from 5.02% for the 2012 period.  Interest income on mortgage-backed securities decreased by $8,000, or 3.9%, during the year ended December 31, 2013, due primarily to a decrease in the average yield of 12 basis points from 2012, which was partially offset by a $235,000 increase in the average balance outstanding.

Interest income on investment securities increased by $92,000, or 3.0%, during the year ended December 31, 2013, due to an increase of $6.6 million, or 4.0%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 1 basis point from 2012.  Interest income on other interest-earning deposits decreased by $19,000, or 4.8%, during the year ended December 31, 2013.  The decrease was due to a $7.6 million decrease in the average balance outstanding, which was offset by a 309 basis point increase in the average yield.

Interest Expense

Interest expense totaled $4.3 million for the year ended December 31, 2013, a decrease of $1.3 million, or 22.7%, compared to the year ended December 31, 2012.  The average balance of interest-bearing liabilities outstanding decreased by $23.9 million during 2013 and the average cost of liabilities decreased by 20 basis points to 0.87% for the year ended December 31, 2013.  Interest expense on deposits totaled $3.6 million for the year ended December 31, 2013, a decrease of $1.1 million, or 22.7%, from the year ended December 31, 2012.  This decrease was a result of a 19 basis point decrease in the average cost of deposits to 0.76%, and by a decrease in the average balance outstanding of $18.0 million, or 3.6% during 2013.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the 2013 period.

Interest expense on borrowings totaled $709,000 for the year ended December 31, 2013, a decrease of $208,000, or 22.7%, from the 2012 period.  This decrease resulted from a decrease of $5.9 million in the average balance of borrowings outstanding, and by a 5 basis point decrease in the average costs of borrowings for the year ended December 31, 2013.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2013 and December 31, 2012 (continued)

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $1.1 million, or 6.9%, during the year ended December 31, 2013 from the year ended December 31, 2012. The average interest rate spread decreased to 2.81% for the year ended December 31, 2013 from 2.88% for the year ended December 31, 2012.  The net interest margin decreased to 2.86% for the year ended December 31, 2013 from 2.93% for the year ended December 31, 2012.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $1.4 million provision for losses on loans for the year ended December 31, 2013.  Non-performing originated loans were 1.3% and 2.8% of net originated loans at December 31, 2013 and 2012, respectively.  The provision for loan losses for the year ended December 31, 2013 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, which include, but is not limited to economic conditions, and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.  Cheviot Financial’s allowance at December 31, 2013 does not include any credit quality discount related to loans acquired from First Franklin, other than $414,000 for certain one-to-four family residential real estate loans.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2013 and December 31, 2012 (continued)

Other Income

Other income decreased $1.6 million, or 37.6%, to $2.7 million for the year ended December 31, 2013, compared to the same period in 2012, due primarily to a loss of $255,000 on sale of office premises and equipment comprised of the former Franklin Savings headquarters, a decrease in the gain on sale of loans of $933,000 and the absence during the 2013 period of a gain on death benefits from life insurance of $492,000.

General, Administrative and Other Expense

General, administrative and other expense decreased $175,000, or 1.2%, to $14.4 million for the year ended December 31, 2013, from $14.6 million for the comparable period in 2012.  The decrease is a result of $144,000 decrease in employee compensation and benefits, a decrease of $116,000 in real estate owned expense, a decrease of $115,000 in legal and professional expense and a decrease of $63,000 in occupancy and equipment expense, which was partially offset by an increase in other operating expense of $250,000. The increase in other operating expense is the result of fair market value adjustments in real estate properties acquired through foreclosure.

Federal Income Taxes

The provision for federal income taxes totaled $421,000 for the year ended December 31, 2013, a decrease of $797,000, or 65.4%, compared to the provision recorded for the 2012 period.  The effective tax rates were 22.7% and 26.6% for the years ended December 31, 2013 and 2012, respectively. During the year ended Cheviot Financial has approximately $4.3 million in remaining operating loss carryforwards to offset future taxable income for 20 years.  These losses are subject to the annual allowable Internal Revenue Code Section 382 net operating loss limitations of $1.1 million.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2012 and December 31, 2011 (continued)

The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  The Company did not provide loan losses for the loans acquired in the acquisition as these loans have not deteriorated from the fair value determined at the time of acquisition as of December 31, 2012.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2012.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  Since 2009, short term interest rates have been at historically low levels.  The short term rates are used to price our deposit products and are used in determining our cost of borrowing.  Medium and long term interest rates are used to determine the pricing of our loan products.  These rates have decreased during 2013.  This has resulted in a decrease of our interest rate spread.  Consequently, our net interest income decreased slightly in 2013 as compared to 2012.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

The following table presents the change in our net economic value of equity at December 31, 2013 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that we might take to counteract that change.

					Economic Value of
		Economic Value of Equity			Equity as % of Economic
		(Dollars in Thousands)			Value of Total Assets
Basis Points (“bp”)
Change in rates (1)		Amount	Change	% Change	Economic Value Ratio (3)

+300	bp	$58,581	$(41,530)	(41.48)%	11.16%
+200	bp	73,132	(26,979)	(26.95)	13.37
+100	bp	87,062	(13,049)	(13.03)	15.25
0	bp	100,111	-	-	16.79
-100	bp	101,110	999	1.00	16.62
-200	bp(2)	97,615	(2,496)	(2.49)	15.90

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Economic Value Ratio represents the economic value of equity to the economic value of assets.

The model reflects that the Savings Bank’s EVE is slightly more sensitive to an increase in interest rates than a decrease in interest rates at the 100bp increase or decrease.  The Bank is definitely more sensitive to significant increase in interest rates.  The above table indicates that as of December 31, 2013, in the event of a 100 basis point increase in interest rates, we would experience an 13.0%, or $13.0 million, decrease in economic value of equity.  In the event of a 100 basis point decrease in interest rates, we would experience a 1.0%, or $1.0 million, increase in economic value of equity.

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

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At December 31, 2013 and 2012, we had $19.3 million and $24.3 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $121.1 million and $136.6 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities.  For the year ended December 31, 2013, loan originations and purchases totaled $107.4 million, compared to $123.2 million for the year ended December 31, 2012.  Purchases of mortgage-backed securities, investment and corporate securities totaled $87.8 million for the year ended December 31, 2013 and $211.2 million for the year ended December 31, 2012.

Total deposits decreased $21.3 million and $1.7 million during the year ended December 31, 2013 and 2012.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2013, certificates of deposit scheduled to mature within one year totaled $109.5 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2013.

		Payments due by period
	Less	More than	More than	More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
			(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$997	$12,234	$2,764	$3,266	$19,261
Certificates of deposit	109,518	92,283	24,434	-	226,235
Lease obligations	120	111	108	204	543

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	324	-	-	-	324
Home equity lines of credit	26,714	-	-	-	26,714
Commercial lines of credit	837	-	-	-	837
Undisbursed loans in process	3,157	-	-	-	3,157

Total contractual obligations	$141,667	$104,628	$27,306	$3,470	$277,071

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2013 and 2012, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $77.2 million and $76.6 million, or 13.5% and 12.4% of total assets, at December 31, 2013 and 2012, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $35.1 million, or 6.0% of assets, as of December 31, 2013.  To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At December 31, 2013 and 2012, we had a total risk-based capital ratio of 25.3% and 25.6%, respectively.

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

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2013. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Corporation’s management believes that as of December 31, 2013, the Corporation’s internal control over financial reporting was effective based on those criteria.

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

March 11, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2013 and 2012 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2013, 2012, and 2011.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years ended December 31, 2013, 2012, and 2011, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio
March 11, 2014

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2013 and 2012
(In thousands), except share data

ASSETS
	2013	2012

Cash and due from banks	$14,129	$10,251
Federal funds sold	3,340	12,555
Interest-earning deposits in other financial institutions	4,643	2,308
Cash and cash equivalents	22,112	25,114

Investment securities available for sale - at fair value	153,942	195,963
Mortgage-backed securities available for sale - at fair value	9,361	6,029
Mortgage-backed securities held to maturity - at cost, approximate market value of $3,230 and $3,772 at December 31, 2013 and 2012, respectively	3,116	3,581
Loans receivable – net	336,134	337,110
Loans held for sale-at lower of cost or market	703	3,304
Real estate acquired through foreclosure – net	3,284	3,980
Office premises and equipment - at depreciated cost	11,505	12,481
Federal Home Loan Bank stock - at cost	8,651	8,651
Accrued interest receivable on loans	1,173	1,303
Accrued interest receivable on mortgage-backed securities	23	20
Accrued interest receivable on investments and interest-bearing deposits	775	941
Goodwill	10,309	10,309
Core deposit intangible - net	540	746
Prepaid expenses and other assets	3,537	4,596
Bank-owned life insurance	15,733	15,249
Prepaid federal income taxes	1,284	1,192
Deferred federal income taxes	4,928	1,413

Total assets	$587,110	$631,982

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$469,387	$490,646
Advances from the Federal Home Loan Bank	19,261	24,314
Advances by borrowers for taxes and insurance	2,357	2,331
Accrued interest payable	71	90
Accounts payable and other liabilities	5,107	6,701
Total liabilities	496,183	524,082

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value; 6,834,803 and 7,596,557 shares issued at December 31, 2013 and 2012, respectively	76	76
Additional paid-in capital	57,215	65,772
Shares acquired by stock benefit plans	(1,574)	(1,992)
Retained earnings – restricted	42,439	43,444
Accumulated comprehensive income (loss), unrealized gains (losses) on securities available for sale, net of tax effects	(7,229)	600
Total shareholders’ equity	90,927	107,900

Total liabilities and shareholders’ equity	$587,110	$631,982

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2013, 2012, and 2011
(In thousands, except per share data)

	2013	2012	2011

Interest income
Loans	$15,622	$18,064	$19,386
Mortgage-backed securities	196	204	272
Investment securities	3,114	3,022	2,162
Interest-earning deposits and other	380	399	306
Total interest income	19,312	21,689	22,126

Interest expense
Deposits	3,622	4,684	4,858
Borrowings	709	917	1,123
Total interest expense	4,331	5,601	5,981

Net interest income	14,981	16,088	16,145

Provision for losses on loans	1,443	1,280	700

Net interest income after provision for losses on loans	13,538	14,808	15,445

Other income
Rental	121	126	123
Gain on sale of investment securities	36	-	-

Gain (loss) on sale of real estate acquired through foreclosure	(82)	53	85
Gain on sale of loans	651	1,584	864
Loss on sale of office premises and equipment	(255)	-	-
Earnings on bank-owned life insurance	483	322	292
Gain on death benefits from life insurance	-	492	-
Service fee income	1,523	1,599	1,510
Other operating	224	150	126
Total other income	2,701	4,326	3,000

General, administrative and other expense
Employee compensation and benefits	6,217	6,361	6,271
Occupancy and equipment	1,646	1,709	1,406
Property, payroll and other taxes	1,391	1,328	1,233
Data processing	604	635	543
Legal and professional	810	925	932
Advertising	321	299	451
FDIC expense	446	433	611
Jeanie expense	383	361	342
Real estate owned loss expense	540	656	312
Core deposit intangible amortization	206	282	270
Other operating	1,822	1,572	1,555
Total general, administrative and other expense	14,386	14,561	13,926

Earnings before income taxes	1,853	4,573	4,519

Federal income taxes
Current	(97)	522	112
Deferred	518	696	1,041
Total federal income taxes	421	1,218	1,153

NET EARNINGS	$1,432	$3,355	$3,366

Earnings per share - basic and diluted	$0.21	$0.45	$0.38

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2013, 2012, and 2011
(In thousands)

	2013	2012	2011

Net earnings	$1,432	$3,355	$3,366

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefits) of $(4,033), $166, and $685 for the years ended December 31, 2013, 2012, and 2011, respectively	(7,829)	322	1,329

Comprehensive income (loss)	$(6,397)	$3,677	$4,695

Accumulated comprehensive income (loss)	$(7,229)	$600	$278

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2013, 2012, and 2011
(In thousands, except per share data)

						Unrealized
			Shares			gains (losses) on
		Additional	acquired by			on securities	Total
	Common	paid-in	stock benefit	Treasury	Retained	available	shareholders’
	stock	capital	plans	stock	earnings	for sale	equity

Balance at January 1, 2011	$99	$43,878	$(1,302)	$(12,860)	$40,655	$(1,051)	$69,419
Net earnings for the year ended December 31, 2011	-	-	-	-	3,366	-	3,366
Cash dividends of $.48 per share	-	-	-	-	(1,581)	-	(1,581)
Amortization expense of stock benefit plans	-	(32)	389	-	-	-	357
Stock option expense	-	20	-	-	-	-	20
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	1,329	1,329
Balance at December 31, 2011	99	43,866	(913)	(12,860)	42,440	278	72,910

Net earnings for the year ended December 31, 2012	-	-	-	-	3,355	-	3,355
Cash dividends of $.32 per share	-	-	-	-	(2,351)	-	(2,351)
Amortization expense of stock benefit plans	-	(55)	417	-	-	-	362
Stock option expense	-	22	-	-	-	-	22
Proceeds from second step stock conversion, net of costs	-	34,776	-	-	-	-	34,776
Shares acquired for stock benefit plans	-	-	(1,496)	-	-	-	(1,496)
Cancelation of treasury stock	(23)	(12,837)	-	12,860	-	-	-
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	322	322
Balance at December 31, 2012	76	65,772	(1,992)	-	43,444	600	107,900

Net earnings for the year ended December 31, 2013	-	-	-	-	1,432	-	1,432
Cash dividends of $.36 per share	-	-	-	-	(2,437)	-	(2,437)
Amortization expense of stock benefit plans	-	1	418	-	-	-	419
Stock option expense	-	23	-	-	-	-	23
Common stock repurchases		(8,581)	-		-	-	(8,581)
Unrealized losses on securities designated as available for sale, net of related benefits	-	-	-	-	-	(7,829)	(7,829)
Balance at December 31, 2013	$76	$57,215	$(1,574)	$-	$42,439	$(7,229)	$90,927

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2013, 2012, and 2011
(In thousands)

	2013	2012	2011

Cash flows from operating activities:
Net earnings for the year	$1,432	$3,355	$3,366
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(25)	(12)	(118)
Depreciation	783	775	573
Charitable donation of real estate owned property	32	-	-
Amortization expense related to stock benefit plans	419	362	357
Amortization of deferred loan origination fees	(46)	75	185
Amortization of intangible assets	206	282	270
Amortization of fair value adjustments	(706)	(834)	(1,526)
Proceeds from sale of loans in the secondary market	39,615	76,868	49,454
Loans originated for sale in the secondary market	(36,045)	(76,326)	(45,814)
Gain on sale of loans	(651)	(1,584)	(864)
Gain on sale of investment securities – available for sale	(36)	-	-
Loss on sale of office premises and equipment	255	-	-
(Gain) loss on sale of real estate acquired through foreclosure	130	(53)	(85)
Impairment on real estate acquired through foreclosure	540	677	510
Earnings on bank-owned life insurance	(484)	(322)	(292)
Provision for losses on loans	1,443	1,280	700
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	130	311	28
Accrued interest receivable on mortgage-backed securities	(3)	7	20
Accrued interest receivable on investments and interest-bearing deposits	166	(443)	23
Prepaid expenses and other assets	1,059	(265)	248
Accrued interest payable	(19)	(28)	(737)
Accounts payable and other liabilities	(1,692)	2,118	(2,031)
Federal income taxes
Current	(92)	236	910
Deferred	518	696	1,041
Net cash flows provided by operating activities	$6,929	$7,175	$6,218

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011
(In thousands)

	2013	2012	2011

Net cash flows provided by operating activities balance brought forward	$6,929	$7,175	$6,218

Cash flows provided by (used in) investing activities:
Principal repayments on loans	67,708	89,996	75,755
Loan disbursements	(67,099)	(46,869)	(44,264)
Loans purchased	(4,239)	-	-
Purchase of investment securities – available for sale	(80,928)	(211,234)	(89,289)
Proceeds from sale of investment securities – available for sale	7,036	-	-
Proceeds from maturity of investment securities – available for sale	106,175	134,300	74,550
Purchase of corporate securities	(1,920)	-	-
Proceeds from maturity of municipal obligations – held to maturity	-	-	100
Purchase of mortgage-backed securities – available for sale	(4,977)	-	-
Principal repayments on mortgage-backed securities –available for sale	1,502	1,456	1,441
Principal repayments on mortgage-backed securities – held to maturity	465	586	612
Additions to real estate acquired through foreclosure	(7)	-	(100)
Proceeds from sale of real estate acquired through foreclosure	3,080	2,168	2,887
Proceeds from sale of office premises and equipment	1,167	-	-
Purchase of office premises and equipment	(1,229)	(3,056)	(1,236)
Purchase of Federal Home Loan Bank stock	-	(285)	-
Proceeds from bank owned life insurance	-	403	-
Purchase of bank owned life insurance	-	(5,000)	-
Cash paid for acquisition, net of cash received	-	-	(4,200)
Net cash flows provided by (used in) investing activities	26,734	(37,535)	16,256

Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits – net of acquisition	(20,728)	(920)	14,006
Proceeds from Federal Home Loan Bank advances – net of acquisition	-	-	11,000
Repayments on Federal Home Loan Bank advances – net of acquisition	(4,968)	(6,921)	(29,813)
Repayments on other borrowings	-	-	(1,490)
Advances by borrowers for taxes and insurance	26	(133)	(268)
Stock option expense, net	23	22	20
Common stock repurchased	(8,581)	-	-
Proceeds from stock conversion	-	22,133	12,643
Shares acquired by stock benefit plans	-	(1,496)	-
Dividends paid on common stock	(2,437)	(2,351)	(1,581)
Net cash flows provided by (used in) financing activities	(36,665)	10,334	4,517

Net (decrease) increase in cash and cash equivalents	(3,002)	(20,026)	26,991

Cash and cash equivalents at beginning of period	25,114	45,140	18,149

Cash and cash equivalents at end of period	$22,112	$25,114	$45,140

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2013, 2012, and 2011
 (In thousands)

	2013	2012	2011

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$-	$52	$235

Interest on deposits and borrowings	$4,350	$5,629	$6,000

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$3,080	$2,990	$2,597

Recognition of mortgage servicing rights	$279	$576	$302

Deferred gain on real estate acquired through foreclosure	$48	$13	$-

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES

In 2004, Cheviot Savings Bank (the Savings Bank) reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. - Federal as the parent of the Savings Bank.  On January 18, 2012, we completed our “second-step” conversion to a fully stock company.  As a result of the second step conversion, all of our outstanding common stock is held by public shareholders and Cheviot Financial Corp. is our Maryland chartered holding company (“Cheviot Financial” or the “Corporation” refers to either Cheviot Financial Corp. – Federal or Cheviot Financial Corp., a Maryland corporation depending on the content).

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

The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

1.  Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2013, 2012, and 2011, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2013 and 2012, the Corporation had $703,000 and $3.3 million in loans held for sale.

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

The Corporation recorded mortgage servicing rights totaling $(1,000), $224,000, and $127,000, net of amortization of $281,000, $352,000, and $175,000, during the years ended December 31, 2013, 2012, and 2011, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $1.3 million at December 31, 2013 and 2012, respectively.

The Corporation was servicing mortgage loans of approximately $145.5 million and $141.3 million at December 31, 2013 and 2012, respectively, all of which had been sold to various investors, including the Federal Home Loan Bank of Cincinnati, Federal Home Loan Mortgage Corporation, US Bank, Bank of America, Franklin American, BB&T, Lake Michigan and Stonegate Mortgage.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

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

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

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

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2013 and 2012, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

For the years ended December 31, 2013, 2012, and 2011

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

The Corporation recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain  the  position  following  an audit.  For tax positions meeting  the  more-likely-than-not  threshold,  the  amount  recognized  in  the financial  statements is the largest  benefit that has a greater than 50 percent likelihood  of being  realized upon  ultimate  settlement  with the relevant tax authority.  The Corporation has not recorded any liability for unrecognized tax benefits.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the tax years before 2010.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for December 31, 2013, 2012, and 2011.

10.  Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Employer contributions totaled $326,000, $300,000, and $359,000 for the years ended December 31, 2013, 2012, and 2011, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans (continued)

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $17,000, $18,000, and $28,000 for the directors deferred compensation plan for the years ended December 31, 2013, 2012, and 2011.

In connection with the 2004 Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records  compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. In addition, as part of the second step stock conversion, the Corporation purchased an additional 187,000 shares for a new ESOP plan, resulting in a new loan with Cheviot Financial Corporation totaling $1.5 million.  Allocation of shares to the ESOP participants is predicated upon the repayment of the loans to Cheviot Financial Corp. totaling $1.4 million and $1.9 million at December 31, 2013 and 2012, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $380,000, $381,000, and $307,000 for the years ended December 31, 2013, 2012, and 2011, respectively. The fair value of the unearned ESOP shares approximated $1.7 million and $1.9 million at December 31, 2013 and 2012, respectively.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 166,608 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $37,000, $36,000, and $34,000 for the years ended December 31, 2013, 2012, and 2011, respectively.  During the years ended December 31, 2012, and 2011, 2,550 shares, and 3,214 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.02.  No shares were awarded during the year ended December 31, 2013.  During the year ended December 31, 2013, 2,767 shares vested at an average price of $11.28.  At December 31, 2013 and 2012 total non-vested shares were 5,643 and 8,411 at a weighted average grant date fair value of $9.44 and $13.50.  The shares in the plan and the shares granted have been adjusted to reflect the exchange ratio of 0.857%.

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

For the years ended December 31, 2013, 2012 and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2013 and 2012:

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

Loans held for sale:  Loans held for sale are carried at the lower of cost or fair market value, as determined by outstanding commitments from investors, on an aggregated basis.  At December 31, 2013 and 2012, market value approximates cost.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2013 and 2012.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2013 and 2012, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

12.  Advertising

Advertising costs are expensed when incurred.

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.  At December 31, 2013, the Bank had approximately $10.1 million on deposit with other institutions over the FDIC limit.

The Corporation maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Corporation believes it is not exposed to any significant credit risk on cash and cash equivalents.

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 168,300, 208,251, and 71,415 unallocated shares held by the ESOP for the fiscal years ended December 31, 2013, 2012, and 2011, respectively.

For the years ended December 31, 2013, 2012, and 2011

		December 31,
	2013	2012	2011

Weighted-average common shares outstanding (basic)	6,863,238	7,415,768	8,757,880

Dilutive effect of assumed exercise of stock options	5,972	6,251	8,391

Weighted-average common shares outstanding (diluted)	6,869,210	7,422,019	8,766,271

For the year ended December 31, 2013 options to purchase 369,939 shares of common stock ranging in price from $8.30 - $15.90 were outstanding but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. For the years ended December 31, 2012 and 2011 the options totaled 425,600 ranging in price from $8.07 to $13.63. The shares for 2012 and 2011 have not been adjusted to reflect the exchange ratio of 0.857%.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan

The Corporation provides a Stock Incentive Plan that provides for grants of up to 416,517 stock options.  During 2012 and 2011 approximately 5,600 and 3,771 stock options were granted subject to a five year vesting period in which the options granted will vest ratably annually.  For the year ended December 31, 2013, no shares were granted.  The shares in the plan and the shares granted have been adjusted to reflect the exchange ratio of 0.857 for the second step conversion that occurred in 2012.

On April 23, 2013, shareholders of the Corporation approved the 2013 Equity Incentive Plan.  The Plan provides for grants of up to 467,500 stock options.  As of December 31, 2013, no grants or option awards have been made under the 2013 Equity Incentive Plan.

The Corporation follows FASB Accounting Standard Codification Topic 718 (ASC 718), “Compensation – Stock Compensation,” for its stock option plans, and accordingly, the Corporation recognizes the expense of these grants as required. Stock-based employee compensation costs pertaining to stock options is reflected as a net increase in equity, for both any new grants, as well as for all unvested options outstanding, in both cases using the fair values established by usage of the Black-Scholes option pricing model, expensed over the vesting period of the underlying option.

The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the nine months ended September 30, 2013, the Corporation recorded $23,000 in after-tax compensation cost for equity-based awards that vested during the year ended December 31, 2013.  The Corporation has $29,000 of unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2013, which is expected to be recognized over a weighted-average vesting period of approximately 1.8 months.

A summary of the unvested stock awards is as follows:

		Weighted Average Fair Value
	Shares	on Award Date

Unvested at December 31, 2011	20,840	$4.00
Stock Conversion	(2,980)	-
Awarded	5,600	1.28
Vested	(6,143)	3.52
Unvested at December 31, 2012	17,317	$3.29

		Weighted Average Fair Value
	Shares	on Award Date

Unvested at December 31, 2012	17,317	$3.29
Awarded	-	-
Forfeited	400	1.28
Vested	(6,155)	3.25
Unvested at December 31, 2013	11,562	$3.24

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2013, 2012, and 2011 and changes during the year then ended is presented below:

	2013		2012		2011
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding at beginning of year	370,339	$12.80	425,600	$11.10	421,200	$11.05
Stock conversion	-	-	(60,861)	1.76	-	-
Granted	-	-	5,600	8.30	4,400	9.04
Exercised	-	-	-	-	-	-
Forfeited	(400)	8.30	-	-	-	-

Outstanding at end of year	369,939	$12.80	370,339	$12.80	425,600	$11.10

Options exercisable at year-end	359,177	$12.91	353,022	$12.96	404,760	$11.14

Fair value of options granted during the year		N/A		$1.28		$5.30

Weighted average remaining vesting period		1 months		2 months		2 months

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

The following information applies to options outstanding at December 31, 2013:
Number outstanding	369,939
Exercise price	$8.30 - $15.90
Weighted-average exercise price	$12.91
Weighted-average remaining contractual life	1.9 years

The following information applies to options outstanding at December 31, 2012:
Number outstanding	370,339
Exercise price	$8.30 - $15.90
Weighted-average exercise price	$12.96
Weighted-average remaining contractual life	2.9 years

The following information applies to options outstanding at December 31, 2011:
Number outstanding	425,600
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.14
Weighted-average remaining contractual life	3.8 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2012, and 2011, dividend yield of 3.86% and 5.31%; expected volatility of 24.1% and 44.17%; risk-free interest rates of 1.64% and 2.97%; and expected lives of 10 years. There were no grants during the year ended December 31, 2013.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.       Disclosures about Fair Value of Assets and Liabilities

The estimated fair values of the Company’s financial instruments are as follows:

	2013		2012
	Carrying	Fair	Carrying	Fair
	value	value	value	value
		(In thousands)
Financial assets
Cash and cash equivalents	$22,112	$22,112	$25,114	$25,114
Investment securities	153,942	153,942	195,963	195,963
Mortgage-backed securities	12,477	12,591	9,610	9,801
Loans receivable –
net and loans held for sale	336,134	362,066	340,414	381,018
Accrued interest receivable	1,971	1,971	2,264	2,264
Federal Home Loan Bank stock	8,651	8,651	8,651	8,651
	$535,287	$561,333	$582,016	$622,811

Financial liabilities
Deposits	$469,387	$468,417	$490,646	$490,017
Advances from the Federal Home Loan Bank	19,261	20,207	24,314	24,920
Accrued interest payable	71	71	90	90
Advances by borrowers for taxes and insurance	2,357	2,357	2,331	2,331

	$491,076	$491,052	$517,381	$517,358

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

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.       Disclosures about Fair Value of Assets and Liabilities (continued)

Fair value methods and assumptions are set forth below for each type of financial instrument.

Securities available for sale:  Fair value on available for sale securities was based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers and classified as level 2 assets.  Management compares the fair values to another third party report for reasonableness.  Available for sale securities includes U.S. agency securities, municipal bonds and mortgage-backed agency securities.

		Quoted prices
		in active	Significant	Significant
		markets for	other	other
		identical	observable	unobservable
		assets	inputs	inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Securities available for sale at December 31, 2013:
U.S. Government agency securities	$148,349	-	$148,349	-
Municipal obligations	3,015	-	3,015	-
Corporate Securities	2,578	-	2,578	-
Mortgage-backed securities	9,361	-	9,361	-

Securities available for sale at December 31, 2012:
U.S. Government agency securities	$192,705	-	$192,705	-
Municipal obligations	3,258	-	3,258	-
Mortgage-backed securities	6,029	-	6,029	-

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans.  Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals based on comparable sales, which the Corporation considers to be Level 2 inputs.  The aggregate carrying amount of impaired loans, including loans acquired from Franklin Savings with a credit quality discount, at December 31, 2013 and 2012 were approximately $16.5 million and $20.6 million, respectively.

The Corporation has real estate acquired through foreclosure totaling $3.3 million and $4.0 million at December 31, 2013 and 2012, respectively.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $3.3 million at both December 31, 2013 and 2012, respectively.  The aggregate amount of real estate acquired through foreclosure that is carried at cost was approximately $721,000 at December 31, 2012, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.       Disclosures about Fair Value of Assets and Liabilities (continued)

The following table presents fair value measurements for the Company’s financial instruments which are not recognized at fair value in the accompanying statements of financial position on a recurring or nonrecurring basis.

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
December 31, 2013:
Financial assets:
Cash and cash equivalents	$22,112	$22,112	$-	$-
Mortgage-backed securities	3,230	-	3,230	-
Loans receivable - net	362,066	-	362,066	-
Federal Home Loan Bank stock	8,651	-	8,651	-
Accrued interest receivable	1,971	-	1,971	-
Financial liabilities:
Deposits	468,417	-	468,417	-
Advances from the Federal Home Loan Bank	20,207	-	20,207	-
Advances by borrowers for taxes and insurance	2,357	-	2,357	-
Accrued interest payable	71	-	71	-

December 31, 2012:
Financial assets:
Cash and cash equivalents	$25,114	$25,114	$-	$-
Mortgage-backed securities	3,772	-	3,772	-
Loans receivable - net	381,018	-	381,018	-
Federal Home Loan Bank stock	8,651	-	8,651	-
Accrued interest receivable	2,264	-	2,264	-
Financial liabilities:
Deposits	490,017	-	490,017	-
Advances from the Federal Home Loan Bank	24,920	-	24,920	-
Advances by borrowers for taxes and insurance	2,331	-	2,331	-
Accrued interest payable	90	-	90	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.       Effects of Recent Accounting Pronouncements

We adopted the following accounting guidance in 2013, none of which had a material effect, if any, on our consolidated financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which amends ASC 740, Income Taxes. The amendments provide guidance on the financial statement presentation of an unrecognized tax benefit, as either a reduction of a deferred tax asset or as a liability, when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exists. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 and may be applied on either a prospective or retrospective basis. We do not expect the adoption of these provisions to have a significant impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU No. 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40)¸which clarifies when an in substance repossession or foreclosure has occurred and the creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. A creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan either when legal title to the residential real estate property is obtained upon completion of a foreclosure or when the borrower has conveyed all interest in the residential real property to the creditor to satisfy the loan through completion of a deed in lieu of foreclosure or similar arrangement.  The ASU also require disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure.  The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014.  We do not expect the adoption of these provisions to have a significant impact on the Company’s consolidated financial statements.

18.       Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31, 2013 and 2012 are shown below.

	December 31, 2013
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$160,063	$-	$11,714	$148,349
Municipal obligations	3,035	83	103	3,015
Corporate securities	1,920	658	-	2,578

	$165,018	$741	$11,817	$153,942

		December 31, 2012
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$192,247	$550	$92	$192,705
Municipal obligations	3,037	222	1	3,258

	$195,284	$772	$93	$195,963

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of investment securities at December 31, 2013 and 2012, by contractual term to maturity or earliest call date, are shown below.

	December 31,
	2013	2012
	(In thousands)

Less than one year	$-	$145,210
One to five years	33,882	28,198
Five to ten years	41,376	11,175
More than ten years	87,840	10,701
	163,098	195,284
Corporate securities	1,920	-
	$165,018	$195,284

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2013 and 2012 are shown below.

	December 31, 2013
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)

Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$677	$34	$1	$710
Federal National Mortgage Association adjustable-rate participation certificates	5,940	40	36	5,944
Government National Mortgage Association adjustable-rate participation certificates	2,622	85	-	2,707

	$9,239	$159	$37	$9,361

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$253	$8	$-	$261
Federal National Mortgage Association adjustable-rate participation certificates	212	6	-	218
Government National Mortgage Association adjustable-rate participation certificates	2,651	100	-	2,751
	$3,116	$114	$-	$3,230

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2012
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

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2013 and 2012, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2013	2012
	(In thousands)

Due in one year or less	$811	$485
Due in one year through five years	3,413	2,044
Due in five years through ten years	4,665	2,804
Due in more than ten years	3,466	4,047
	$12,355	$9,380

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

				December 31, 2013
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	holding losses	investments	value	holding losses	investments	value	holding losses
	(Dollars in thousands)
U.S. Government agency securities	24	$128,462	$9,108	4	$19,887	$2,606	28	$148,349	$11,714
Municipal obligations	1	181	2	1	321	101	2	502	103
Corporate securities	-	-	-	-	-	-	-	-	-
Mortgage-backed securities	10	4,720	36	6	101	1	16	4,821	37

Total temporarily impaired securities	35	$133,363	$9,146	11	$20,309	$2,708	46	$153,672	$11,854

				December 31, 2012
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	holding losses	investments	value	holding losses	investments	value	holding losses
	(Dollars in thousands)

U.S. Government agency securities	4	$22,401	$92	-	$-	$-	4	$22,401	$92
Municipal obligations	-	-	-	1	714	1	1	714	1
Mortgage-backed securities	3	13	1	13	272	2	16	285	3

Total temporarily impaired securities	7	$22,414	$93	14	$986	$3	21	$23,400	$96

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

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

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2013	2012
	(In thousands)

One- to four-family residential	$236,236	$249,202
Multi-family residential	22,805	23,866
Construction	7,141	1,243
Commercial	72,755	67,166
Consumer	2,278	1,691
	341,215	343,168
Less:
Undisbursed portion of loans in process	3,157	933
Deferred loan origination fees	(476)	(339)
Allowance for loan losses	1,697	2,160

	$336,837	$340,414

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE C – LOANS RECEIVABLE (continued)

The recorded investment in loans was as follows as of December 31, 2013:

	One-to four
	Family	Multi-family
	Residential	Residential	Construction		Commercial	Consumer	Total
	(In thousands)
Purchased loans	$79,615	$7,655	$-		$27,487	$1,749	$116,506
Credit quality discount	(1,262)	(159)	-		(520)	(241)	(2,182)
Purchased loans book value (3)	78,353	7,496	-		26,967	1,508	114,324
Originated loans (1)	157,883	15,309	7,141	(2)	45,788	770	226,891
Ending balance	$236,236	$22,805	$7,141		$72,755	$2,278	$341,215

(1)	Includes loans held for sale
(2)	Before consideration of undisbursed Loans-in-process
(3)	Loans purchased in acquisition of First Franklin

The carrying amount of purchased loans consisting of credit-impaired purchased loans and non-impaired purchased loans is shown in the following table as of December 31, 2013.

		Credit
	Non-impaired	Impaired
	Purchased Loans	Purchased Loans
	(In thousands)
One-to-four family residential (1)	$75,173	$3,180
Multi-family residential	6,440	1,056
Construction	-	-
Commercial	20,376	6,591
Consumer	1,508	-
Total	$103,497	$10,827

(1)	Includes home equity lines of credit

Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected on purchased impaired loans.  If we have probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in cash flows expected to be collected, we first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan, or pool of loans. Estimates of cash flows are impacted by changes in interest rate indices for variable rate loans and prepayment assumptions, both of which are treated as prospective yield adjustments included in interest income.  Cheviot Financial’s allowance at December 31, 2013 does not include any credit quality discount related to loans acquired from First Franklin, other than $414,000 for certain one-to-four family residential real estate loans.  The credit quality discount decreased approximately $2.8 million in 2013 as a result of loans paying off or being transferred to real estate acquired through foreclosure.  Due to uncertainties in the evaluation of allowance for loan loss, it is at least reasonably possible that management’s estimate of the outcome will change within the next year.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012 and 2011

NOTE C – LOANS RECEIVABLE (continued)

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $263.0 million and $273.4 million or 78%, and 80% of the net loan portfolio, at December 31, 2013 and 2012, respectively.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors.  Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectability.  The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.0 million and $1.2 million at December 31, 2013 and 2012, respectively.  During the year ended December 31, 2013 one new mortgage loan totaling $215,000 and one new home equity line of credit totaling $15,000 was originated to an executive officer.  During the year ended December 31, 2013, there were principal disbursements totaling approximately $26,000. During the year ended December 31, 2012 one new mortgage loan was originated to an executive officer totaling $78,000.  During the year ended December 31, 2011, there were principal disbursements totaling approximately $112,000.  During the year ended December 31, 2012, one new line of credit was originated to a director totaling $100,000. During the years ended December 31, 2013, 2012 and 2011, there were repayments of approximately $195,000, $148,000 and $98,000, respectively.

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

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled. The Company’s LRA totaled $2.9 million, $2.5 million and $903,000 at December 31, 2013, 2012, and 2011, respectively.  The amount is reported in other assets and as deferred income as an estimate of fair value of amounts to be received and recognized as revenue under the program.

NOTE D - ALLOWANCE FOR LOAN LOSSES

Allowance for Loan Losses
	2013	2012	2011
	(In thousands)

Beginning Balance	$2,160	$1,447	$1,242
Provision for losses on loans	1,443	1,280	700
Charge-offs of loans	(1,937)	(568)	(508)
Recoveries	31	1	13
	$1,697	$2,160	$1,447

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	One-to four
	Family	Multi-family
2013	Residential	Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Allowance for loan losses:

Beginning balance	$1,823	$172	$1	$153	$11	$2,160
Provision	1,426	22	8	(14)	1	1,443
Charge-offs	(1,928)	-	-	(8)	(1)	(1,937)
Recoveries	31	-	-	-	-	31

Ending balance	$1,352	$194	$9	$131	$11	$1,697

Originated loans:
Individually evaluated
for impairment	$-	$-	$-	$-	$-	$-

Purchased loans:
Individually evaluated
for impairment	$-	$-	$-	$-	$-	$-

Originated Loans:
Collectively evaluated
for impairment	$939	$194	$9	$131	$11	$1,284

Purchased loans:
Loans acquired with
deteriorated credit quality	$413	$-	$-	$-	$-	$413

Loans receivable:

Ending balance	$236,236	$22,805	$7,141	$72,755	$2,278	$341,215

Ending balance:
Individually evaluated
for impairment (1)	$77,380	$6,535	$-	$21,055	$1,508	$106,478

Ending balance:
Collectively evaluated
for impairment	$155,676	$15,214	$7,141	$45,109	$770	$223,910

Ending balance:
Loans acquired with
deteriorated credit quality	$3,180	$1,056	$-	$6,591	$-	$10,827

(1)Includes loans acquired from First Franklin of $103,497

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	One-to four
	Family	Multi-family
2012	Residential	Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Allowance for loan losses:

Beginning balance	$978	$162	$13	$285	$9	$1,447
Provision	1,382	10	(12)	(101)	1	1,280
Charge-offs	(537)	-	-	(31)	-	(568)
Recoveries	-	-	-	-	1	1

Ending balance	$1,823	$172	$1	$153	$11	$2,160

Originated loans:
Individually evaluated
for impairment	$632	$-	$-	$-	$-	$632

Purchased loans:
Individually evaluated
for impairment	$152	$-	$-	$-	$-	$152

Originated Loans:
Collectively evaluated
for impairment	$673	$172	$1	$153	$11	$1,010

Purchased loans:
Loans acquired with
deteriorated credit quality	$366	$-	$-	$-	$-	$366

Loans receivable:

Ending balance	$249,202	$23,866	$1,243	$67,166	$1,691	$343,168

Ending balance:
Individually evaluated
for impairment (1)	$96,060	$9,225	$-	$24,967	$894	$131,146

Ending balance:
Collectively evaluated
for impairment	$149,159	$13,579	$1,243	$33,678	$716	$198,375

Ending balance:
Loans acquired with
deteriorated credit quality	$3,983	$1,062	$-	$8,521	$81	$13,647

(1)Includes loans acquired from First Franklin of $125,430

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of December 31, 2013

Credit Risk Profile by Internally Assigned Grade

Originated Loans at December 31, 2013

	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Grade:
Pass	$155,364	$15,214	$7,141	$44,218	$770	$222,707
Special mention	-	-	-	-	-	-
Substandard	2,519	95	-	1,570	-	4,184
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$157,883	$15,309	$7,141	$45,788	$770	$226,891

Purchased Loans at December 31, 2013
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total
	(In thousands)

Grade:
Pass	$74,410	$7,496	$-	$25,076	$1,490	$108,472
Special mention	-	-	-	-	-	-
Substandard	3,943	-	-	1,891	18	5,852
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$78,353	$7,496	$-	$26,967	$1,508	$114,324

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Originated Loans Receivable
As of December 31, 2013

							Recorded
							Investment
	30-89 Days	Over	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing
	(In thousands)

Real Estate:
1-4 family Residential	$1,915	$2,207	$4,122	$153,761	$2,207	$157,883	-
Multi-family	-	95	95	15,214	95	15,309	-
Construction	-	-	-	7,141	-	7,141	-
Commercial	-	679	679	45,109	679	45,788	-
Consumer	-	-	-	770	-	770	-
Total	$1,915	$2,981	$4,896	$221,995	$2,981	$226,891	-

Age Analysis of Past Due Purchased Loans Receivable
As of December 31, 2013

							Recorded
							Investment
	30-89 Days	Over	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing
	(In thousands)

Real Estate:
1-4 family Residential	$2,221	$3,287	$5,508	$72,845	$3,287	$78,353	$-
Multi-family	56	-	56	7,440	-	7,496	-
Construction	-	-	-	-	-	-	-
Commercial	336	676	1,012	25,955	676	26,967	-
Consumer	10	18	28	1,490	18	1,508	-
Total	$2,623	$3,981	$6,604	$107,720	$3,981	$114,324	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Impaired Loans
	As of December 31, 2013

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)

Purchased loans with a credit quality discount and no related allowance recorded:
Real Estate:
1-4 family Residential	$3,180	$3,180	$-	$3,556	$192
Multi-family	1,056	1,056	-	1,059	22
Construction	-	-	-	-	-
Commercial	6,591	6,591	-	7,556	436
Consumer	-	-	-	41	-
Total	$10,827	$10,827	$-	$12,212	$650
Purchased loans with a credit quality discount and an allowance recorded:
Real Estate:
1-4 family Residential	$-	$-	$-	$7	$-
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$-	$-	$-	$7	$-
Purchased loans with no credit quality discount and no related allowance recorded:
Real Estate:
1-4 family Residential	$2,646	$2,646	$-	$2,185	$107
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	16	16	-	28	1
Total	$2,662	$2,662	$-	$2,213	$108
Purchased loans with an allowance recorded:
Real Estate:
1-4 family Residential	$-	$-	$-	$74	$-
Multi-family Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$-	$-	$-	$74	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Impaired Loans
	As of December 31, 2013

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)

Originated loans with no related allowance recorded
Real Estate:
1-4 family Residential	$2,207	$2,207	$-	$2,847	$32
Multi-family	95	95	-	95	-
Construction	-	-	-	-	-
Commercial	679	679	-	537	35
Consumer	-	-	-	-	-
Total	$2,981	$2,981	$-	$3,479	$67
Originated loans with an allowance recorded:
Real Estate:
1-4 family Residential	$-	$-	$-	$473	$-
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	81	-
Consumer	-	-	-	-	-
Total	$-	$-	$-	$554	$-
Total:
Real Estate:
1-4 family Residential	$8,033	$8,033	$-	$9,142	$331
Multi-family	1,151	1,151	-	1,154	22
Construction	-	-	-	-	-
Commercial	7,270	7,270	-	8,174	471
Consumer	16	16	-	69	1
Total	$16,470	$16,470	$-	$18,539	$825

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of December 31, 2012

Credit Risk Profile by Internally Assigned Grade

Originated Loans at December 31, 2012
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total
	(In thousands)

Grade:
Pass	$148,771	$13,579	$1,243	$32,699	$716	$197,008
Special mention	-	-	-	-	-	-
Substandard	5,390	94	-	1,599	-	7,083
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$154,161	$13,673	$1,243	$34,298	$716	$204,091

Purchased Loans at December 31, 2012
	One-to four
	Family	Multi-family
	Residential	Residential	Construction	Commercial	Consumer	Total
	(In thousands)

Grade:
Pass	$91,091	$10,193	$-	$30,551	$855	$132,690
Special mention	108	-	-	-	-	108
Substandard	3,842	-	-	2,317	120	6,279
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$95,041	$10,193	$-	$32,868	$975	$139,077

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Originated Loans Receivable
As of December 31, 2012

							Recorded
							Investment
	30-89 Days	Over	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing
	(In thousands)

Real Estate:
1-4 family Residential	$1,116	$5,002	$6,118	$148,043	$5,002	$154,161	$-
Multi-family	-	94	94	13,579	94	13,673	-
Construction	-	-	-	1,243	-	1,243	-
Commercial	547	620	1,167	33,131	620	34,298	-
Consumer	-	-	-	716	-	716	-
Total	$1,663	$5,716	$7,379	$196,712	$5,716	$204,091	$-

Age Analysis of Past Due Purchased Loans Receivable
As of December 31, 2012

							Recorded
							Investment
	30-89 Days	Over	Total Past			Total Loan	90 Days and
	Past Due	90 Days	Due	Current	Nonaccrual	Receivables	Accruing
	(In thousands)

Real Estate:
1-4 family Residential	$2,890	$3,446	$6,336	$88,705	$3,446	$95,041	$-
Multi-family	-	-	-	10,193	-	10,193	-
Construction	-	-	-	-	-	-	-
Commercial	693	1,519	2,212	30,656	1,519	32,868	-
Consumer	-	7	7	968	7	975	-
Total	$3,583	$4,972	$8,555	$130,522	$4,972	$139,077	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans As of December 31, 2012

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
		(In thousands)

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

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans As of December 31, 2012

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
		(In thousands)
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

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Modifications As of December 31, 2013

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	4	$316	$312
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	4	1,863	1,849
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
(In thousands)
Troubled Debt Restructurings
That Subsequently Defaulted
Real Estate:
1-4 Family Residential	-	$-
Multi-family Residential	-	-
Construction	-	-
Commercial	1	754
Consumer	-	-

Modifications As of December 31, 2012

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	16	$1,508	$1,508
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	1	754	754
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
(In thousands)
Troubled Debt Restructurings
That Subsequently Defaulted
Real Estate:
1-4 Family Residential	-	$-
Multi-family Residential	-	-
Construction	-	-
Commercial	-	-
Consumer	-	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

As of December 31, 2013, Cheviot Savings Bank had total troubled debt restructurings of $6.0 million. There were 31 one- to four-family residential loans totaling $3.4 million in troubled debt restructurings with the largest totaling $546,000.  The remaining $2.6 million in troubled debt restructurings consisted of five commercial loans.  During the year ended December 31, 2012, Cheviot Savings Bank had total troubled debt restructurings of $6.0 million. There were 30 one- to four-family residential loans totaling $3.8 million in troubled debt restructurings during the year, with the largest totaling $560,000.  The other $2.2 million in troubled debt restructurings consisted of three commercial loans.  These loans were modified due to short term concessions with no impairment as Cheviot Savings Bank expects to recognize the full amount of the commitment.  Cheviot Savings Bank has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following at December 31:

	2013	2012
	(In thousands)

Land	$1,780	$2,055
Buildings and improvements, including construction-in-progress	11,933	12,229
Furniture and equipment	3,194	3,136
Automobiles	45	45
	16,952	17,465
Less accumulated depreciation	5,447	4,984

	$11,505	$12,481

At December 31, 2013 and 2012, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average
interest rate

	2013	2012
	(In thousands)

NOW accounts
2013 – 0.09%	$86,667
2012 – 0.09%		$83,346
Passbook accounts
2013 – 0.08%	35,217
2012 – 0.10%		33,712
Money market demand deposit
2013 – 0.20%	121,268
2012 – 0.25%		116,891
Total demand, transaction and passbook deposits	243,152	233,949

Certificates of deposit
Original maturities of:
Less than 12 months
2013 – 2.25%	69,220
2012 – 1.62%		88,509
12 to 18 months
2013 – 0.42%	57,143
2012 – 0.57%		66,860
24 months – 36 months
2013 – 0.65%	30,150
2012 – 0.96%		36,079
Over 36 months
2013 – 1.84%	69,722
2012 – 2.24%		65,249

Total certificates of deposit	226,235	256,697

Total deposits	$469,387	$490,646

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2012, 2011, and 2010

NOTE F - DEPOSITS (continued)

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $174.0 million and $186.3 million, including intercompany accounts totaling $6.3 million and $14.8 million, which are eliminated in consolidation at December 31, 2013 and 2012, respectively.  At December 31, 2013 the standard maximum deposit insurance amount was $250,000.

Interest expense on deposits is summarized as follows at December 31:

	2013	2012	2011
		(In thousands)

Passbook savings and money market demand deposits	$273	$428	$659
NOW deposits	71	104	233
Certificates of deposit	3,278	4,152	3,966

	$3,622	$4,684	$4,858

Maturities of outstanding certificates of deposit are summarized as follows at December 31:

	2013	2012
	(In thousands)

Less than six months	$61,913	$70,361
Six months to one year	47,605	54,028
Over one year to three years	92,283	86,818
Over three years	24,434	45,490

	$226,235	$256,697

In the ordinary course of business, the Corporation accepted deposits from officers and directors.  At December 31, 2013 and 2012, total deposits from officers and directors totaled approximately $1.4 million and $1.1 million, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2013 and 2012 by pledges of certain residential mortgage loans totaling $24.1 million and $30.4 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

	Maturing
	year ending
Interest rate range	December 31,	2013	2012
(at fixed rates)		(Dollars in thousands)

3.13%	2013	$-	$147
1.50% - 4.84%	2014	997	1,669
4.31% - 5.36%	2015	1,733	3,000
4.07% - 5.25%	2016	10,501	10,724
5.27% - 5.35%	2017	672	1,009
1.38% - 4.18%	2018	2,092	3,062
1.81%	2020	3,266	4,703

		$19,261	$24,314

Weighted-average interest rate		3.64%	3.64%

The borrowings require principal payments as follows:

	2013	2012

One year or less	$2,047	$2,515
Over one year through three years	14,334	5,319
Over three years through five years	2,880	15,733
Over five years	-	747

	$19,261	$24,314

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE H - FEDERAL INCOME TAXES

Federal income tax on earnings differs from that computed at the statutory corporate tax rate for years ended December 31, 2013, 2012, and 2011 as follows:

	2013	2012	2011
	(Dollars in thousands)

Federal income taxes at statutory rate	$630	$1,555	$1,536
Increase (decrease) in taxes resulting primarily from:
Stock compensation	8	(28)	(15)
Nontaxable interest income	(39)	(39)	(39)
Cash surrender value of life insurance	(164)	(277)	(99)
Utilization of net operating loss carryforwards,
previously reserved	-	-	(241)
Other	(14)	7	11

Federal income taxes per financial statements	$421	$1,218	$1,153

Effective tax rate	22.7%	26.6%	25.5%

The composition of the Corporation’s net deferred tax asset at December 31 is as follows:

Taxes (payable) refundable on temporary	2013	2012
differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$575	$468
Deferred compensation	88	90
Stock benefit plans	173	169
Merger related transaction costs	118	118
Net operating loss carryforward	1,475	1,278
Reserve for uncollected interest	180	401
Real estate owned	811	394
Fair market value adjustments	898	1,964
Unrealized losses on securities available for sale	3,724	-
Other	4	47
Total deferred tax assets	8,046	4,929

Deferred tax liabilities:
Deferred loan origination costs	(401)	(314)
Federal Home Loan Bank stock dividends	(1,749)	(1,749)
Fixed asset basis difference	(529)	(705)
Unrealized gains on securities available for sale	-	(309)
Mortgage servicing rights	(439)	(439)

Total deferred tax liabilities	(3,118)	(3,516)

Net deferred tax asset	$4,928	$1,413

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE H - FEDERAL INCOME TAXES (continued)

The Corporation was allowed a special bad debt deduction. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2013 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2013 was approximately $1.0 million.

The Corporation’s principal temporary differences between financial income and taxable income result mainly from different methods of accounting for Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, stock benefit plans and fair value adjustments arising from the First Franklin acquisition.  The Corporation has approximately $4.3 million of operating losses to carryforward for the next 20 years.  These loss carryforwards are subject to the Internal Revenue Code section 382 limitations which allow approximately $1.1 million of the losses on an annual basis to offset current year taxable income.

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

At December 31, 2013, the Corporation had one outstanding commitment to originate a variable-rate loan with an interest rate of 2.75% for $325,000 and secured by one- to four-family residential real estate.  At December 31, 2012, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 2.25% to 6.25% totaling $9.7 million in fixed rate loans and $1.0 million in variable rate loans, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans and commercial lines of credit totaling $27.6 million and $30.5 million at December 31, 2013 and 2012, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2013 and 2012, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE I – COMMITMENTS & CONTINGENCIES (continued)

The Corporation had lease obligations on three of its branch facilities and one land lease.  The lease obligations totaling $542,000 expire by 2022 with renewable terms.

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $276,000.

At December 31, 2013 and 2012, the Savings Bank had a $1.0 million line of credit with another local bank.  No funds have been drawn on this line of credit as of December 31, 2013 and 2012.

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

The Savings Bank is categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  Additionally, management is not aware of any recent event that would cause this classification to change.  To be categorized as “well-capitalized,” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE J - REGULATORY CAPITAL (continued)

As of December 31, 2013
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Tangible capital	$77,209	13.5%	≥$8,766	≥1.5%	≥$29,221	≥5.0%

Core capital	$77,209	13.5%	≥$23,377	≥4.0%	≥$35,066	≥6.0%

Risk-based capital	$78,899	25.3%	≥$24,991	≥8.0%	≥$31,239	≥10.0%

As of December 31, 2012
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Tangible capital	$76,560	12.4%	≥$9,437	≥1.5%	≥$31,457	≥5.0%

Core capital	$76,560	12.4%	≥$25,166	≥4.0%	≥$37,749	≥6.0%

Risk-based capital	$78,721	25.6%	≥$24,700	≥8.0%	≥$30,875	≥10.0%

As of December 31, 2011
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Tangible capital	$60,183	10.0%	≥$9,247	≥1.5%	≥$30,823	≥5.0%

Core capital	$60,183	10.0%	≥$24,659	≥4.0%	≥$36,988	≥6.0%

Risk-based capital	$61,622	18.8%	≥$26,226	≥8.0%	≥$32,782	≥10.0%

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

For the years ended December 31, 2013, 2012, and 2011

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013, 2012, and 2011:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
For the years ended December 31, 2013 and 2012
(In thousands)

ASSETS	2013	2012

Cash in Cheviot Savings Bank	$6,253	$14,752
Cash and due from banks	101	1,960
Loan receivable - ESOP	1,384	1,864
Investment in Cheviot Savings Bank	80,523	88,344
Investment securities available for sale – at fair value	2,578	-
Prepaid expenses and other assets	-	736
Prepaid federal income taxes	211	134
Deferred federal income taxes	-	118

Total assets	$91,050	$107,908

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$17	$8
Deferred federal income taxes	106	-
Total liabilities	123	8

Common stock	76	76
Additional paid-in capital	57,215	65,772
Shares acquired by stock benefit plans	(1,574)	(1,992)
Retained earnings	42,439	43,444
Accumulated comprehensive income (loss),
Unrealized (losses) gains on securities available for sale, net of tax expense (benefits)	(7,229)	600

Total shareholders’ equity	90,927	107,900

Total liabilities and shareholders’ equity	$91,050	$107,908

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
For the years ended December 31, 2013, 2012, and 2011
(In thousands)

	2013	2012	2011

Income
Interest income	$97	$15	$13
Equity in earnings of Cheviot Savings Bank	1,584	3,614	3,737
Total income	1,681	3,629	3,750

General, administrative and other expense	327	408	575

Earnings before federal income tax benefits	1,354	3,221	3,175

Federal income tax benefits	(78)	(134)	(191)

Net earnings	$1,432	$3,355	$3,366

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2013, 2012, and 2011
(In thousands)

	2013	2012	2011

Cash flows provided by (used in) operating activities:
Net earnings for the year	$1,432	$3,355	$3,366
Equity in undistributed earnings of Cheviot Savings Bank	(1,546)	(3,534)	(3,756)
Amortization of expense related to stock benefit plans	419	362	356
Increase (decrease) in cash due to changes in Accrued interest receivable on investments and interest-bearing deposits	-	-	12
Prepaid expenses and other assets	737	(504)	(198)
Accounts payable and other liabilities	10	(48)	(13)
Prepaid federal income taxes
Current	(78)	(575)	883
Deferred	-	-	(194)
Net cash provided by (used in) operating activities	974	(944)	456

Cash flows provided by (used in) investing activities:
Purchase of corporate securities – available for sale	(1,920)	-	-
Proceeds from maturity of investment securities – available for sale	-	-	3,000
Cash paid for acquisition, net of cash received	-	-	(9,621)
Capital investment in Cheviot Savings Bank	-	(16,616)	-
Dividend from Cheviot Savings Bank	1,583	3,000	-
Net cash flows provided by (used in) investing activities	(337)	(13,616)	(6,621)

Cash flows provided by (used in) financing activities:
Stock option expense, net	23	22	20
Common stock repurchased	(8,581)	-	-
Proceeds for stock offering, net of costs	-	22,133	12,643
Shares acquired for stock benefit plans	-	(1,496)	-
Dividends paid	(2,437)	(2,351)	(1,581)
Net cash provided by (used in) financing activities	(10,995)	18,308	11,082

Net increase in cash and cash equivalents	(10,358)	3,748	4,917

Cash and cash equivalents at beginning of year	16,712	12,964	8,047

Cash and cash equivalents at end of year	$6,354	$16,712	$12,964

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2013 and 2012.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2013:	(In thousands, except per share data)

Total interest income	$4,689	$4,682	$4,860	$5,081
Total interest expense	1,003	1,065	1,103	1,160

Net interest income	3,686	3,617	3,757	3,921
Provision for losses on loans	518	585	285	55
Net interest income after provision for loan losses	3,168	3,032	3,472	3,866
Other income	701	511	542	947
General, administrative and other expense	3,425	3,578	3,696	3,687

Earnings before income taxes	444	(35)	318	1,126
Federal income taxes	89	(56)	53	335

Net earnings	$355	$21	$265	$791

Earnings per share:
Basic and diluted	$.06	$.00	$.04	$.11

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2012:	(In thousands, except per share data)

Total interest income	$5,292	$5,368	$5,472	$5,557
Total interest expense	1,271	1,363	1,443	1,524

Net interest income	4,021	4,005	4,029	4,033
Provision for losses on loans	290	590	250	150
Net interest income after provision for loan losses	3,731	3,415	3,779	3,883
Other income	1,035	1,136	1,179	976
General, administrative and other expense	3,674	3,858	3,443	3,586

Earnings before income taxes	1,092	693	1,515	1,273
Federal income taxes	327	194	307	390

Net earnings	$765	$499	$1,208	$883

Earnings per share:
Basic and diluted	$.10	$.07	$.16	$.12

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE M – GOODWILL AND INTANGIBLE ASSETS

11.   Goodwill and Intangible Assets

In March 2011, the Corporation recorded goodwill and other intangibles associated with the purchase of First Franklin and Franklin Savings totaling $11.6 million.  Under the purchase method, the Company is required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition. The excess cost over the value of net assets acquired represents goodwill, which is not subject to amortization.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. Goodwill recorded by the Company in connection with its acquisition relates to the inherent value in the business acquired and this value is dependent upon the Company’s ability to provide quality, cost-effective services in a competitive market place. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost-effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is not amortized but is tested for impairment when indicators of impairment exist, or at least annually, to determine the reasonableness of the recorded amount. During the year ended December 31, 2013, the Company adopted the provisions of FASB ASC 2011-08, Intangibles – Goodwill and Other (Topic 350), which provides the option to first qualitatively assess whether current events or changes in circumstances lead to a determination that it is more likely than not (defined as a likelihood of more than 50 percent) that the fair value of the reporting unit is less than its carrying amount. Absent such determination, the Company does not need to apply the traditional two-step goodwill impairment test. If the Company does need to proceed to the two-step goodwill impairment test, an impairment loss is recognized in earnings only when the carrying amount of goodwill is less than its implied fair value. The Corporation did not recognize any impairment during the period ended December 31, 2013.  The carrying amount of the goodwill at December 31, 2013 was $10.3 million.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the year ended December 31, 2013, no such adjustments were recorded.  The identifiable intangible asset consists of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such asset. The gross carrying amount of the core deposit intangible at December 31, 2013 was $1.3 million with $758,000 in accumulated amortization as of that date.

As of December, 31, 2013, the current year and estimated future amortization expense for the core deposit intangible was:

	2014	$149
	2015	116
	2016	110
	2017	110
	2018	55
Total		$540

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2013, 2012, and 2011

NOTE N – SUBSEQUENT EVENTS

Dividend

On February 18, 2014, Cheviot Financial Corp. announced a quarterly dividend of $0.09 per share to shareholders of record March 15, 2014.  The dividend will be paid March 31, 2014.

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
Chairman of the Board,	President and Chief	President and Chief
President and Chief	Executive Officer	Executive Officer
Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator	(principal financial officer
of Oak Hills Local	and principal accounting	Kevin M. Kappa
School District	officer)	Vice President, Compliance

Edward L. Kleemeier		Timothy J. Beck
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer		(principal financial officer
of Hawkstone Associates		and principal accounting
officer)

Robert L. Thomas		Thomas A. Gerdes
Owner/Operator		Vice President, Commercial
R&R Quality Meats		Lending
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 22, 2014 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The NASDAQ Capital Market under the symbol “CHEV.”

As of February 25, 2014, there were 6,818,703 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 1,176 registered holders of record.

On January 16, 2013, Cheviot Financial Corp. announced that the Corporation’s Board of Directors authorized on January 15, 2013 the repurchase of up to 759,654 shares, or approximately 10% of the Corporation’s outstanding common stock.  The stock repurchase program became effective January 21, 2013, which was one year after the anniversary of the Corporation’s second-step conversion.  As of June 30, 2013, the Corporation had completed the repurchase of 759,654 shares at an average price of $11.22 pursuant to the program.

On October 15, 2013, the Corporation amended the authorization of a stock repurchase plan.  Under this program the Corporation is authorized to repurchase 341,845 shares constituting 5% of the outstanding shares of common stock.  As of December 31, 2013, the Corporation had repurchased 2,100 shares at an average price of $10.00.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

Quarter Ended	High	Low	Dividend paid

March 31, 2013	$11.47	$9.34	$0.09
June 30, 2013	$11.94	$10.91	$0.09
September 30, 2013	$11.49	$10.37	$0.09
December 31, 2013	$11.25	$9.78	$0.09

March 31, 2012	$8.84	$7.15	$0.08
June 30, 2012	$8.79	$8.25	$0.08
September 30, 2012	$9.50	$8.50	$0.08
December 31, 2012	$9.42	$8.90	$0.08

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
1 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1200	Suite 780
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

OFFICE LOCATIONS

Full Service Banking Locations

Main Office:	Cheviot	Branch Offices:	Monfort Heights
	3723 Glenmore Avenue		5550 Cheviot Road
	Cheviot, Ohio 45211		Cincinnati, Ohio 45247
	(513) 661-0457		(513) 389-3325

Bridgetown
6060 Bridgetown Road
Cincinnati, Ohio 45248
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
Cincinnati, Ohio 45240
(513) 851-0400

Sharonville
11186 Reading Road
Cincinnati, Ohio 45241
(513) 563-6060

Anderson
7944 Beechmont Avenue
Cincinnati, Ohio 45255
(513) 474-3750

- 84 -