Form 10-K, Exhibit 13
period 2014-12-31
Cheviot Financial Corp.
filed 2015-03-12
CIK 1528843

EXHIBIT 13

ANNUAL REPORT TO SHAREHOLDERS

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), and its wholly-owned subsidiary, Cheviot Savings Bank (the “Bank”).  This is the eleventh annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.

We ended the year with a profit of $3.1 million and a well-capitalized Corporation poised for growth.  We believe that the Corporation is well positioned to be profitable and to grow in 2015.

As we approach 2015, we are seeing favorable fundamentals to support housing and business confidence.  Low gasoline prices, firming labor conditions, rising household worth, and continued economic growth all provide Cheviot Savings a promising operating climate.  We plan to opportunistically deploy our resources to grow the franchise and tristate market share position.  Look also for a brand new Cheviot Savings rebranding campaign centering on DREAMS MATTER…  We want to transform our franchise. This will serve as a differentiating business proposition for us.  Cheviot Savings’ scorecard will be simple . . . more customers today, than yesterday.  It will be a guiding mantra as we welcome new members into the Cheviot Savings family while fulfilling the dreams of those already calling Cheviot Savings their home.

The Cheviot Savings Bank Charitable Foundation continues its support of the local community through donations to schools, charities and various civic groups.  Since 2004, the Foundation has donated over $1,080,500.

In closing, we are keenly focused on growing our franchise and creating value. I want to personally thank you for your support as a shareholder and pledge to continue to advance the interests of the Corporation, the Bank, our shareholders, customers, employees and the community.

Sincerely,

Cheviot Financial Corp.

By	By
Mark T. Reitzes		Robert L. Thomas
President and Chief Executive Officer		Chairman of the Board

Cheviot Financial Corp. BUSINESS OF CHEVIOT FINANCIAL CORP.

Cheviot Savings Bank (the “Savings Bank”) was established in 1911 as an Ohio chartered mutual savings and loan association.  As an Ohio-chartered savings association, the Savings Bank is subject to the regulation and supervision of the Ohio Department of Financial Institutions and the FDIC.

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. - Federal as the parent of the Savings Bank.  On January 18, 2012, we completed our “second-step” conversion to a fully stock company.  As a result of the second step conversion, all of our outstanding common stock is held by public shareholders and Cheviot Financial Corp., a Maryland Corporation, is our holding company (“Cheviot Financial” or the “Corporation” refers to either Cheviot Financial Corp. – Federal or Cheviot Financial Corp., a Maryland corporation depending on the content).

The Savings Bank is a community and customer-oriented savings and loan operating twelve full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area.  We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 103-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp. SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the years presented.

	At December 31,
	2014	2013	2012	2011	2010
			(In thousands)
Selected Financial Condition Data:
Total assets	$571,237	$587,110	$631,982	$616,304	$358,069
Cash and cash equivalents	42,439	22,112	25,114	45,140	18,149
Investment securities available for sale	126,999	153,942	195,963	121,042	88,382
Mortgage-backed securities available for sale	9,400	9,361	6,029	7,459	4,279
Mortgage-backed securities held to maturity – at cost	-	3,116	3,581	4,167	4,779
Loans receivable, net (1)	337,095	336,837	340,414	384,296	225,438
Deposits	451,784	469,387	490,646	492,321	257,852
Advances from the Federal Home Loan Bank	14,851	19,261	24,314	31,327	27,300
Shareholders’ equity	96,182	90,927	107,900	72,910	69,419

	For the Year Ended
	December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$18,434	$19,312	$21,689	$22,126	$15,438
Total interest expense	3,520	4,331	5,601	5,981	4,698
Net interest income	14,914	14,981	16,088	16,145	10,740
Provision for losses on loans	1,024	1,443	1,280	700	550
Net interest income after provision for losses on loans	13,890	13,538	14,808	15,445	10,190
Total other income	3,863	2,701	4,326	3,000	1,323
Total general, administrative and other expense	13,330	14,386	14,561	13,926	8,540
Earnings before income taxes	4,423	1,853	4,573	4,519	2,973
Federal income taxes	1,344	421	1,218	1,153	995
Net earnings	$3,079	$1,432	$3,355	$3,366	$1,978

Earnings per share – basic and diluted (2)	$0.47	$0.21	$0.45	$0.38	$0.23

(1)  Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

(2)  Earnings per share for the years 2010 and 2011 – represent actual earnings per share based upon the average number of shares outstanding during the year, without regard to the exchange ratio that was utilized in our second step conversion.

Cheviot Financial Corp. SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

			At or For the
			Year Ended
			December 31,
	2014	2013	2012	2011	2010
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.53%	0.24%	0.53%	0.61%	0.56%
Return on average equity	3.28	1.43	3.16	5.03	2.82
Average equity to average assets	16.23	16.47	16.70	12.14	19.99

Other Financial Ratios:
Net interest margin (2)	2.99	2.86	2.93	3.32	3.33
Average interest-earning assets to average interest-bearing liabilities	104.50	105.09	105.08	102.09	119.68
Total general, administrative and other expenses to average total assets	2.30	2.37	2.29	2.53	2.43
Efficiency ratio (3)	70.99	81.36	71.33	72.74	70.79
Dividend payout ratio – per share basis (4)	76.60	171.43	71.11	126.32	191.30
Dividend payout ratio- net income basis (4)	76.91	170.18	70.07	46.97	72.40
Equity to total assets at end of period	16.84	15.49	17.07	11.83	19.39
Interest rate spread (2)	2.96	2.81	2.88	3.30	3.04
Tangible common equity to tangible assets	15.25	13.90	15.60	10.18	19.39

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (5)	1.51	2.20	3.14	3.15	2.15
Nonperforming assets as a percent of total assets (5)	1.21	1.82	2.32	2.58	1.93
Allowance for loan losses as a percent of net loans	0.66	0.50	0.63	0.38	0.55
Allowance for loan losses as a percent of nonperforming assets (5)	32.40	15.88	14.73	9.09	18.10
Allowance for loan losses as a percent of net originated loans (6)	0.66	0.58	0.81	0.68	0.55
Allowance for loan losses as a percent of net purchased loans (7)	0.77	0.53	0.54	-	-
Allowance for loan losses as a percent of originated non-performing assets (6)	41.88	25.38	19.41	17.69	18.10
Allowance for loan losses as a percent of purchased non-performing assets (7)	20.23	9.64	11.17	-	-
Net charge-offs to average loans	0.20	0.57	0.16	0.13	0.14

Regulatory Capital Ratios:
Tangible capital	13.88	13.46	12.39	9.95	16.24
Core capital	13.88	13.46	12.39	9.95	16.24
Risk-based capital	25.23	25.26	25.50	18.80	32.92
Number of:
Banking offices	12	12	12	12	6

Cheviot Financial Corp. SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

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

The analysis has two components, specific and general allocations.  Specific allocations can be made for unconfirmed losses related to loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge-off is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third party service.  This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.  We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral.

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

The following tables set forth certain information for the years ended December 31, 2014, 2013, and 2012.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.

				For the Years Ended December 31,
		2014			2013			2012
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(Dollars in thousands)

Assets:
Interest-earning assets:
Loans receivable, net (1)	$331,944	$14,720	4.43%	$335,615	$15,622	4.65%	$359,940	$18,064	5.02%
Mortgage-backed securities	15,639	290	1.85	10,932	196	1.79	10,697	204	1.91
Investment securities	144,501	3,067	2.12	171,458	3,114	1.82	164,823	3,022	1.83
Interest-earning deposits and other (2)	6,568	357	5.44	6,409	380	5.93	14,034	399	2.84
Total interest-earning assets	498,652	18,434	3.70	524,414	19,312	3.68	549,494	21,689	3.95

Total non-interest-earning assets	79,686			81,646			85,387

Total assets	$578,338			$606,060			$634,881

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$460,458	$2,986	0.65%	$477,476	$3,622	0.76%	$495,494	$4,684	0.95%
FHLB advances	16,739	534	3.19	21,561	709	3.29	27,445	917	3.34
Total interest-bearing liabilities	477,197	3,520	0.74	499,037	4,331	0.87	522,939	5,601	1.07

Total non-interest-bearing liabilities	7,299			7,202			5,892

Total liabilities	484,496			506,239			528,831

Shareholders’ equity	93,842			99,821			106,050

Total liabilities and shareholders’ equity	$578,338			$606,060			$634,881

Net interest income		$14,914			$14,981			$16,088

Interest rate spread (3)			2.96%			2.81%			2.88%

Net interest margin (4)			2.99%			2.86%			2.93%

Average interest-earning assets to average interest-bearing liabilities			104.50%			105.09%			105.08%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees/costs.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

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

		Year ended December 31,
		2014 vs. 2013			2013 vs. 2012
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
			(In thousands)
Interest-earnings assets:
Loans receivable, net	$(174)	$(728)	$(902)	$(1,168)	$(1,274)	$(2,442)
Mortgage-backed securities	88	6	94	5	(13)	(8)
Investment securities	(520)	473	(47)	110	(18)	92
Interest-earning assets	9	(32)	(23)	(295)	276	(19)

Total interest-earning assets	(597)	(281)	(878)	(1,348)	(1,029)	(2,377)

Interest-bearing liabilities:
Deposits	(136)	(500)	(636)	(163)	(899)	(1,062)
FHLB advances	(153)	(22)	(175)	(194)	(14)	(208)

Total interest-bearing liabilities	(289)	(522)	(811)	(357)	(913)	(1,270)

Increase (decrease) in net interest income	$(308)	$241	$(67)	$(991)	$(116)	$(1,107)

Cheviot Financial Corp. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

At December 31, 2014, Cheviot Financial had total assets of $571.2 million, a decrease of $15.9 million, or 2.7%, from $587.1 million at December 31, 2013.  The decrease in total assets is primarily the result of a decrease in investment securities and mortgage-backed securities.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $42.4 million at December 31, 2014, an increase of $20.3 million, or 91.9%, from $22.1 million at December 31, 2013.  The increase in cash and cash equivalents at December 31, 2014 was due to an $11.6 million increase in federal funds sold, an increase of $8.6 million in cash and due from banks and an increase of $98,000 in interest-earning deposits.

Investment securities totaled $127.0 million at December 31, 2014, a decrease of $26.9 million, or 17.5%, from $153.9 million at December 31, 2013.  During the year ended December 31, 2014, investment securities purchases consisted of $15.0 million of U.S. Government agency obligations, which was partially offset by $42.5 million of maturities and $5.0 in sales of U.S. Government agency obligations, $1.4 million in sales of municipal obligations and $2.7 million in sales of corporate securities.   At December 31, 2014, all of our investment securities were classified as available for sale.   Consequently as interest rates move we may have fluctuations in principal value which, absent other than-temporary impairment, will be reflected in other comprehensive gain or loss in our financial statements.  As of December 31, 2014, none of the investment securities were considered impaired.

Mortgage-backed securities totaled $9.4 million at December 31, 2014, a decrease of $3.1 million, or 24.7%, from $12.5 million at December 31, 2013.  The decrease in mortgage-backed securities was due primarily to sales totaling approximately $10.6 million and principal prepayments and repayments of $2.5 million, which was partially offset by purchases of mortgage-backed securities designated as available for sale totaling $10.1 million.  At December 31, 2014, all mortgage-backed securities were classified as available for sale.  As of December 31, 2014, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $337.1 million at December 31, 2014, an increase of $258,000, or 0.1%, from $336.8 million at December 31, 2013.  The change in loans receivable reflects loan sales totaling $24.4 million and loan principal repayments of $66.9 million, which were partially offset by loan originations of $92.6 million. The change in the composition of the Corporation’s assets reflects management’s decision to manage the risk of our assets in a low interest rate environment by investing in investment securities and selling certain mortgage loans and recording gains.  At December 31, 2014, the portfolio was comprised of 57.4% in fixed-rate mortgage loans and 42.6% in variable-rate mortgage loans.

Cheviot Financial Corp. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2014 and December 31, 2013 (continued)

At December 31, 2014, the allowance for loan losses totaled $2.2 million, or 0.66% of net loans, compared to $1.7 million, or 0.50% of net loans at December 31, 2013.  In determining the adequacy of the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three-year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $1.0 million provision for losses on loans recorded during the yearended December 31, 2014 is a reflection of these factors, as well as weaker economic conditions in the greater Cincinnati area and the need to charge-off during 2014 approximately $562,000 in loans receivable. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. As stated previously, Cheviot Financial’s allowance at December 31, 2014 does not include any credit quality discount related to loans acquired from First Franklin, other than $611,000, net of charge-offs of $295,000, added during the year ended 2014 for certain one- to four-family residential and nonresidential and commercial real estate loans.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2014.

Originated nonperforming and impaired loans totaled $2.3 million and $3.0 million at December 31, 2014 and 2013.  At December 31, 2014, originated nonperforming and impaired loans were comprised of 31 loans secured by one- to four-family residential real estate, three loans secured by nonresidential real estate and one loan secured by multi-family residential real estate. At December 31, 2014 and 2013, real estate acquired through foreclosure totaled $1.8 million and $3.3 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 71.0% and 43.1% of originated nonperforming and impaired loans at December 31, 2014 and 2013, respectively.  During the year ended December 31, 2014, management determined an additional allowance should be recorded for certain one-to-four family and nonresidential and commercial real estate purchased loans.  This allowance for loan losses represented 0.77% of purchased non-performing and impaired one-to-four family residential and nonresidential and commercial real estate loans.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would in turn adversely affect our results of operations.

Deposits totaled $451.8 million at December 31, 2014, a decrease of $17.6 million, or 3.8%, from $469.4 million at December 31, 2013. The decrease in deposits consisted of a $16.8 million decrease in certificates of deposit and a decrease of $781,000 in demand, transaction and passbook deposits.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $4.4 million, or 22.9%, to a total of $14.9 million at December 31, 2014.  The decrease is the result of the repayment of $4.3 million in advances.

Shareholders’ equity totaled $96.2 million at December 31, 2014, a $5.3 million, or 5.8%, increase from December 31, 2013.  The increase primarily resulted from net earnings of $3.1 million and a decrease of $5.7 million (net of tax) in the unrealized loss on securities designated as available for sale, which were partially offset by the purchase of common stock of $1.5 million and dividends paid of $2.4 million.  It is expected that as our securities portfolio matures, or individual securities are called, the value of individual securities will revert to its face value thereby reducing the level of unrealized loss on securities designated as available for sale.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2014, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2014 and December 31, 2013

General

Cheviot Financial’s net earnings totaled $3.1 million for the year ended December 31, 2014, an increase of $1.6 million, or 115.0%, compared to the net earnings recorded for the year ended December 31, 2013.  The increase in net earnings reflects a decrease of $419,000 in the provision for losses on loans, an increase in other income of $1.2 million, and a decrease in general, administrative and other expense of $1.1 million, which was partially offset by a decrease of $67,000 in net interest income and an increase of $923,000 in the provision for federal income taxes.

Interest Income

Total interest income for the year ended December 31, 2014, totaled $18.4 million, a decrease of $878,000, or 4.5%, compared to the year ended December 31, 2013.  The decrease in interest income is a result of a $25.8 million decrease in the average balance of interest earning assets, which was offset by a two basis point increase in the average yield on interest-earning assets to 3.70% from 3.68% during the year ended December 31, 2014 as compared to the year ended December 31, 2013.

Interest income on loans decreased by $902,000, or 5.8%, for the year ended December 31, 2014.  The decrease in interest income on loans was due primarily to a decrease of $3.7 million, or 1.1% in average loans outstanding and by a 22 basis point decrease in the average yield on loans to 4.43% for the 2014 period from 4.65% for the 2013 period.  Interest income on mortgage-backed securities increased by $94,000, or 48.0%, during the year ended December 31, 2014, due primarily to a $4.7 million increase in the average balance outstanding and an increase in average yield of six basis points from 2013.

Interest income on investment securities decreased by $47,000, or 1.5%, during the year ended December 31, 2014, due to a decrease of $27.0 million, or 15.7%, decrease in the average balance outstanding, which was partially offset by an increase in the average yield of 30 basis point from 2013.  Interest income on other interest-earning deposits decreased by $23,000, or 6.1%, during the year ended December 31, 2014.  The decrease was due to a 49 basis point decrease in the average yield, which was offset by a $159,000 increase in the average balance outstanding.

Interest Expense

Interest expense totaled $3.5 million for the year ended December 31, 2014, a decrease of $811,000, or 18.7%, compared to the year ended December 31, 2013.  The average balance of interest-bearing liabilities outstanding decreased by $21.8 million during 2014 and the average cost of liabilities decreased by 13 basis points to 0.74% for the year ended December 31, 2014.  Interest expense on deposits totaled $3.0 million for the year ended December 31, 2014, a decrease of $636,000, or 17.6%, from the year ended December 31, 2013.  This decrease was a result of an 11 basis point decrease in the average cost of deposits to 0.65%, and by a decrease in the average balance outstanding of $17.0 million, or 3.6% during 2014.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the 2014 period.

Interest expense on borrowings totaled $534,000 for the year ended December 31, 2014, a decrease of $175,000, or 24.7%, from the 2013 period.  This decrease resulted from a decrease of $4.8 million in the average balance of borrowings outstanding, and by a 10 basis point decrease in the average costs of borrowings for the year ended December 31, 2014.

Cheviot Financial Corp. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2014 and December 31, 2013 (continued)

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $67,000, or 0.4%, during the year ended December 31, 2014 from the year ended December 31, 2013. The average interest rate spread increased to 2.96% for the year ended December 31, 2014 from 2.81% for the year ended December 31, 2013.  The net interest margin increased to 2.99% for the year ended December 31, 2014 from 2.86% for the year ended December 31, 2013.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $1.0 million provision for losses on loans for the year ended December 31, 2014.  Non-performing originated loans were 0.9% and 1.3% of net originated loans at December 31, 2014 and 2013, respectively.  The provision for loan losses for the year ended December 31, 2014 reflects the amount necessary to maintain an adequate allowance based on our historical loss experience, as well as consideration of other external factors.  These other external factors, which include, but are not limited to, economic conditions and collateral value changes, have had a negative impact on non-owner-occupied loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on non-performing loans in the future; however, management believes they have identified all known and inherent losses that are probable and that can be reasonably estimated within the loan portfolio, and that the allowance is adequate to absorb such losses.  Cheviot Financial’s allowance at December 31, 2014 does not include any credit quality discount related to loans acquired from First Franklin, other than $611,000 for certain one- to four-family and nonresidential and commercial real estate loans.

Other Income

Other income increased $1.2 million, or 43.0%, to $3.9 million for the year ended December 31, 2014, compared to the same period in 2013, due primarily to gains on sale of investment and mortgage-backed securities of $1.1 million and the absence during the 2014 period of the loss on the sale of office premises and equipment comprised of the former Franklin Savings headquarters of $255,000.

General, Administrative and Other Expense

General, administrative and other expense decreased $1.1 million, or 7.3%, to $13.3 million for the year ended December 31, 2014, from $14.4 million for the comparable period in 2013.  The decrease is a result of $332,000 decrease in employee compensation and benefits, a decrease of $220,000 in occupancy and equipment expense, a decrease of $276,000 in property, payroll and other taxes, and a decrease of $199,000 in other operating expense, which were partially offset by an increase of $89,000 in data processing expense.

Cheviot Financial Corp. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2014 and December 31, 2013 (continued)

Federal Income Taxes

The provision for federal income taxes totaled $1.3 million for the year ended December 31, 2014, an increase of $923,000 compared to the provision recorded for the 2013 period.  The effective tax rates were 30.4% and 22.7% for the years ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, Cheviot Financial has approximately $2.3 million in remaining operating loss carryforwards to offset future taxable income for 18 years.  These losses are subject to the annual allowable Internal Revenue Code Section 382 net operating loss limitations of $1.1 million.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly. Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value. Since 2009, short term interest rates have been at historically low levels. The short term rates are used to price our deposit products and are used in determining our cost of borrowing. Medium and long term interest rates are used to determine the pricing of our loan products. These rates have decreased during 2014. This has resulted in a decrease of our interest rate spread. Consequently, our net interest income decreased slightly in 2014 as compared to 2013.

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

Quantitative Analysis

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity. Cheviot uses an interest rate model prepared by a third party consulting firm. This model uses an economic value of equity (EVE) to determine the level of interest rate risk. This analysis measures interest rate risk by computing changes in net economic value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Economic value of equity represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained increase in interest rates ranging from up 100 to up 400 basis points and a sudden and sustained decrease in interest rates ranging from down 100 to down 200 basis points. The model does not provide any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

The following table presents the change in our net economic value of equity at December 31, 2014 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that we might take to counteract that change.

				Economic Value of
	Economic Value of Equity			Equity as % of Economic
	(Dollars in Thousands)			Value of Total Assets
Basis Points (“bp”)
Change in rates (1)	Amount	Change	% Change	Economic Value Ratio (2)

+300 bp	$76,605	$(27,908)	(26.70)%	14.58%
+200 bp	88,167	(16,346)	(15.64)	16.18
+100 bp	97,618	(6,895)	(6.60)	17.30
0 bp	104,513	-	-	17.90
-100 bp	96,074	(8,439)	(8.07)	16.33
-200 bp	88,074	(16,439)	(18.66)	14.90

(1)      Assumes an instantaneous uniform change in interest rates at all maturities.
(2)      Economic Value Ratio represents the economic value of equity to the economic value of assets.

The model reflects that the Savings Bank’s EVE is slightly more sensitive to an increase in interest rates than a decrease in interest rates at the 100bp increase or decrease. The Bank is more sensitive to significant increase in interest rates. The above table indicates that as of December 31, 2014, in the event of a 100 basis point increase in interest rates, we would experience a 6.6%, or $6.9 million, decrease in economic value of equity. In the event of a 100 basis point decrease in interest rates, we would experience an 8.1%, or $8.4 million, decrease in economic value of equity.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the EVE table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the EVE table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2014 and 2013, we had $14.9 million and $19.3 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $132.1 million and $121.1 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities. For the year ended December 31, 2014, loan originations totaled $92.6 million, compared to $107.4 million for the year ended December 31, 2013. Purchases of mortgage-backed securities, investment and corporate securities totaled $25.1 million for the year ended December 31, 2014 and $87.8 million for the year ended December 31, 2013.

Total deposits decreased $17.6 million and $21.3 million during the year ended December 31, 2014 and 2013. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. At December 31, 2014, certificates of deposit scheduled to mature within one year totaled $114.6 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2014.

		Payments due by period
	Less	More than	More than	More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
		(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$572	$10,702	$1,368	$2,209	$14,851
Certificates of deposit	114,608	67,156	27,588	61	209,413
Lease obligations	124	192	119	144	579

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	1,794	-	-	-	1,794
Home equity lines of credit	25,894	-	-	-	25,894
Commercial lines of credit	1,553	-	-	-	1,553
Undisbursed loans in process	4,301	-	-	-	4,301

Total contractual obligations	$148,846	$78,050	$29,075	$2,414	$258,385

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2014 and 2013, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $77.8 million and $77.2 million, or 13.9% and 13.5% of total assets, at December 31, 2014 and 2013, respectively. In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $34.3 million, or 6.0% of assets, as of December 31, 2014. To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2014 and 2013, we had a total risk-based capital ratio of 25.2% and 25.3%, respectively.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Cheviot Financial Corp. (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Corporation’s internal control system is designed to provide reasonable assurance to the Corporation’s management and Board of Directors regarding the preparation and fair presentation of published financial statements.

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on its assessment, the Corporation’s management believes that as of December 31, 2014, the Corporation’s internal control over financial reporting was effective based on those criteria.

Clark, Schaefer, Hackett & Company, the Independent Registered Public Accounting Firm which audited the Consolidated Financial Statements as of and for the year ended December 31, 2014 included in this report, has also audited the effectiveness of the Corporation’s Internal Control over Financial Reporting as of December 31, 2014. The Report of Clark, Schaefer, Hackett & Company is on the next page.

Mark T. Reitzes	Scott T. Smith
President and Chief Executive Officer	Chief Financial Officer
(principal financial officer and principal accounting officer)

March 12, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2014 and 2013, and the related statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, 2013, and 2012. We also have audited Cheviot Financial Corp.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cheviot Financial Corp.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cheviot Financial Corp. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, 2013, and 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Cheviot Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Cincinnati, Ohio
March 12, 2015

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2014 and 2013
(In thousands), except share data

ASSETS
	2014	2013

Cash and due from banks	$22,757	$14,129
Federal funds sold	14,941	3,340
Interest-earning deposits in other financial institutions	4,741	4,643
Cash and cash equivalents	42,439	22,112

Investment securities available for sale - at fair value	126,999	153,942
Mortgage-backed securities available for sale - at fair value	9,400	9,361
Mortgage-backed securities held to maturity - at cost, approximate market value of $3,230 at December 31, 2013	-	3,116
Loans receivable – net	335,763	336,134
Loans held for sale-at lower of cost or market	1,332	703
Real estate acquired through foreclosure – net	1,815	3,284
Office premises and equipment - at depreciated cost	11,428	11,505
Federal Home Loan Bank stock - at cost	8,651	8,651
Accrued interest receivable on loans	1,031	1,173
Accrued interest receivable on mortgage-backed securities	35	23
Accrued interest receivable on investments and interest-bearing deposits	735	775
Goodwill	10,309	10,309
Core deposit intangible - net	391	540
Prepaid expenses and other assets	3,915	3,537
Bank-owned life insurance	15,960	15,733
Prepaid federal income taxes	12	1,284
Deferred federal income taxes	1,022	4,928

Total assets	$571,237	$587,110

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$451,784	$469,387
Advances from the Federal Home Loan Bank	14,851	19,261
Advances by borrowers for taxes and insurance	2,651	2,357
Accrued interest payable	58	71
Accounts payable and other liabilities	5,711	5,107
Total liabilities	475,055	496,183

Commitments and contingencies

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value; 6,718,795 and 6,834,803 shares issued at December 31, 2014 and 2013, respectively	220	76
Additional paid-in capital	55,827	57,215
Shares acquired by stock benefit plans	(1,470)	(1,574)
Retained earnings – restricted	43,151	42,439
Accumulated comprehensive loss, unrealized losses on securities available for sale, net of tax effects	(1,546)	(7,229)
Total shareholders’ equity	96,182	90,927

Total liabilities and shareholders’ equity	$571,237	$587,110

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2014, 2013, and 2012
(In thousands, except per share data)

	2014	2013	2012

Interest income
Loans	$14,720	$15,622	$18,064
Mortgage-backed securities	290	196	204
Investment securities	3,067	3,114	3,022
Interest-earning deposits and other	357	380	399
Total interest income	18,434	19,312	21,689

Interest expense
Deposits	2,986	3,622	4,684
Borrowings	534	709	917
Total interest expense	3,520	4,331	5,601

Net interest income	14,914	14,981	16,088

Provision for losses on loans	1,024	1,443	1,280

Net interest income after provision for losses on loans	13,890	13,538	14,808

Other income
Rental	102	121	126
Gain on sale of investment securities	1,051	36	-
Gain (loss) on sale of real estate acquired through foreclosure	131	(82)	53
Gain on sale of loans	571	651	1,584
Loss on sale of office premises and equipment	(11)	(255)	-
Earnings on bank-owned life insurance	465	483	322
Gain on death benefits from life insurance	-	-	492
Service fee income	1,546	1,523	1,599
Other operating	8	224	150
Total other income	3,863	2,701	4,326

General, administrative and other expense
Employee compensation and benefits	5,885	6,217	6,361
Occupancy and equipment	1,426	1,646	1,709
Property, payroll and other taxes	1,115	1,391	1,328
Data processing	693	604	635
Legal and professional	831	810	925
Advertising	286	321	299
FDIC expense	392	446	433
Jeanie expense	383	383	361
Real estate owned loss expense	547	540	656
Core deposit intangible amortization	149	206	282
Other operating	1,623	1,822	1,572
Total general, administrative and other expense	13,330	14,386	14,561

Earnings before income taxes	4,423	1,853	4,573

Federal income taxes
Current	365	(97)	522
Deferred	979	518	696
Total federal income taxes	1,344	421	1,218

NET EARNINGS	$3,079	$1,432	$3,355

Earnings per share - basic and diluted	$0.47	$0.21	$0.45

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2014, 2013, and 2012
(In thousands)

	2014	2013	2012

Net earnings	$3,079	$1,432	$3,355

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefits) of $2,928, $(4,033), and $166 for the years ended December 31, 2014, 2013, and 2012, respectively	5,683	(7,829)	322

Comprehensive income (loss)	$8,762	$(6,397)	$3,677

Accumulated comprehensive income (loss)	$(1,546)	$(7,229)	$600

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2014, 2013, and 2012
(In thousands, except per share data)

						Unrealized
			Shares			gains (losses) on
		Additional	acquired by			on securities	Total
	Common	paid-in	stock benefit	Treasury	Retained	available	shareholders’
	stock	capital	plans	stock	earnings	for sale	equity

Balance at January 1, 2012	$99	$43,866	$(913)	$(12,860)	$42,440	$278	$72,910
Net earnings for the year ended December 31, 2012	-	-	-	-	3,355	-	3,355
Cash dividends of $.32 per share	-	-	-	-	(2,351)	-	(2,351)
Amortization expense of stock benefit plans	-	(55)	417	-	-	-	362
Stock option expense	-	22	-	-	-	-	22
Proceeds from second step stock conversion, net of costs	-	34,776	-	-	-	-	34,776
Shares acquired for stock benefit plans	-	-	(1,496)	-	-	-	(1,496)
Cancelation of treasury stock	(23)	(12,837)	-	12,860	-	-	-
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	322	322
Balance at December 31, 2012	76	65,772	(1,992)	-	43,444	600	107,900

Net earnings for the year ended December 31, 2013	-	-	-	-	1,432	-	1,432
Cash dividends of $.36 per share	-	-	-	-	(2,437)	-	(2,437)
Amortization expense of stock benefit plans	-	1	418	-	-	-	419
Stock option expense	-	23	-	-	-	-	23
Common stock repurchases		(8,581)	-		-	-	(8,581)
Unrealized losses on securities designated as available for sale, net of related benefits	-	-	-	-	-	(7,829)	(7,829)
Balance at December 31, 2013	76	57,215	(1,574)	-	42,439	(7,229)	90,927

Net earnings for the year ended December 31, 2014	-	-	-	-	3,079	-	3,079
Cash dividends of $.36 per share	-	-	-	-	(2,367)	-	(2,367)
Amortization expense of stock benefit plans	-	24	104	-	-	-	128
Stock option expense	-	71	-	-	-	-	71
Stock options exercised	144	(33)	-	-	-	-	111
Common stock repurchases	-	(1,450)	-		-	-	(1,450)
Unrealized losses on securities designated as available for sale, net of related benefits	-	-	-	-	-	5,683	5,683
Balance at December 31, 2014	$220	$55,827	$(1,470)	$-	$43,151	$(1,546)	$96,182

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2014, 2013, and 2012
(In thousands)

	2014	2013	2012

Cash flows from operating activities:
Net earnings for the year	$3,079	$1,432	$3,355
Adjustments to reconcile net earnings to net cash provided (used in) by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(14)	(25)	(12)
Depreciation	724	783	775
Charitable donation of real estate owned property	-	32	-
Amortization expense related to stock benefit plans	128	419	362
Amortization of deferred loan origination fees	90	(46)	75
Amortization of intangible assets	149	206	282
Amortization of fair value adjustments	(454)	(706)	(834)
Proceeds from sale of loans in the secondary market	24,444	39,615	76,868
Loans originated for sale in the secondary market	(24,591)	(36,045)	(76,326)
Gain on sale of loans	(571)	(651)	(1,584)
Gain on sale of investment securities	(1,051)	(36)	-
Loss on sale of office premises and equipment	11	255	-
(Gain) loss on sale of real estate acquired through foreclosure	(127)	130	(53)
Impairment on real estate acquired through foreclosure	557	540	677
Earnings on bank-owned life insurance	(464)	(484)	(322)
Provision for losses on loans	1,024	1,443	1,280
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	142	130	311
Accrued interest receivable on mortgage-backed securities	(12)	(3)	7
Accrued interest receivable on investments and interest-bearing deposits	40	166	(443)
Prepaid expenses and other assets	(378)	1,059	(265)
Accrued interest payable	(13)	(19)	(28)
Accounts payable and other liabilities	506	(1,692)	2,118
Federal income taxes
Current	1,272	(92)	236
Deferred	979	518	696
Net cash flows provided by operating activities	$5,470	$6,929	$7,175

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2014, 2013, and 2012
(In thousands)

	2014	2013	2012

Net cash flows provided by operating activities balance brought forward	$5,470	$6,929	$7,175

Cash flows provided by (used in) investing activities:
Principal repayments on loans	66,896	67,708	89,996
Loan disbursements	(68,034)	(67,099)	(46,869)
Loans purchased	-	(4,239)	-
Purchase of investment securities	(14,978)	(80,928)	(211,234)
Proceeds from sale of investment securities	9,139	7,036	-
Proceeds from maturity of investment securities	42,500	106,175	134,300
Purchase of corporate securities	-	(1,920)	-
Purchase of mortgage-backed securities	(10,095)	(4,977)	-
Principal repayments on mortgage-backed securities	2,521	1,967	2,042
Proceeds from sale of mortgage-backed securities	10,608	-	-
Additions to real estate acquired through foreclosure	-	(7)	-
Proceeds from sale of real estate acquired through foreclosure	1,618	3,080	2,168
Proceeds from sale of office premises and equipment	-	1,167	-
Purchase of office premises and equipment	(658)	(1,229)	(3,056)
Purchase of Federal Home Loan Bank stock	-	-	(285)
Proceeds from bank owned life insurance	237	-	403
Purchase of bank owned life insurance	-	-	(5,000)
Net cash flows provided by (used in) investing activities	39,754	26,734	(37,535)

Cash flows provided by (used in) financing activities:
Net decrease in deposits	(17,235)	(20,728)	(920)
Repayments on Federal Home Loan Bank advances	(4,321)	(4,968)	(6,921)
Advances by borrowers for taxes and insurance	294	26	(133)
Stock option expense, net	71	23	22
Stock options exercised	(33)	-	-
Common stock issued	144	-	-
Common stock repurchased	(1,450)	(8,581)	-
Proceeds from stock conversion	-	-	22,133
Shares acquired by stock benefit plans	-	-	(1,496)
Dividends paid on common stock	(2,367)	(2,437)	(2,351)
Net cash flows provided by (used in) financing activities	(24,897)	(36,665)	10,334

Net increase (decrease) in cash and cash equivalents	20,327	(3,002)	(20,026)

Cash and cash equivalents at beginning of period	22,112	25,114	45,140

Cash and cash equivalents at end of period	$42,439	$22,112	$25,114

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2014, 2013, and 2012
(In thousands)

	2014	2013	2012

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$-	$-	$52

Interest on deposits and borrowings	$3,533	$4,350	$5,629

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$579	$3,080	$2,990

Recognition of mortgage servicing rights	$148	$279	$576

Deferred gain on real estate acquired through foreclosure	$4	$48	$13

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES

In 2004, Cheviot Savings Bank (the Savings Bank) reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. - Federal as the parent of the Savings Bank.  On January 18, 2012, we completed our “second-step” conversion to a fully stock company.  As a result of the second step conversion, all of our outstanding common stock is held by public shareholders and Cheviot Financial Corp., a Maryland holding company (“Cheviot Financial” or the “Corporation” refers to either Cheviot Financial Corp. – Federal or Cheviot Financial Corp., a Maryland corporation depending on the content).

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

1.  Principles of Consolidation

The accompanying consolidated financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013, and 2012, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2014 and 2013, the Corporation had $1.3 million and $703,000 in loans held for sale.

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

The Corporation recorded mortgage servicing rights totaling $(100,000), $(1,000), and $224,000, net of amortization of $250,000, $281,000, and $352,000, during the years ended December 31, 2014, 2013, and 2012, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $1.2 million and $1.3 million at December 31, 2014 and 2013, respectively.

The Corporation was servicing mortgage loans of approximately $144.8 million and $145.5 million at December 31, 2014 and 2013, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati and Federal Home Loan Mortgage Corporation.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

For the years ended December 31, 2014, 2013, and 2012

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

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2014 and 2013, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

For the years ended December 31, 2014, 2013, and 2012

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

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the tax years before 2011.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for December 31, 2014, 2013, and 2012.

10.  Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Employer contributions totaled $297,000, $326,000, and $300,000 for the years ended December 31, 2014, 2013, and 2012, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans (continued)

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $17,000, $17,000, and $18,000 for the directors deferred compensation plan for the years ended December 31, 2014, 2013, and 2012.

In connection with the 2004 Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. All shares under this plan were fully allocated and the loan was repaid as of December 31, 2013.  In addition, as part of the second step stock conversion, the Corporation purchased an additional 187,000 shares for a new ESOP plan, resulting in a new loan with Cheviot Financial Corporation totaling $1.5 million.  Allocation of shares to the ESOP participants is predicated upon the repayment of the loans to Cheviot Financial Corp. totaling $1.3 million and $1.4 million at December 31, 2014 and 2013, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $111,000, $380,000, and $381,000 for the years ended December 31, 2014, 2013, and 2012, respectively. The fair value of the unearned ESOP shares approximated $2.3 million and $1.7 million at December 31, 2014 and 2013, respectively.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 166,608 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $25,000, $37,000, and $36,000 for the years ended December 31, 2014, 2013, and 2012, respectively.  During the year ended December 31, 2012, 2,550 were awarded under the Corporation’s MRP, respectively at a grant price of $8.30.  No shares were awarded during the years ended December 31, 2014 and 2013, respectively.  During the year ended December 31, 2014, 2,210 shares vested at an average price of $11.63.  At December 31, 2014 and 2013 total non-vested shares were 3,274 and 5,643 at a weighted average grant date fair value of $9.38 and $9.44.  The shares in the plan and the shares granted have been adjusted to reflect the exchange ratio of 0.857-to-one.  The 2013 Equity Incentive Plan provides for 187,000 shares to be granted.  As of December 31, 2014, no restricted stock shares had been granted under the 2013 Equity Incentive Plan.

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

For the years ended December 31, 2014, 2013 and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2014 and 2013:

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

Loans held for sale:  Loans held for sale are carried at the lower of cost or fair market value, as determined by outstanding commitments from investors, on an aggregated basis.  At December 31, 2014 and 2013, market value approximates cost.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2014 and 2013.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2014 and 2013, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

12.  Advertising

Advertising costs are expensed when incurred.

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.  At December 31, 2014, the Bank had approximately $39.6 million on deposit with other institutions over the FDIC limit.

The Corporation maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Corporation believes it is not exposed to any significant credit risk on cash and cash equivalents.

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 158,950, 168,300, and 208,251 unallocated shares held by the ESOP for the fiscal years ended December 31, 2014, 2013, and 2012, respectively.

	For the years ended
	December 31,
	2014	2013	2012

Weighted-average common shares outstanding (basic)	6,585,061	6,863,238	7,415,768

Dilutive effect of assumed exercise of stock options	29,997	5,972	6,251

Weighted-average common shares outstanding (diluted)	6,615,058	6,869,210	7,422,019

For the year ended December 31, 2014 options to purchase 769,939 shares of common stock ranging in price from $8.30 - $15.90 were outstanding but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. For the years ended December 31, 2013 and 2012 the options totaled 369,939 and 370,339 ranging in price from $8.30 to $15.90.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan

The Corporation provides a Stock Incentive Plan that provides for grants of up to 891,517 stock options.  During 2014 and 2012 approximately 400,000 and 5,600 stock options were granted subject to a five year vesting period in which the options granted will vest ratably annually.  For the year ended December 31, 2013, no shares were granted.  The shares in the plan and the shares granted have been adjusted to reflect the exchange ratio of 0.857 for the second step conversion that occurred in 2012.

On April 23, 2013, shareholders of the Corporation approved the 2013 Equity Incentive Plan.  The Plan provides for grants of up to 467,500 stock options.  As of December 31, 2014, 400,000 option awards have been granted under the 2013 Equity Incentive Plan.

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

The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the year ended December 31, 2014, the Corporation recorded $71,000 in after-tax compensation cost for equity-based awards that vested during the year ended December 31, 2014.  The Corporation has $574,000 of unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2014, which is expected to be recognized over a weighted-average vesting period of approximately 4.4 years.

A summary of the unvested stock awards is as follows:

		Weighted Average Fair Value
	Shares	on Award Date

Unvested at December 31, 2012	17,317	$3.29
Awarded	-	-
Forfeited	400	1.28
Vested	(6,155)	3.25
Unvested at December 31, 2013	11,562	$3.24

		Weighted Average Fair Value
	Shares	on Award Date

Unvested at December 31, 2013	11,562	$3.24
Awarded	400,000	1.56
Forfeited	-	-
Vested	(4,694)	3.67
Unvested at December 31, 2014	406,868	$1.58

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2014, 2013, and 2012 and changes during the year then ended is presented below:

	2014		2013		2012
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding at beginning of year	369,939	$12.80	370,339	$12.80	425,600	$11.10
Stock conversion	-	-	-	-	(60,861)	1.76
Granted	400,000	12.48	-	-	5,600	8.30
Exercised	(10,992)	9.94	-	-	-	-
Forfeited	-	-	(400)	8.30	-	-
Outstanding at end of year	758,947	$12.67	369,939	$12.80	370,339	$12.80

Options exercisable at year-end	363,791	$12.74	359,177	$12.91	353,022	$12.96

Fair value of options granted during the year		$1.56		N/A		$1.28

Weighted average remaining vesting period		4.4 years		1 month		2 months

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

The following information applies to options outstanding at December 31, 2014:
Number outstanding	758,947
Exercise price	$8.30 - $15.90
Weighted-average exercise price	$12.74
Weighted-average remaining contractual life	5.4 years

The following information applies to options outstanding at December 31, 2013:
Number outstanding	369,939
Exercise price	$8.30 - $15.90
Weighted-average exercise price	$12.91
Weighted-average remaining contractual life	1.9 years

The following information applies to options outstanding at December 31, 2012:
Number outstanding	370,339
Exercise price	$8.30 - $15.90
Weighted-average exercise price	$12.96
Weighted-average remaining contractual life	2.9 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2014, and 2012, dividend yield of 2.88% and 3.86%; expected volatility of 14.25% and 24.10%; risk-free interest rates of 2.55% and 1.64%; and expected lives of 10 years. There were no grants during the year ended December 31, 2013.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.       Disclosures about Fair Value of Assets and Liabilities

The estimated fair values of the Company’s financial instruments are as follows:

	2014		2013
	Carrying	Fair	Carrying	Fair
	value	value	value	value
		(In thousands)
Financial assets
Cash and cash equivalents	$42,439	$42,439	$22,112	$22,112
Investment securities	126,999	126,999	153,942	153,942
Mortgage-backed securities	9,400	9,400	12,477	12,591
Loans receivable – net and loans held for sale	337,095	358,500	336,134	362,066
Accrued interest receivable	1,801	1,801	1,971	1,971
Federal Home Loan Bank stock	8,651	8,651	8,651	8,651
	$526,385	$547,790	$535,287	$561,333

Financial liabilities
Deposits	$451,784	$451,165	$469,387	$468,417
Advances from the Federal Home Loan Bank	14,851	15,726	19,261	20,207
Accrued interest payable	58	58	71	71
Advances by borrowers for taxes and insurance	2,651	2,651	2,357	2,357

	$469,344	$469,600	$491,076	$491,052

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

For the years ended December 31, 2014, 2013, and 2012

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

Fair value measurements for certain assets and liabilities recognized in the accompanying statements of financial condition and measured at fair value on a recurring basis:

		Quoted prices
		in active	Significant	Significant
		markets for	other	other
		identical	observable	unobservable
		assets	inputs	inputs
	Total	(Level 1)	(Level 2)	(Level 3)
		(In thousands)

Securities available for sale at December 31, 2014:
U.S. Government agency securities	$125,223	-	$125,223	-
Municipal obligations	1,776	-	1,776	-
Mortgage-backed securities	9,400	-	9,400	-

Securities available for sale at December 31, 2013:
U.S. Government agency securities	$148,349	-	$148,349	-
Municipal obligations	3,015	-	3,015	-
Corporate Securities	2,578	-	2,578	-
Mortgage-backed securities	9,361	-	9,361	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.       Disclosures about Fair Value of Assets and Liabilities (continued)

Fair value measurements for certain assets and liabilities recognized in the accompanying statements of financial condition and measured at fair value on a nonrecurring basis:

		Quoted prices
		in active	Significant	Significant
		markets for	other	other
		identical	observable	unobservable
		assets	inputs	inputs
	Total	(Level 1)	(Level 2)	(Level 3)
		(In thousands)

December 31, 2014:
Real estate acquired through foreclosure	$1,815	-	$1,815	-
Loans held for sale	1,332	-	1,332	-
Impaired loans	15,382	-	15,382	-

December 31, 2013:
Real estate acquired through foreclosure	$3,284	-	$3,284	-
Loans held for sale	703	-	703	-
Impaired loans	16,470	-	16,470	-

The following table presents fair value measurements for the Company’s financial instruments which are not recognized at fair value in the accompanying statements of financial position on a recurring or nonrecurring basis.

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
December 31, 2014:
Financial assets:
Cash and cash equivalents	$42,439	$42,439	$-	$-
Mortgage-backed securities	-	-	-	-
Loans receivable - net	358,500	-	358,500	-
Federal Home Loan Bank stock	8,651	-	8,651	-
Accrued interest receivable	1,801	-	1,801	-
Financial liabilities:
Deposits	451,165	-	451,165	-
Advances from the Federal Home Loan Bank	15,726	-	15,726	-
Advances by borrowers for taxes and insurance	2,651	-	2,651	-
Accrued interest payable	58	-	58	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

17.  Effects of Recent Accounting Pronouncements

We adopted the following accounting guidance in 2014, none of which had a material effect, if any, on our consolidated financial position or results of operations.

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

In June 2014, The FASB issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The amendments in the ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation – Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The effective date is the same for both public business entities and all other entities. We do not expect the adoption of these provisions to have a significant impact on the Company’s consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.       Effects of Recent Accounting Pronouncements (continued)

In June 2014, The FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, which changes the accounting for repurchase-to-maturity transactions and repurchase financing arrangements. It also requires additional disclosures about repurchase agreements and other similar transactions. The amendments in this ASU are effective for public companies for the first interim or annual period beginning after December 15, 2014. In addition, for public companies, the disclosure for certain transactions accounted for as a sale is effective for the first interim or annual period beginning on or after December 15, 2014, and the disclosure for transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. Early application for a public company is prohibited. We do not expect the adoption of these provisions to have a significant impact on the Company’s consolidated financial statements.

In May 2014, The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606. ASU 2014-09 affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We do not expect the adoption of these provisions to have a significant impact on the Company’s consolidated financial statements.

In August, 2014, The FASB issued ASU No. 2014-14, Receivables – Troubled Debt Restructuring by Creditors (Subtopic 310-40). Under certain government-sponsored loan guarantee programs, such as those offered by the Federal Housing Administration (FHA) and the Department of Veterans Affairs (VA), qualifying creditors can extend mortgage loans to borrowers with a guarantee that entitles the creditor to recover all or a portion of the unpaid principal balance from the government if the borrower defaults. The objective of this Update is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs. Currently, some creditors reclassify those loans to real estate as with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments in this ASU are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. We do not expect the adoption of these provisions to have a significant impact on the Company’s consolidated financial statements.

In January 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This ASU simplifies the income statement presentation requirements by eliminating the concept of extraordinary items. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 with early adoption permitted. We do not expect the adoption of this guidance to have any impact on the Company’s consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

18.       Reclassifications

Certain reclassifications have been made to the previous financial statements to conform to the 2014 financial statement presentation. These reclassifications had no effect on the reported net income or retained earnings.

19.       Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31, 2014 and 2013 are shown below.

	December 31, 2014
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$127,607	$7	$2,391	$125,223
Municipal obligations	1,691	85	-	1,776

	$129,298	$92	$2,391	$126,999

	December 31, 2013
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$160,063	$-	$11,714	$148,349
Municipal obligations	3,035	83	103	3,015
Corporate securities	1,920	658	-	2,578

	$165,018	$741	$11,817	$153,942

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of investment securities at December 31, 2014 and 2013, by contractual term to maturity or earliest call date, are shown below.

	December 31,
	2014	2013
	(In thousands)

Less than one year	$19,626	$-
One to five years	22,842	33,882
Five to ten years	81,848	41,376
More than ten years	4,982	87,840
	129,298	163,098
Corporate securities	-	1,920
	$129,298	$165,018

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2014 and 2013 are shown below.

December 31, 2014
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$9,443	$-	$43	$9,400

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

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

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2014 and 2013, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2014	2013
	(In thousands)

Due in one year or less	$1,370	$811
Due in one year through five years	4,032	3,413
Due in five years through ten years	4,041	4,665
Due in more than ten years	-	3,466

	$9,443	$12,355

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

				December 31, 2014
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	holding losses	investments	value	holding losses	investments	value	holding losses
				(Dollars in thousands)
U.S. Government agency securities	-	$-	$-	22	$115,221	$2,391	22	$115,221	$2,391
Municipal obligations	-	-	-	-	-	-	-	-	-
Mortgage-backed securities	1	9,400	43	-	-	-	1	9,400	43

Total temporarily impaired securities	1	$9,400	$43	22	$115,221	$2,391	23	$124,621	$2,434

				December 31, 2013
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	holding losses	investments	value	holding losses	investments	value	holding losses
				(Dollars in thousands)
U.S. Government agency securities	24	$128,462	$9,108	4	$19,887	$2,606	28	$148,349	$11,714
Municipal obligations	1	181	2	1	321	101	2	502	103
Corporate securities	-	-	-	-	-	-	-	-	-
Mortgage-backed securities	10	4,720	36	6	101	1	16	4,821	37

Total temporarily impaired securities	35	$133,363	$9,146	11	$20,309	$2,708	46	$153,672	$11,854

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2014	2013
	(In thousands)

One- to four-family residential	$231,626	$236,236
Multi-family residential	20,501	22,805
Construction	8,327	7,141
Commercial	81,357	72,755
Consumer	921	2,278
	342,732	341,215
Less:
Undisbursed portion of loans in process	4,300	3,157
Deferred loan origination fees	(899)	(476)
Allowance for loan losses	2,236	1,697

	$337,095	$336,837

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE C – LOANS RECEIVABLE (continued)

The recorded investment in loans was as follows as of December 31, 2014:

	One-to four
	Family	Multi-family
	Residential	Residential	Construction		Commercial	Consumer	Total
	(In thousands)
Purchased loans	$64,778	$3,345	$-		$24,580	$133	$92,836
Fair value discount - Credit impaired purchased loans	(972)	(3)	-		(323)	-	(1,298)
Fair value discount – Non-impaired purchased loans	(298)	(26)	-		(113)	(14)	(451)
Purchased loans book value(3)	63,508	3,316	-		24,144	119	91,087
Originated loans (1)	168,118	17,185	8,327	(2)	57,213	802	251,645

Ending balance	$231,626	$20,501	$8,327		$81,357	$921	$342,732

(1)	Includes loans held for sale
(2)	Before consideration of undisbursed Loans-in-process
(3)	Loans purchased in acquisition of First Franklin

The carrying amount of purchased loans consisting of credit-impaired purchased loans and non-impaired purchased loans is shown in the following table as of December 31, 2014.

		Credit
	Non-impaired	Impaired
	Purchased Loans	Purchased Loans
	(In thousands)
One-to-four family residential (1)	$59,478	$4,030
Multi-family residential	2,956	360
Construction	-	-
Commercial	17,815	6,329
Consumer	118	1
Total	$80,367	$10,720

(1)	Includes home equity lines of credit

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE C – LOANS RECEIVABLE (continued)

Activity during 2014 for the accretable discount related to acquired credit impaired loans is as follows:

(In thousands)
Accretable discount at December 31, 2013:	$1,305
Reclass from nonaccretable difference to accretable discount	5,669
Less transferred to other real estate owned	(96)
Less accretion	(673)
Accretable discount at December 31, 2014:	$6,205

The recorded investment in loans was as follows as of December 31, 2014. Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected on purchased impaired loans. If we have probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in cash flows expected to be collected, we first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan, or pool of loans. Estimates of cash flows are impacted by changes in interest rate indices for variable rate loans and prepayment assumptions, both of which are treated as prospective yield adjustments included in interest income. Cheviot Financial’s allowance at December 31, 2014 does not include any credit quality discount related to loans acquired from First Franklin, other than $611,000 for certain one-to-four family residential and nonresidential and commercial real estate loans. Due to uncertainties in the evaluation of allowance for loan loss, it is at least reasonably possible that management’s estimate of the outcome will change within the next year.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013 and 2012

NOTE C – LOANS RECEIVABLE (continued)

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $256.2 million and $263.0 million or 76%, and 78% of the net loan portfolio, at December 31, 2014 and 2013, respectively. Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors. Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectability. The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.2 million and $1.3 million at December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, one new mortgage loan totaling $133,000 and one new home equity line of credit totaling $100,000 was originated to an executive officer. During the year ended December 31, 2013, one new mortgage loan totaling $215,000 and one new home equity line of credit totaling $15,000 was originated to an executive officer. During the year ended December 31, 2013, there were principal disbursements totaling approximately $26,000. During the year ended December 31, 2012, one new mortgage loan was originated to an executive officer totaling $78,000. During the years ended December 31, 2014, 2013 and 2012, there were repayments of approximately $215,000, $195,000 and $148,000, respectively.

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

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled. The Company’s LRA totaled $3.1 million and $2.9 million at December 31, 2014 and 2013, with deferred income of $2.4 million and $2.5 million, respectively. The amount is reported in other assets and as deferred income as an estimate of fair value of amounts to be received and recognized as revenue under the program.

NOTE D - ALLOWANCE FOR LOAN LOSSES

Allowance for Loan Losses

	2014	2013	2012
	(In thousands)

Beginning Balance	$1,697	$2,160	$1,447
Provision for losses on loans	1,024	1,443	1,280
Charge-offs of loans	(562)	(1,937)	(568)
Recoveries	77	31	1
	$2,236	$1,697	$2,160

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

2014	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Allowance for loan losses:

Beginning balance	$1,352	$194	$9	$131	$11	$1,697
Provision	947	15	(2)	64	-	1,024
Charge-offs	(520)	-	-	(39)	(3)	(562)
Recoveries	34	-	-	43	-	77

Ending balance	$1,813	$209	$7	$199	$8	$2,236

Originated loans:
Individually evaluated
for impairment	$238	$-	$-	$7	$-	$245

Purchased loans:
Individually evaluated
for impairment	$135	$-	$-	$-	$-	$135

Originated Loans:
Collectively evaluated
for impairment	$1,005	$209	$7	$151	$8	$1,380

Purchased loans:
Loans acquired with
deteriorated credit quality	$435	$-	$-	$41	$-	476

Loans receivable:

Ending balance	$231,626	$20,501	$8,327	$81,357	$921	$342,732

Ending balance:
Individually evaluated
for impairment	$3,750	$95	$-	$817	$-	$4,662

Ending balance:
Collectively evaluated
for impairment	$223,846	$20,046	$8,327	$74,211	$920	$327,350

Ending balance:
Loans acquired with
deteriorated credit quality	$4,030	$360	$-	$6,329	$1	$10,720

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

2013	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Allowance for loan losses:

Beginning balance	$1,823	$172	$1	$153	$11	$2,160
Provision	1,426	22	8	(14)	1	1,443
Charge-offs	(1,928)	-	-	(8)	(1)	(1,937)
Recoveries	31	-	-	-	-	31

Ending balance	$1,352	$194	$9	$131	$11	$1,697

Originated loans:
Individually evaluated
for impairment	$-	$-	$-	$-	$-	$-

Purchased loans:
Individually evaluated
for impairment	$-	$-	$-	$-	$-	$-

Originated Loans:
Collectively evaluated
for impairment	$939	$194	$9	$131	$11	$1,284

Purchased loans:
Loans acquired with
deteriorated credit quality	$413	$-	$-	$-	$-	$413

Loans receivable:

Ending balance	$236,236	$22,805	$7,141	$72,755	$2,278	$341,215

Ending balance:
Individually evaluated
for impairment	$4,853	$95	$-	$679	$16	$5,643

Ending balance:
Collectively evaluated
for impairment	$228,203	$21,654	$7,141	$65,485	$2,262	$324,745

Ending balance:
Loans acquired with
deteriorated credit quality	$3,180	$1,056	$-	$6,591	$-	$10,827

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of December 31, 2014

Credit Risk Profile by Internally Assigned Grade

Originated Loans at December 31, 2014

	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Grade:
Pass	$165,711	$17,090	$8,327	$56,191	$802	$248,121
Special mention	-	-	-	-	-	-
Substandard	2,407	95	-	1,022	-	3,524
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$168,118	$17,185	$8,327	$57,213	$802	$251,645

Purchased Loans at December 31, 2014

	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total
	(In thousands)
Grade:
Pass	$60,918	$3,316	$-	$20,441	$18	$84,693
Special mention	-	-	-	-	-	-
Substandard	2,590	-	-	3,703	101	6,394
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$63,508	$3,316	$-	$24,144	$119	$91,087

The risk characteristics applicable to each segment of the loan portfolio are described as follows:

One-to Four-Family Residential Mortgage Loans - The Savings Bank originates mortgage loans secured by one- to four-family properties, most of which serve as the primary residence of the owner. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.  Our residential mortgage loans generally have terms from 10 to 30 years and amortize on a monthly basis with principal and interest due each month. Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers refinance or prepay loans at their option without penalty. Our residential mortgage loans customarily contain “due on sale” clauses which permit us to accelerate the indebtedness of the loan upon transfer of ownership in the mortgage property.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Commercial Real Estate Loans and Commercial Business Loans – The Savings Bank originates commercial real estate loans to finance the purchase of real property, which generally consists of land and/or developed real estate. In underwriting commercial real estate loans, consideration is given to the property’s historic and projected cash flow, current and projected occupancy, location, physical condition and credit worthiness of the borrower. Our commercial real estate portfolio is diverse as to borrower and property type.  Commercial real estate lending involves additional risks compared to one- to four-family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.  Commercial real estate loans generally have a higher rate of interest and shorter term than residential mortgage loans because of increased risks associated with commercial real estate lending. We offer commercial real estate loans at adjustable-rates and fixed-rates with a term generally not exceeding 25 years.

The Savings Bank originates commercial business lines of credit and loans, which are secured by non-real estate business assets such as equipment, receivables and inventories.  Commercial business lending generally involves additional risks compared to one- to four-family residential lending because repayment generally depends on the successful operation of the borrowers’ business.  Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy.  Commercial and industrial loans have greater credit risk than one- to four- family residential real estate loans.  Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

Multi-Family Loans – The Savings Bank originates fixed-rate and adjustable rate multi-family real estate loans with amortization schedules of up to 25 years. We generally lend up to 80% of the property’s appraised value. Appraised values are determined by an outside independent appraiser that we designate. In deciding to originate a multi-family loan, we review the creditworthiness of the borrower, the expected cash flows from the property securing the loan, the cash flow requirements of the borrower, the value of the property and the quality of the management involved with the property. We generally obtain the personal guarantee of the principals when originating multi-family real estate loans.  Multi-family real estate lending is generally considered to involve a higher degree of credit risk than one-to four-family residential lending. Such lending may involve large loan balances concentrated on a single borrower or group of related borrowers. In addition, the payment experience on loans secured by income producing properties typically depends on the successful operation of the related real estate project. Consequently, the repayment of the loan may be subject to adverse conditions in the real estate market or the economy generally.

Construction Loans – The Savings Bank originates construction loans for owner-occupied residential real estate, and, to a lesser extent, for commercial builders of residential real estate, improvement to existing structures, new construction for commercial purposes and residential land development.  Construction loans we originate generally provide for the payment of interest only during the construction phase (12 months for single family residential and varying terms for commercial property and land development). At the end of the construction phase, the loan converts to a permanent mortgage loan. Before making a commitment to fund a construction loan, the Savings Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. The Savings Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.  Construction lending generally involves a greater degree of risk than other one- to four-family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of construction. Various potential factors including construction delays or the financial viability of the builder may further impair the borrower’s ability to repay the loan.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Consumer Loans – The Savings Bank offers automobile loans to our customers.  In addition, on a limited basis, we make loans secured by deposit accounts up to 90% of the amount of the depositor’s collected deposit account balance.

The Savings Bank assigns credit risk grades to evaluated loans using grading standards employed by regulatory agencies.  The following are the bank’s internally assigned grades:

Pass - Borrower has acceptable credit with minimal risk or slight chance of loss with any moderate deterioration. In most cases, historical debt service coverage of 1.10x or better for the last three fiscal year ends. Guarantors would provide good personal support, with adequate tangible net worth. Strengths continue to mitigate correctable weaknesses.

Special Mention - Borrower’s credit has potential weaknesses that deserve Management’s close attention. If left uncorrected, these potential weaknesses may, at some future date result in the deterioration of the repayment prospects. Credit is currently protected.  Weaknesses are temporary in nature and should be corrected within a year.  Loans in this risk rating category typically should not have this rating for more than nine to twelve months. If a loan in this category does not improve within the recommended time frame, Management must determine if deterioration is possible that would warrant further downgrades and an exit of the loan from CSB.

Substandard - Credit is inadequately protected by the current sound worth and paying capacity of the obligator or of the collateral pledged. A well-defined weakness exists that jeopardizes the liquidation of the credit. This may include insufficient cash flow or collateral, excessive leverage or a trend in losses. The distinct possibility of some loss exists if deficiencies are not corrected. The credit may be on non-accrual.  In most instances, a Substandard Rating may result in an in-depth collateral analysis.  The Bank is recognizing an elevated risk of loss and upon review of the collateral analysis, if a shortfall is recognized a corresponding reserve or charge-off should be taken.

Doubtful - Credit has all the weakness inherent in a loan classified substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values highly questionable and improbable.  The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage of and strengthen the credit, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation pending, capital injection, perfecting liens on additional collateral or refinancing plans. Credit should be on non-accrual.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Loss - Credits in this grade are considered uncollectable. Credit should be charged off, even though some partial recovery may be recognized in the future. Losses are to be charged off in the period in which they are determined uncollectable.

Age Analysis of Past Due Originated Loans Receivable
As of December 31, 2014
	30-89 Days Past Due	90 Days or more	Total Past Due	Current & Accruing	Nonaccrual	Total Loan Receivables	Recorded Investment 90 Days and Accruing
	(In thousands)
Real Estate:
1-4 family
Residential	$999	$1,317	$2,316	$165,088	$2,031	$168,118	$-
Multi-family	-	95	95	17,090	95	17,185	-
Construction	-	-	-	8,327	-	8,327	-
Commercial	-	143	143	57,051	162	57,213
Consumer	-	-	-	802	-	802	-
Total	$999	$1,555	$2,554	$248,358	$2,288	$251,645	$-

Age Analysis of Past Due Purchased Loans Receivable
As of December 31, 2014

	30-89 Days Past Due	90 Days or More	Total Past Due	Current & Accruing	Nonaccrual	Total Loan Receivables	Recorded Investment 90 Days and Accruing
	(In thousands)
Real Estate:
1-4 family
Residential	$1,846	$1,737	$3,583	$59,518	$2,144	$63,508	$-
Multi-family	-	-	-	3,316	-	3,316	-
Construction	-	-	-	-	-	-	-
Commercial	187	619	806	23,302	655	24,144	-
Consumer	-	-	-	119	-	119	-
Total	$2,033	$2,356	$4,389	$86,255	$2,799	$91,087	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Impaired Loans As of December 31, 2014

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)

Purchased loans with a credit quality discount and no related allowance recorded:
Real Estate:
1-4 family
Residential	$3,977	$3,977	$-	$3,578	$61
Multi-family	360	360	-	708
Construction	-	-	-	-	-
Commercial	6,329	6,329	-	6,460	286
Consumer	1	1	-	1	-
Total	$10,667	$10,667	$-	$10,747	$347
Purchased loans with a credit quality discount and an allowance recorded:
Real Estate:
1-4 family
Residential	$53	$53	$19	$16	$-
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$53	$53	$19	$16	$-
Purchased loans with no credit quality discount and no related allowance recorded:
Real Estate:
1-4 family	$1,080	$1,080	$-	$1,863	$23
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	655	655	-	328	10
Consumer	-	-	-	8	-
Total	$1,735	$1,735	$-	$2,199	$33
Purchased loans with an allowance recorded:
Real Estate:
1-4 family	$639	$639	$113	$263	$12
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$639	$639	$113	$263	$12

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Impaired Loans
	As of December 31, 2014

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)
Originated loans with no related allowance recorded
Real Estate:
1-4 family
Residential	$1,365	$1,365	$-	$1,786	$30
Multi-family	95	95	-	95	-
Construction	-	-	-	-	-
Commercial	115	115	-	397	7
Consumer	-	-	-	-	-
Total	$1,575	$1,575	$-	$2,278	$37

Originated loans with an allowance recorded:
Real Estate:
1-4 family
Residential	$666	$666	$238	$214	$9
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	47	47	7	20	-
Consumer	-	-	-	-	-
Total	$713	$713	$245	$234	$9
Total:
Real Estate:
1-4 family
Residential	$7,780	$7,780	$370	$7,720	$135
Multi-family	455	455	-	803	-
Construction	-	-	-	-	-
Commercial	7,146	7,146	7	7,205	303
Consumer	1	1	-	9	-
Total	$15,382	$15,382	$377	$15,737	$438

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Age Analysis of Past Due Originated Loans Receivable
As of December 31, 2013
							Recorded
							Investment
	30-89 Days	90 Days	Total Past	Current		Total Loan	90 Days and
	Past Due	or More	Due	& Accruing	Nonaccrual	Receivables	Accruing
	(In thousands)
Real Estate:
1-4 family
Residential	$1,915	$2,207	$4,122	$153,761	$2,207	$157,883	$-
Multi-family	-	95	95	15,214	95	15,309	-
Construction	-	-	-	7,141	-	7,141	-
Commercial	-	679	679	45,109	679	45,788	-
Consumer	-	-	-	770	-	770	-
Total	$1,915	$2,981	$4,896	$221,995	$2,981	$226,891	$-

Age Analysis of Past Due Purchased Loans Receivable As of December 31, 2013
							Recorded
							Investment
	30-89 Days	90 Days	Total Past	Current		Total Loan	90 Days and
	Past Due	or More	Due	& Accruing	Nonaccrual	Receivables	Accruing
	(In thousands)

Real Estate:
1-4 family
Residential	$2,221	$3,287	$5,508	$72,845	$3,287	$78,353	$-
Multi-family	56	-	56	7,440	-	7,496	-
Construction	-	-	-	-	-	-	-
Commercial	336	676	1,012	25,955	676	26,967	-
Consumer	10	18	28	1,480	18	1,508	-
Total	$2,623	$3,981	$6,604	$107,720	$3,981	$114,324	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)
	Impaired Loans
	As of December 31, 2013

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)
Purchased loans with a credit quality discount and no related allowance recorded:
Real Estate:
1-4 family
Residential	$3,180	$3,180	$-	$3,556	$192
Multi-family	1,056	1,056	-	1,059	22
Construction	-	-	-	-	-
Commercial	6,591	6,591	-	7,556	436
Consumer	-	-	-	41	-
Total	$10,827	$10,827	$-	$12,212	$650
Purchased loans with a credit quality discount and an allowance recorded:
Real Estate:
1-4 family
Residential	$-	$-	$-	$7	$-
Multi-family	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$-	$-	$-	$7	$-
Purchased loans with no credit quality discount and no related allowance recorded:
Real Estate:
1-4 family	$2,646	$2,646	$-	$2,185	$107
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	16	16	-	28	1
Total	$2,662	$2,662	$-	$2,213	$108

Purchased loans with an allowance recorded:
Real Estate:
1-4 family	$-	$-	$-	$74	$-
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$-	$-	$-	$74	$-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Modifications
As of December 31, 2014

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	8	$2,529	$2,529
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	1	100	100
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
(In thousands)
Troubled Debt Restructurings
That Subsequently Defaulted
Real Estate:
1-4 Family Residential	5	$724
Multi-family Residential	-	-
Construction	-	-
Commercial	1	99
Consumer	-	-

Modifications
As of December 31, 2013

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)
Troubled Debt Restructurings
Real Estate:
1-4 Family Residential	4	$316	$312
Multi-family Residential	-	-	-
Construction	-	-	-
Commercial	4	1,863	1,849
Consumer	-	-	-

	Number of	Recorded
	Contracts	Investment
(In thousands)
Troubled Debt Restructurings
That Subsequently Defaulted
Real Estate:
1-4 Family Residential	-	$-
Multi-family Residential	-	-
Construction	-	-
Commercial	1	754
Consumer	-	-

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

As of December 31, 2014, Cheviot Savings Bank had total troubled debt restructurings of $7.4 million.  There were 37 one- to four-family residential loans totaling $5.5 million in troubled debt restructurings with the largest totaling $1.6 million.  The remaining $1.9 million in troubled debt restructurings consisted of five commercial loans.  During the year ended December 31, 2013, Cheviot Savings Bank had total troubled debt restructurings of $6.0 million. There were 31 one- to four-family residential loans totaling $3.4 million in troubled debt restructurings during the year, with the largest totaling $560,000.  The other $2.2 million in troubled debt restructurings consisted of three commercial loans.  These loans were modified due to short term concessions with no impairment as Cheviot Savings Bank expects to recognize the full amount of the commitment.  Cheviot Savings Bank has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following at December 31:

	2014	2013
	(In thousands)

Land	$2,030	$1,780
Buildings and improvements, including construction-in-progress	12,268	11,933
Furniture and equipment	3,237	3,194
Automobiles	45	45
	17,580	16,952
Less accumulated depreciation	6,152	5,447

	$11,428	$11,505

At December 31, 2014 and 2013, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average
interest rate

	2014	2013
	(In thousands)

NOW accounts
2014 – 0.09%	$87,783
2013 – 0.09%		$86,667
Passbook accounts
2014 – 0.06%	35,841
2013 – 0.08%		35,217
Money market demand deposit
2014 – 0.20%	118,747
2013 – 0.20%		121,268
Total demand, transaction and passbook deposits	242,371	243,152

Certificates of deposit Original maturities of:
Less than 12 months
2014 – 1.96%	48,835
2013 – 2.25%		69,220
12 to 18 months
2014 – 0.53%	57,388
2013 – 0.42%		57,143
24 months – 36 months
2014 – 0.56%	22,339
2013 – 0.65%		30,150
Over 36 months
2014 – 1.74%	80,851
2013 – 1.84%		69,722

Total certificates of deposit	209,413	226,235

Total deposits	$451,784	$469,387

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE F - DEPOSITS (continued)

The Savings Bank had deposit accounts with balances in excess of $250,000 totaling $48.7 million and $46.3 million, including intercompany accounts totaling $7.6 million and $6.3 million, which are eliminated in consolidation at December 31, 2014 and 2013, respectively.  At December 31, 2014 the standard maximum deposit insurance amount was $250,000.

Interest expense on deposits is summarized as follows at December 31:

	2014	2013	2012
	(In thousands)

Passbook savings and money market demand deposits	$263	$273	$428
NOW deposits	73	71	104
Certificates of deposit	2,650	3,278	4,152

	$2,986	$3,622	$4,684

Maturities of outstanding certificates of deposit are summarized as follows at December 31:

	2014	2013
	(In thousands)

Less than six months	$68,592	$61,913
Six months to one year	46,017	47,605
Over one year to three years	67,155	92,283
Over three years	27,649	24,434

	$209,413	$226,235

In the ordinary course of business, the Corporation accepted deposits from officers and directors.  At December 31, 2014 and 2013, total deposits from officers and directors totaled approximately $840,000 and $1.4 million, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2014 and 2013 by pledges of certain residential mortgage loans totaling $18.5 million and $24.1 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

	Maturing
	year ending
Interest rate range	December 31,	2014	2013
(at fixed rates)		(Dollars in thousands)

1.50% - 4.84%	2014	$-	$997
4.31% - 5.36%	2015	573	1,733
4.07% - 5.25%	2016	10,296	10,501
5.27% - 5.35%	2017	406	672
1.38% - 4.18%	2018	1,367	2,092
1.81%	2020	2,209	3,266

		$14,851	$19,261

Weighted-average interest rate		3.72%	3.64%

The borrowings require principal payments as follows:

	2014	2013

One year or less	$5,580	$2,047
Over one year through three years	9,271	14,334
Over three years through five years	-	2,880
Over five years	-	-

	$14,851	$19,261

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE H - FEDERAL INCOME TAXES

Federal income tax on earnings differs from that computed at the statutory corporate tax rate for years ended December 31, 2014, 2013, and 2012 as follows:

	2014	2013	2012
	(Dollars in thousands)

Federal income taxes at statutory rate	$1,504	$630	$1,555
Increase (decrease) in taxes resulting primarily from:
Stock compensation	33	8	(28)
Nontaxable interest income	(42)	(39)	(39)
Cash surrender value of life insurance	(158)	(164)	(277)
Other	7	(14)	7

Federal income taxes per financial statements	$1,344	$421	$1,218

Effective tax rate	30.4%	22.7%	26.6%

The composition of the Corporation’s net deferred tax asset at December 31 is as follows:

	2014	2013
Taxes (payable) refundable on temporary differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$759	$575
Deferred compensation	82	88
Stock benefit plans	166	173
Merger related transaction costs	118	118
Net operating loss carryforward	771	1,475
Reserve for uncollected interest	101	180
Real estate owned	205	811
Fair market value adjustments	929	898
Unrealized losses on securities available for sale	796	3,724
AMT credit carryforward	305	-
Other	54	4
Total deferred tax assets	4,286	8,046

Deferred tax liabilities:
Deferred loan origination costs	(540)	(401)
Federal Home Loan Bank stock dividends	(1,749)	(1,749)
Fixed asset basis difference	(570)	(529)
Mortgage servicing rights	(405)	(439)

Total deferred tax liabilities	(3,264)	(3,118)

Net deferred tax asset	$1,022	$4,928

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE H - FEDERAL INCOME TAXES (continued)

The Corporation was allowed a special bad debt deduction. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2014 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2014 was approximately $1.0 million.

The Corporation’s principal temporary differences between financial income and taxable income result mainly from different methods of accounting for Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, stock benefit plans and fair value adjustments arising from the First Franklin acquisition.  The Corporation has approximately $2.3 million of operating losses to carryforward for the next 18 years.  These loss carryforwards are subject to the Internal Revenue Code section 382 limitations which allow approximately $1.1 million of the losses on an annual basis to offset current year taxable income.

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

At December 31, 2014, the Corporation had three outstanding commitments to originate variable-rate loans with an interest rate range of 2.50% - 3.75% for $569,000 and secured by one- to four-family residential real estate.  At December 31, 2014, the Corporation had twelve outstanding commitments to originate fixed-rate loans with an interest rate range of 3.00% - 4.63% for $1.2 million and secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans and commercial lines of credit totaling $27.4 million and $27.6 million at December 31, 2014 and 2013, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2014 and 2013, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE I – COMMITMENTS & CONTINGENCIES (continued)

The Corporation had lease obligations on three of its branch facilities and one land lease.  The lease obligations totaling $579,000 expire by 2022 with renewable terms.

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  During 2014, the Savings Bank entered into a one year extension.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $276,000.

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

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE J - REGULATORY CAPITAL (continued)

	As of December 31, 2014
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Tier 1 capital to risk-weighted Assets	$77,752	24.5%	≥$ 12,679	≥4.0%	≥$19,019	≥6.0%

Tangible capital	$77,752	13.9%	≥$ 8,567	≥1.5%	NA	NA

Core capital	$77,752	13.9%	≥$22,845	≥4.0%	≥$28,556	≥5.0%

Risk-based capital	$79,988	25.2%	≥$25,358	≥8.0%	≥$31,698	≥10.0%

	As of December 31, 2013
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Tier 1 capital to risk-weighted Assets	$77,209	24.7%	≥$ 12,495	≥4.0%	≥$18,743	≥6.0%

Tangible capital	$77,209	13.5%	≥$ 8,766	≥1.5%	NA	NA

Core capital	$77,209	13.5%	≥$23,377	≥4.0%	≥$29,221	≥5.0%

Risk-based capital	$78,899	25.3%	≥$24,991	≥8.0%	≥$31,239	≥10.0%

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

For the years ended December 31, 2014, 2013, and 2012

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014, 2013, and 2012:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
For the years ended December 31, 2014 and 2013
(In thousands)

ASSETS	2014	2013

Cash in Cheviot Savings Bank	$7,584	$6,253
Cash and due from banks	40	101
Loan receivable - ESOP	1,326	1,384
Investment in Cheviot Savings Bank	87,025	80,523
Investment securities available for sale – at fair value	-	2,578
Prepaid federal income taxes	90	211
Deferred federal income taxes	118	-

Total assets	$96,183	$91,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$1	$17
Deferred federal income taxes	-	106
Total liabilities	1	123

Common stock	220	76
Additional paid-in capital	55,827	57,215
Shares acquired by stock benefit plans	(1,470)	(1,574)
Retained earnings	43,151	42,439
Accumulated comprehensive loss,
Unrealized losses on securities available for sale, net of tax effects	(1,546)	(7,229)

Total shareholders’ equity	96,182	90,927

Total liabilities and shareholders’ equity	$96,183	$91,050

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION  (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
For the years ended December 31, 2014, 2013, and 2012
(In thousands)

	2014	2013	2012

Income
Interest income	$10	$97	$15
Gain on sale of investment securities	795	-	-
Equity in earnings of Cheviot Savings Bank	2,785	1,584	3,614
Total income	3,590	1,681	3,629

General, administrative and other expense	367	327	408

Earnings before federal income tax expense (benefits)	3,223	1,354	3,221

Federal income tax expense (benefits)	144	(78)	(134)

Net earnings	$3,079	$1,432	$3,355

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION  (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2014, 2013, and 2012
(In thousands)

	2014	2013	2012

Cash flows provided by (used in) operating activities:
Net earnings for the year	$3,079	$1,432	$3,355
Equity in undistributed earnings of Cheviot Savings Bank	(2,785)	(1,546)	(3,534)
Amortization of expense related to stock benefit plans	(14)	419	362
Gain on sale of investment securities	(795)	-	-
Dividend from Cheviot Savings Bank	2,600	1,583	3,000
Increase (decrease) in cash due to changes in
Prepaid expenses and other assets	-	737	(504)
Accounts payable and other liabilities	(16)	10	(48)
Prepaid federal income taxes
Current	121	(78)	(575)
Deferred	-	-	-
Net cash provided by (used in) operating activities	2,190	2,557	2,056

Cash flows provided by (used in) investing activities:
Purchase of corporate securities	-	(1,920)	-
Proceeds from sale of investment securities	2,715	-	-
Capital investment in Cheviot Savings Bank	-	-	(16,616)
Net cash flows provided by (used in) investing activities	2,715	(1,920)	(16,616)

Cash flows provided by (used in) financing activities:
Stock option expense, net	71	23	22
Stock options exercised	(33)	-	-
Common stock repurchased	(1,450)	(8,581)	-
Common stock issued	144	-	-
Proceeds for stock offering, net of costs	-	-	22,133
Shares acquired for stock benefit plans	-	-	(1,496)
Dividends paid	(2,367)	(2,437)	(2,351)
Net cash provided by (used in) financing activities	(3,635)	(10,995)	18,308

Net increase in cash and cash equivalents	1,270	(10,358)	3,748

Cash and cash equivalents at beginning of year	6,354	16,712	12,964

Cash and cash equivalents at end of year	$7,624	$6,354	$16,712

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2014 and 2013.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2014:	(In thousands, except per share data)

Total interest income	$4,579	$4,573	$4,629	$4,653
Total interest expense	827	868	905	920

Net interest income	3,752	3,705	3,724	3,733
Provision for losses on loans	214	255	355	200
Net interest income after provision for loan losses	3,538	3,450	3,369	3,533
Other income	961	923	935	1,044
General, administrative and other expense	3,278	3,062	3,574	3,416

Earnings before income taxes	1,221	1,311	730	1,161
Federal income taxes	385	410	203	346

Net earnings	$836	$901	$527	$815

Earnings per share:
Basic and diluted	$.13	$.14	$.08	$.12

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2013:	(In thousands, except per share data)

Total interest income	$4,689	$4,682	$4,860	$5,081
Total interest expense	1,003	1,065	1,103	1,160

Net interest income	3,686	3,617	3,757	3,921
Provision for losses on loans	518	585	285	55
Net interest income after provision for loan losses	3,168	3,032	3,472	3,866
Other income	701	511	542	947
General, administrative and other expense	3,425	3,578	3,696	3,687

Earnings before income taxes	444	(35)	318	1,126
Federal income taxes	89	(56)	53	335

Net earnings	$355	$21	$265	$791

Earnings per share:
Basic and diluted	$.06	$.00	$.04	$.11

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

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

Goodwill is not amortized but is tested for impairment when indicators of impairment exist, or at least annually, to determine the reasonableness of the recorded amount. During the year ended December 31, 2014, the Company adopted the provisions of FASB ASC 2011-08, Intangibles – Goodwill and Other (Topic 350), which provides the option to first qualitatively assess whether current events or changes in circumstances lead to a determination that it is more likely than not (defined as a likelihood of more than 50 percent) that the fair value of the reporting unit is less than its carrying amount. Absent such determination, the Company does not need to apply the traditional two-step goodwill impairment test. If the Company does need to proceed to the two-step goodwill impairment test, an impairment loss is recognized in earnings only when the carrying amount of goodwill is less than its implied fair value. The Corporation did not recognize any impairment during the period ended December 31, 2014.  The carrying amount of the goodwill at December 31, 2014 was $10.3 million.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives.  Such lives are also periodically reassessed to determine if any amortization period adjustments are required.  During the year ended December 31, 2014, no such adjustments were recorded.  The identifiable intangible asset consists of a core deposit intangible which is being amortized on an accelerated basis over the useful life of such asset. The gross carrying amount of the core deposit intangible at December 31, 2014 was $1.3 million with $907,000 in accumulated amortization as of that date.

As of December, 31, 2014, the current year and estimated future amortization expense for the core deposit intangible was:

	2015	$116
	2016	110
	2017	110
	2018	55
Total		$391

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the years ended December 31, 2014, 2013, and 2012

NOTE N – SUBSEQUENT EVENTS

Retirement of Directors or Certain Officers; Appointment of Certain Officers

On February 3, 2015, Thomas J. Linneman, the President and Chief Executive Officer of the Corporation  and the Savings Bank, retired from these positions effective February 6, 2015.

In connection with this retirement, on February 3, 2015, the Bank and Mr. Linneman entered into a severance agreement (the “Agreement”), which includes non-competition, non-solicitation and confidentiality provisions and a full and final release of claims, under which the Bank will pay Mr. Linneman a total of $765,330 in one or more payments on or before the 30th day following his retirement, and the Bank will pay Mr. Linneman’s additional medical and dental premiums for 18 months.

The compensation is paid in exchange for Mr. Linneman’s performance of his obligations under the Agreement, for the termination of his employment agreement, dated February 18, 2014, and his resignation from the Boards of Directors of the Company and Bank.

In connection with Mr. Linneman’s retirement, Mark Reitzes, age 54, a member of the Board of Directors of the Bank and the Company, will serve as President and Chief Executive Officer on an interim basis, effective February 6, 2015. Mr. Reitzes previously had a 22-year career with The Huntington National Bank where he had served most recently as President of the Southern Ohio/Kentucky Region. Subsequent to serving at Huntington National Bank, Mr. Reitzes worked with and consulted for Brandicorp, Inc. as the Chief Operating Officer. Prior to that, Mr. Reitzes worked with KPMG LLP, the Office of Thrift Supervision, and Sunrise Savings Bank.

Dividend

On February 17, 2015, Cheviot Financial Corp. announced a quarterly dividend of $0.09 per share to shareholders of record March 13, 2015.  The dividend will be paid March 31, 2015.

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Robert L. Thomas	Mark T. Reitzes	Mark T. Reitzes
Chairman of the Board,	President and Chief	President and Chief
R&R Quality Meats	Executive Officer	Executive Officer
and Catering

Mark T. Reitzes	Scott T. Smith	Jeffrey J. Lenzer
President and Chief	Chief Financial Officer	Vice President, Operations
Executive Officer	(principal financial officer
	and principal accounting	Kevin M. Kappa
James E. Williamson	officer)	Vice President, Compliance
Executive Secretary,
Retired District Administrator		Steven D. Schlagbaum
of Oak Hills Local		Vice President, Lending
School District
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary		(principal financial officer
of Hawkstone Associates		and principal accounting
officer)

Steven R. Hausfeld		Thomas A. Gerdes
CPA/Owner		Vice President, Commercial
Steven R. Hausfeld, CPA		Lending

J. David Rosenberg
Senior Partner
Keating Muething & Klekamp PLL

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 28, 2015 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The NASDAQ Capital Market under the symbol “CHEV.”

As of March 4, 2015, there were 6,745,590 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 1,124 registered holders of record.

On October 15, 2013, the Corporation amended the authorization of a stock repurchase plan.  Under this program the Corporation is authorized to repurchase 341,845 shares constituting 5% of the outstanding shares of common stock.  As of December 31, 2014, the Corporation had repurchased 127,000 shares at an average price of $11.37.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

Quarter Ended	High	Low	Dividend paid

March 31, 2014	$10.65	$10.17	$0.09
June 30, 2014	$12.46	$10.26	$0.09
September 30, 2014	$12.85	$12.33	$0.09
December 31, 2014	$14.21	$12.33	$0.09

March 31, 2013	$11.47	$9.34	$0.09
June 30, 2013	$11.94	$10.91	$0.09
September 30, 2013	$11.49	$10.37	$0.09
December 31, 2013	$11.25	$9.78	$0.09

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Computershare
3723 Glenmore Avenue	P.O. Box 30170
Cincinnati, Ohio 45211	College Station, TX 77842-3170
(513) 661-0457	(800) 368-5948
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman, PC
1 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1200	Suite 780
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

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

- 88 -